Exhibit 10.13

AMENDED AND RESTATED TERM LOAN

AND

SECURITY AGREEMENT

GOLUB CAPITAL LLC
(AS AGENT)

WITH

BOOT BARN, INC.
(AS BORROWER),

BOOT BARN HOLDING CORPORATION
(AS PARENT HOLDCO),

AND

THE LENDERS PARTY HERETO FROM TIME TO TIME (AS LENDERS)

April 15, 2014

GOLUB CAPITAL LLC acting as Sole Bookrunner

i

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List of Exhibits and Schedules

Exhibits

Exhibit 1.2(a)	Compliance Certificate
Exhibit 2.4	Term Note
Exhibit 6.10(a)	Intellectual Property Security Agreement
Exhibit 7.12	Joinder Agreement
Exhibit 8.1(s)	Intercreditor Agreement
Exhibit 9.3	Environmental Compliance Certificate
Exhibit 15.3	Assignment Agreement

Schedules

Schedule 1.2(a)	Permitted Encumbrances
Schedule 1.2(b)	Permitted Holders
Schedule 2.4(a)	Term Loan Commitments
Schedule 4.5	Equipment and Inventory Location
Scheduled 4.15(c)	Locations of Loan Parties
Schedule 4.15(h)(2)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Taxes and Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Matters
Schedule 5.28	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 5.30	Other Environmental Matters
Schedule 5.31	Insurance
Schedule 7.8	Indebtedness
Schedule 7.10	Transactions with Affiliates
Schedule 7.11	Management Fees
Schedule 8.1(a)	Restatement Effective Date Loan Documents

AMENDED AND RESTATED TERM LOAN

AND SECURITY AGREEMENT

This Amended and Restated Term Loan and Security Agreement, dated as of April 15, 2014, is entered into by and among BOOT BARN, INC., a corporation organized under the laws of the State of Delaware (“Boot Barn” and collectively with each other Person joined as a party to this Agreement as a “Borrower” in accordance with Section 7.12 hereof, and all of their respective permitted successors and assigns, “Borrower”), BOOT BARN HOLDING CORPORATION, a corporation organized under the laws of the State of Delaware (“Parent Holdco”), the financial institutions which are now or which hereafter become a party hereto (collectively, “Lenders” and individually, a “Lender”) and GOLUB CAPITAL LLC, as agent (in such capacity, “Agent”) for Lenders and as sole bookrunner, with reference to the following facts:

RECITALS

A.                                    Borrower, certain of the Loan Parties, Agent and certain of the Lenders (the “Existing Lenders”) are parties to a Term Loan and Security Agreement dated as of May 31, 2013 (as amended by the First Amendment, and as further amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

B.                                    Borrower has requested, and Agent and certain of the Lenders have agreed to make an additional term loan to Borrower, upon and subject to the terms and conditions set forth in this Agreement to, among other things, (i) fund a portion of a cash dividend to be made to Parent Holdco not later than April 22, 2014 in an amount not to exceed $40,000,000, the proceeds of which Parent Holdco shall promptly distribute to its direct and indirect equityholders (the “Restatement Effective Date Dividend”), (ii) pay a portion of the costs and expenses of the Restatement Effective Date Transactions, including, without limitation, costs and expenses required to be paid pursuant to Section 3.4(b), and any other costs and expenses (including the Restatement Effective Date Bonus Payments (as defined below)) related to the transactions contemplated by this Agreement and the Other Documents.

C.                                    Parent Holdco, Borrower, Agent and the Lenders desire to amend and restate in its entirety the Existing Credit Agreement, without constituting a novation, all on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and undertakings herein contained, Borrower, Parent Holdco, Lenders and Agent hereby agree to amend and restate the Existing Credit Agreement, without constituting a novation, as follows:

I.                                        DEFINITIONS.

1.1                               Accounting Terms.  As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, that if Borrower notifies Agent that Borrower requests an amendment to Section 6.3 to eliminate or appropriately adjust for the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Agent notifies Borrower that Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision is amended to eliminate or adjust for the effect of any such change in accordance herewith.  Notwithstanding the foregoing, for purposes of calculating the financial covenants and the covenants set forth in this Agreement, (a) no effect shall be given to FAS 141R or any subsequent codification thereof, and (b) any change to GAAP requiring leases which were previously classified as operating leases to be treated as capitalized leases shall be ignored for the purpose of determining Indebtedness hereunder and such leases shall continue to be treated as operating leases for such purposes consistent with GAAP as in effect on the date hereof.

1.2                               General Terms.  For the purpose of this Agreement, the following terms shall have the following respective meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise. Notwithstanding the foregoing, the term “Affiliate” shall exclude Agent, any Lender, Freeman Spogli, and each portfolio company of Freeman Spogli (other than Borrower, Parent Holdco or any other Loan Party) or any purchaser of subordinated debt.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Amended and Restated Term Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, all as amended, supplemented or replaced from time to time.

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including, with respect to any Collateral located in Canada, the PPSA.

“Approved Fund” shall mean any Fund that is administered, managed, advised or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment Agreement” shall mean a document in the form of Exhibit 15.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Loans under this Agreement.

“Base Rate” shall mean, for any day, a floating rate equal to the greater of (x) the higher of (i) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases quoting a prime rate of the type described, either (a) the per annum rate quoted as the base rate on such corporate loans in a different national publication as reasonably selected by Agent or (b) the highest per annum rate of interest published by the Federal Reserve in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum and (y) the sum of (a) the LIBOR Rate calculated for each such day based on an Interest Period of one (1) month determined two (2) Business Days prior to the first day of the then current month (but in no event less than one and one quarter percent (1.25%) per annum) plus (b) one percent (1.0%) per annum.  Each change in any interest rate provided for in this Agreement based upon the Base Rate shall take effect at the time of such change in the Base Rate.

“Base Rate Loan” shall mean any Loan that bears interest based upon the Base Rate.

“Baskins” shall mean Baskins Acquisition Holdings, LLC, a Delaware limited liability company.

“Boot Barn” shall have the meaning set forth in the preamble to this Agreement.

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrowing Base Party” shall have the meaning set forth in the PNC Credit Agreement.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey or Chicago, Illinois and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean, with respect to any Person for any period, the aggregate of all expenditures for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one (1) year and which are required to be capitalized under GAAP, including the total principal portion of Capital Lease Obligations and excluding any portion of Capital Expenditures made to replace or restore assets to the extent financed by (a) insurance proceeds paid on account of loss or damage to any assets of such Person, (b) awards of compensation arising in connection with an eminent domain or condemnation proceeding, (c) made as a reinvestment of proceeds pursuant to Section 2.21 or (d) to the extent the same would otherwise be treated as Capital Expenditures, consideration paid in a Permitted Acquisition.

“Capital Financing Indebtedness” shall mean, as of any date of determination, Indebtedness (other than the Obligations, but including Capital Lease Obligations), incurred at the time of, or within 120 days after, the acquisition, purchase, construction, improvement or remodel (in each case, other than pursuant to a Permitted Acquisition) of any PP&E for the purpose of financing all or any part of the acquisition, purchase, construction, improvement or remodeling cost thereof; provided, that any such PP&E shall be sufficiently identified as the subject of such Capital Financing Indebtedness.

“Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Restatement Effective Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of Borrower to a Person who is not the Original Owner or a Person, directly or indirectly, controlled by Freeman Spogli, (b) any merger or consolidation of or with Borrower or sale of all or substantially all of the property or assets of Borrower or sale or transfer of all of the Equity Interests of Borrower to a Person who is not the

Original Owner or a Person, directly or indirectly, controlled by Freeman Spogli, (c) Freeman Spogli ceases to own and control, directly or indirectly, at least seventy-five percent (75%) of the outstanding Equity Interests of Parent Holdco owned by Freeman Spogli on the Original Closing Date or Freeman Spogli ceases to own, directly or indirectly, a majority of the voting Equity Interests of Parent Holdco, (d) in one or more transactions, any Person (or such Person and its Affiliates) other than Freeman Spogli acquires the ability to elect a majority of the board of directors or equivalent governing body of Parent Holdco, or (e) except in connection with a merger or consolidation permitted under Section 7.1, Borrower fails to own at any time one hundred percent (100%) of the Equity Interests of any of its Subsidiaries.  For purposes of this definition, “control of Borrower” shall mean the power, direct or indirect (x) to vote 50% or more of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of Borrower or (y) to direct or cause the direction of the management and policies of Borrower by contract or otherwise.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the PBGC or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Affiliates.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include, subject to the exclusions specified in Section 4.1, in each case with respect to Borrower or any Guarantor granting a lien on the following assets in favor of Agent:

(a)                                 all Receivables;

(b)                                 all Equipment;

(c)                                  all General Intangibles;

(d)                                 all Inventory;

(e)                                  all Investment Property;

(f)                                   all Real Property;

(g)                                  all Subsidiary Stock;

(h)                                 all of such Person’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of such Person’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to such Person from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of such Person’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by such Person, all real and personal property of third parties in which such Person has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which such Person has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and such Person;

(i)                                     all of such Person’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by such Person or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e) or (f) of this Paragraph; and

(j)                                    all proceeds and products of (a), (b), (c), (d), (e), (f) and (g) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

“Commitment Percentage” of any Lender shall mean the Original Closing Date Term Loan Commitment Percentage or the Restatement Effective Date Term Loan Commitment Percentage, as applicable, of such Lender.

“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) the U.S. Justice Department, and (g) U.S. Securities and Exchange Commission.

“Compliance Certificate” shall mean a certificate in substantially the form of Exhibit 1.2(a) hereto, duly executed by the President, Chief Financial Officer or Controller of Parent Holdco and delivered to Agent, appropriately completed.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Condemnation Event” shall mean any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of any property or assets of a Person, or confiscation of such property or assets or the requisition of the use of such property or assets.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies (including, without limitation, Hart-Scott-Rodino clearance) and other third parties, domestic or foreign, necessary to carry on Borrower’s business or necessary (including to avoid a breach under any material agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement and the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of a Person that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Net Interest Expense” shall mean, with respect to any Person for any period, (a) Interest Expense (excluding interest paid-in-kind) of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP, less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedge Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedge Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedge Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Controlled Group” shall mean, at any time, Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“Copyright” shall mean all of the following (whether now owned or hereafter acquired by a Loan Party):  copyrights, copyright registrations and other works protectable by copyright registration, including the copyright registrations and recordings thereof and all applications in connection therewith listed on Schedule 5.9 attached hereto and made a part hereof, and (i) all restorations, reversions, renewals, reissues, continuations or extensions thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof and (iv) all of such Person’s rights corresponding thereto throughout the world.

“Covered Entity” shall mean (a) each Loan Party, each Loan Party’s Subsidiaries, all pledgors of Collateral, and (b) each Person which, directly or indirectly, is in control of the Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the, direct or indirect, (x) ownership of, or power to vote, 25% or more of the issued and outstanding Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Credit Card Agreements” shall mean all agreements now or hereafter entered into by and between any Borrowing Base Party and any Credit Card Issuer or Credit Card Processor, as the same may now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Issuer” shall mean any Person who issues or whose members issue credit cards or debit cards used by Customers of any Borrowing Base Party to purchase goods, including, without limitation, Discover, MasterCard, VISA and American Express.

“Credit Card Notices” shall mean those certain notices, each in form and substance reasonably satisfactory to Agent in its Permitted Discretion, issued at the time and in the manner set forth in Section 4.15(h) pursuant to which such Credit Card Issuers and Credit Card Processors are notified of Agent’s security interest in all amounts due to the Borrowing Base Parties under any Credit Card Agreement and the collateral assignment by such Borrowing Base Parties to Agent of the right to collect and receive such amounts and are directed to make all such payments to the bank account set forth therein, which bank account shall be the subject of a deposit account control agreement in form and substance reasonably satisfactory to Agent.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment with respect to Credit Card Receivables from a Credit Card Issuer and other procedures with respect to any sales transactions of a Borrowing Base Party involving credit card or debit card purchases by Customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” shall mean all Receivables consisting of the present and future rights of a Borrowing Base Party to payment by Credit Card Issuers or Credit Card Processors for merchandise sold and delivered to Customers of such Borrowing Base Party who have purchased such goods using a credit card or a debit card issued by a Credit Card Issuer.

“Current Assets” at a particular date, for any Person, shall mean all accounts and inventory of Borrower and all other items (except cash and cash equivalents) which would, in conformity with GAAP, be included under current assets on a balance sheet of such Person as at such date; provided, however, that such amounts shall not include (a) any amounts for any Indebtedness owing by an Affiliate of such Person, unless such Indebtedness arose in connection with the sale of goods or rendition of services in the Ordinary Course of Business and would otherwise constitute current assets in conformity with GAAP, (b) any Equity Interests issued by an Affiliate of such Person, or (c) the cash surrender value of any life insurance policy.

“Current Liabilities” at a particular date, for any Person, shall mean all amounts, other than Indebtedness payable within twelve (12) months which would, in conformity with GAAP, be included under current liabilities on a balance sheet of such Person, as at such date, but in any event including the amounts of all accruals for federal or other taxes measured by income payable within a twelve (12) month period.

“Customer” shall mean and include the account debtor (including Credit Card Processors and Credit Card Issuers) with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into any contract or other arrangement with a Borrowing Base Party, pursuant to which such Borrowing Base Party is to deliver any Inventory or perform any services.

“Customs” shall have the meaning set forth in Section 2.11(b) hereof.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall have the meaning set forth in Section 2.23(a) hereof

“Designated Lender” shall have the meaning set forth in Section 15.2(b) hereof.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is six (6) months after the last day of the Term (other than to the extent mandatorily redeemable by the holder thereof upon the occurrence of a contingent event within a Loan Party’s control) in cash, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time prior to the date which is six (6) months after the last day of the Term or (c) provides for scheduled payments or the payment of cash dividends or distributions prior to the date that is six (6) months after the last day of the Term.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Holding Company” shall mean any Domestic Subsidiary that is disregarded as an entity separate from its owner for U.S. federal income tax purposes and either (i) substantially all of its assets consist of Equity Interests of one or more Foreign Subsidiaries that are “controlled foreign corporations” (as defined in Section 957(a) of the Code) or (ii) a significant portion of its assets consist of Equity Interests in one or more Foreign Subsidiaries that are “controlled foreign corporations” as so defined and the direct or indirect pledge of more than sixty-six and two-thirds percent (66 2/3%) of the Equity Interests in such Foreign Subsidiaries, in the reasonable judgment of Borrower, would result in a materially adverse tax consequence to Borrower or its Affiliates.

“Domestic Subsidiary” is any Subsidiary other than a Foreign Subsidiary.

“Drawing Date” shall have the meaning set forth in Section 2.12(b) hereof.

“EBITDA” shall mean, with respect to any Loan Party for any specified period: (a) the Consolidated Net Income of Borrower and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of Borrower and its Subsidiaries, on a consolidated basis, in each case, to the extent deducted in determining Consolidated Net Income of Borrower and its Subsidiaries for such period, the sum of: (i) Consolidated Net Interest Expense, plus (ii) depreciation and amortization and other non-cash charges (including any (A) non-cash charges relating to employee equity incentive programs, (B) non-cash charges attributable to inventory revaluations as a result of the Transactions or any Permitted Acquisition and (C) non-cash write-offs relating to impairment of assets), all in accordance with GAAP, plus (iii) net income tax expense, to the extent a positive number (including franchise and foreign withholding taxes and any state business, unitary, gross receipts or similar tax), to the extent deducted in the calculation of Consolidated Net Income, plus (iv) payment-in-kind interest, plus (v) proceeds from business interruption insurance for loss of income (whether or not such loss of income was deducted in determining Consolidated Net Income), plus (vi) Pre-Opening Costs, plus (vii) amortized or deferred financing fee expenses to the extent not included in Consolidated Net Interest Expense, plus (viii) straight line non-cash rent adjustment to the extent rent expense included in Consolidated Net Income exceeds the applicable cash rent payments, plus (ix) [reserved], plus (x) expenses and charges (including premiums, discounts and Hedge Agreement settlement and termination costs) in such period attributable to any debt financings or refinancings, equity offerings, mergers, recapitalizations, acquisitions, investments, option buyouts, dispositions or similar transactions in an amount not to exceed $2,000,000 per fiscal year, provided that any such expenses and charges shall have been incurred prior to or no later than 180 days following the consummation of the applicable transaction, plus (xi) commencing on March 31, 2014, extraordinary or non-recurring losses not to exceed $500,000 in the aggregate or as otherwise approved by Agent, plus (xii) restructuring expenses and charges, plus (xiii) net income tax charges, plus (xiv) losses from discontinued operations not to exceed $500,000 per fiscal year, plus (xv) non-cash expenses relating to the Boot Barn Rewards Program, plus (xvi) the principal amount received from Permitted Freeman Spogli Investments (other than in respect of an Equity Cure for a Capex Covenant Default), plus (xvii) any earnout or other similar deferred purchase price payment obligations incurred in connection with a Permitted Acquisition, plus (xviii) non-recurring transaction costs, fees and expenses, including the Restatement Effective Date Bonus Payments, fees paid under the Restatement Effective Date Transaction Documents and costs and expenses incurred in negotiating the Restatement Effective Date Transaction Documents, incurred with respect to the Restatement Effective Date Transactions, in each case incurred prior to the Restatement Effective Date or within 90 days after the Restatement Effective Date, and minus (c) without duplication, (i) extraordinary or non-recurring gains, (ii) net income tax benefits, (iii) gains from discontinued operations and (iv) straight line non-cash rent adjustment to the extent cash rent payments exceed the applicable rent expense included in Consolidated Net Income.  Notwithstanding the foregoing: (x) it is agreed that quarterly EBITDA for the fiscal quarter ended June 29, 2013 shall be $7,259,869, quarterly EBITDA for the fiscal quarter ended September 28, 2013 shall be $6,603,834, quarterly EBITDA for the fiscal quarter ended December 28, 2013 shall be $20,281,482 and quarterly EBITDA for the fiscal quarter ended March 29, 2014 shall be $10,018,806; and (y) for purposes of this definition, EBITDA shall be determined on a pro forma basis to give effect to (i) any Permitted Acquisitions (computed utilizing the provisions of this definition together with adjustments reflecting anticipated cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or expected to be taken (which cost savings or synergies shall be subject to certification by a responsible officer of the Borrower and shall be calculated on a pro forma basis), in each case to the extent quantifiable and demonstrable and supported by a quality of earnings report prepared by an accounting firm reasonably acceptable to Agent, and in form and substance reasonably acceptable to Agent); provided, that the aggregate amount of adjustments reflecting such anticipated cost savings and synergies in any four fiscal quarter period shall not exceed ten percent (10%) of EBITDA for such period calculated prior to giving effect to such adjustments and (ii) any divestitures by Borrower or any of its Subsidiaries of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person occurring during any period, in each case, as if such transaction had occurred on the first day of such period.

“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the date of the execution of such Swap if this Agreement or any Other Document is then in effect with respect to such Loan Party, and otherwise it shall be the date of execution and delivery of this Agreement and/or such Other Document(s) to which such Loan Party is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Environmental Authority” shall have the meaning set forth in Section 9.3(b) hereof.

“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.

“Environmental Laws” shall mean all Applicable Laws relating to the environment, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment, preservation or reclamation of natural resources and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Environmental Liabilities” shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Substance whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” shall mean all permits, licenses, authorizations, certificates, approvals, registrations or other written documents required by any Governmental Body under any Environmental Laws.

“Equipment” shall mean and include all of Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Cure” has the meaning set forth in Section 10.23 hereof.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Excess Cash Flow” for any fiscal period shall mean EBITDA of the Loan Parties and their Subsidiaries on a consolidated basis for such fiscal period minus Unfinanced Capital Expenditures made by Borrower during such fiscal period and minus cash Interest Expense for such fiscal period, determined in accordance with GAAP minus taxes actually paid in cash by Parent Holdco and its Subsidiaries during such fiscal period minus cash payments of principal made by Parent Holdco and its Subsidiaries during such fiscal period with respect to Indebtedness of Parent Holdco and its Subsidiaries scheduled to be paid during such fiscal period minus Unfinanced Permitted Acquisition Expenses for such fiscal period paid in cash plus decreases in Working Capital of Parent Holdco and its Subsidiaries for such fiscal period minus increases in Working Capital of Parent Holdco and its Subsidiaries for such fiscal period plus any purchase price adjustments (other than working capital adjustments) or indemnity payments received by Parent Holdco or any of its Subsidiaries in cash (excluding any such indemnity payments or purchase price adjustments in respect of an obligation, liability or damage that has resulted, or is reasonably likely to result, in a cash expenditure to a third party with respect to the underlying claim for which such purchase price adjustment or indemnity payment arose (including Capital Expenditures and related retail investments in connection with replacement locations for which landlord consents are not obtained)) under the Purchase Agreement or any acquisition document pertaining to a Permitted Acquisition plus interest income received in cash for such period to the extent deducted from Consolidated Net Income in the calculation of EBITDA plus extraordinary gains for such period which are cash items deducted from Consolidated Net Income in the calculation of EBITDA minus extraordinary losses for such period which are cash items added back to Consolidated Net Income in the calculation of EBITDA minus Pre-Opening Costs added back to Consolidated Net Income in the calculation of EBITDA minus cash Transaction costs to the extent added back to Consolidated Net Income in the calculation of EBITDA minus all non-cash adjustments added back to Consolidated Net Income in the calculation of EBITDA minus any amounts included in EBITDA attributable to the target of a Permitted Acquisition and that accrue prior to the closing date of such Permitted Acquisition minus severance expenses actually incurred and paid in cash and added back to Consolidated Net Income in the calculation of EBITDA minus expenses and charges (including premiums, discounts and Hedge Agreement settlement and termination costs) in such period attributable to any debt financings or refinancings, equity offerings, mergers, recapitalizations, acquisitions, investments, option buyouts, dispositions or similar transactions in an amount not to exceed $2,000,000 per fiscal year, in each case, to the extent added back to Consolidated Net Income in the calculation of EBITDA minus any earnout or other similar deferred purchase price payment obligations incurred in connection with a Permitted Acquisition to the extent added back to Consolidated Net Income in the calculation of EBITDA minus non-recurring cash costs,  fees and expenses (including the Restatement Effective Date Bonus Payments) incurred in connection with the Restatement Effective Date Transactions and cash costs, fees and expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the Other Documents to be delivered on the Restatement Effective Date, or incurred within 90 days following the Restatement Effective Date, in each case, to the extent (i) added back to Consolidated Net Income in the calculation of EBITDA and (ii) not funded with the proceeds of the Restatement Effective Date Term Loans or cash proceeds of Permitted Equity Issuances that are not Permitted Freeman Spogli Investments.

“Exchange Act” shall have the mean the Securities Exchange Act of 1934, as amended.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Loan Party, each of its Swap Obligations if, and to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation (or the guaranty of such Swap Obligation, or the grant by such Loan Party of a security interest in the Collateral to secure such Swap Obligation) is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap.  Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall only include the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender or Issuer, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.11(a)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(e), (d) Taxes attributable to the failure of the Agent to properly maintain the Register and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall have the meaning ascribed to such term in the Recitals.

“Existing Lenders” shall have the meaning ascribed to such term in the Recitals.

“Existing Other Documents” shall have the meaning ascribed to such term in Section 15.21.

“Existing PNC Credit Agreement” shall mean that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of December 12, 2011 (as amended and in effect prior to the Original Closing Date).

“Existing Term Loan” shall have the meaning ascribed to such term in Section 2.4(a).

“Existing Term Loan Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, published by the Federal Reserve Bank of New York on the preceding Business Day or, if no such rate is so published, the average rate per annum, as determined by Agent, quoted for overnight Federal Funds transactions last arranged prior to such day.

“Fee Letter” shall mean the fee letter dated as of May 8, 2013 by and between Borrower and the Agent.

“First Amendment” shall mean the First Amendment to Loan and Security Agreement dated as of September 23, 2013 among Borrower, the other Loan Parties, Agent and the Lenders party thereto.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is organized or incorporated in the United States or any State or territory thereof.

“Freeman Spogli” means Freeman Spogli & Co., LLC, a Delaware limited liability company and all Affiliates thereof from time to time, other than the Loan Parties.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons (other than another Loan Party).

“Funding Account” shall have the meaning set forth in Section 4.15(h).

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.  Notwithstanding any other provision contained herein, (i)

all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 6.5 shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financing Accounting Standard or FASB Accounting Standards Codification™ having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value,” (ii) no effect shall be given to FAS 141R or any subsequent codification thereof, and (iii) any change to GAAP requiring leases which were previously classified as operating leases to be treated as capitalized leases shall be ignored for the purpose of determining Indebtedness hereunder and such leases shall continue to be treated as operating leases for such purposes consistent with GAAP as in effect on the date hereof.

“GC-Cap” shall mean Golub Capital LLC, a Delaware limited liability company.

“General Intangibles” shall mean and include all of Borrower’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, Patents, equipment formulations, manufacturing procedures, quality control procedures, Trademarks, trade secrets, goodwill, Copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Acts” shall have the meaning set forth in Section 2.17.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranteed Indebtedness” shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is made and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof; provided that if such obligation is limited in recourse against a specific asset, the amount of such Guaranteed Indebtedness shall be calculated as the lesser of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported and the fair market value of such asset.

“Guarantor” shall mean Parent Holdco, RCC, Baskins and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations, and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement” shall mean the Pledge and Security Agreement executed by Parent Holdco, RCC and Baskins, jointly and severally, in favor of Agent, dated as of the Original Closing Date, and any other security agreement executed by any Guarantor in favor of Agent securing the Guaranty of such Guarantor, in form and substance reasonably satisfactory to Agent.

“Guaranty” shall mean any guaranty of the Obligations (or any portion thereof) executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance reasonably satisfactory to Agent.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or other applicable Environmental Laws, now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Agreement” shall mean any interest rate, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedge Liabilities” shall mean the liabilities of any Loan Party or Subsidiary thereof pursuant to any Lender Provided Interest Rate Hedge or Lender-Provided Foreign Currency Hedge.

“Indebtedness” shall mean, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, but excluding accounts payable incurred in the Ordinary Course of Business that are unsecured and not overdue by more than 120 days or being Properly Contested, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, but such amounts, not to exceed $1,000,000 in the aggregate, shall be excluded in calculations (including related definitions) of the Financial Covenants in Section 6.3, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the rate of 10%) of future rental payments under all synthetic leases, (f) obligations (the amount of which, as of any date of determination, shall be the net termination value thereof on such date of determination) under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, (g) [reserved], (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, the amount of such Indebtedness to be limited to the lesser of the fair market value of the encumbered property or assets and the amount of the Indebtedness secured by such Lien, (i) “earnouts” and similar payment obligations that have been earned in full as of such date and are not contingent, (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interests in such Person or any other Person, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (k) the Obligations.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Intellectual Property” shall mean property constituting under any Applicable Law a Patent, Copyright, Trademark, trade secret or license or other right to use any of the foregoing.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of the Original Closing Date by and between Agent and the Revolver Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, including, without limitation, as amended and reaffirmed on the Restatement Effective Date.

“Interest Coverage Ratio” shall mean as of any date of determination thereof the ratio of (a) EBITDA for the trailing four-fiscal-quarter period ending on such date to (b) Interest Expense

(net of interest income) for the trailing four-fiscal-quarter period ending on such date.  Notwithstanding the foregoing, for purposes of calculating the Interest Coverage Ratio for the fiscal quarters ending nearest to June 30, 2014, September 30, 2014 and December 31, 2014, Interest Expense (net of interest income) shall be annualized (“Annualized Interest Expense”) during such fiscal quarters such that (i) for the calculation of the Interest Coverage Ratio as of the last day of the fiscal quarter ending nearest to June 30, 2014, Annualized Interest Expense for the fiscal quarter then ending will be multiplied by four (4), (ii) for the calculation of the Interest Coverage Ratio as of the last day of the fiscal quarter ending nearest to September 30, 2014, Annualized Interest Expense for the two fiscal quarter period then ending will be multiplied by two (2) and (iii) for the calculation of the Interest Coverage Ratio as of the last day of the fiscal quarter ending nearest to December 31, 2014, Annualized Interest Expense for the three fiscal quarter period then ending will be multiplied by four (4) and then divided by three (3).

“Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP and without duplication, the total interest expense of such Person, with respect to such Person and its Subsidiaries, on a consolidated basis, for such period whether paid or accrued during such period (including the interest component of Capitalized Lease Obligations for such period), including, without limitation, interest expense paid to Affiliates of such Person, discounts in connection with the sale of any Receivables and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments.  For purposes of this definition, Interest Expense shall be determined on a pro forma basis to give effect to any Permitted Acquisitions occurring during any period as if such transaction and any Indebtedness incurred or assumed by Parent Holdco or any Subsidiary in connection with such Permitted Acquisition (and assuming all Indebtedness so incurred or assumed to be outstanding shall be deemed to have borne interest (a) in the case of fixed rate Indebtedness, at the rate applicable thereto or (b) in the case of floating rate Indebtedness, at the rates which were or would have been applicable thereto during the period when such Indebtedness was or was deemed to be outstanding) had, in each case, occurred on the first day of such period.

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b).

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Borrower or its Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Inventory” shall mean and include, with respect to any specified Person, all of such Person’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Person’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investment Property” shall mean and include all of Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Law(s)” shall mean any law(s) (including common law and equitable principles), federal, state and foreign constitutions, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, judgment, authorization or approval, lien or award of or any settlement arrangement with any Governmental Body or arbitrator, directives and orders of any Governmental Body, in each case, whether, foreign or domestic, state, federal or local.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.  For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities) is owed.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender and with respect to which Agent confirms in writing prior to the execution thereof: (a) is documented in a standard International Swap Dealer Association Agreement; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.  The liabilities to the provider of any Lender-Provided Foreign Currency Hedge are part of the Hedge Liabilities of the Loan Party or Subsidiary that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Loan Party except to the extent constituting Excluded Hedge Liabilities of such Person (subject to the final sentence of the definition of Excluded Hedge Liabilities).

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which Agent confirms in writing prior to the execution thereof: (a) is documented in a standard International Swap Dealer Association Agreement; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.  The liabilities to the provider of any Lender-Provided Interest Rate Hedge are part of the Hedge Liabilities of the Loan Party or Subsidiary that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Loan Party except to the extent constituting Excluded Hedge Liabilities of such Person (subject to the final sentence of the definition of Excluded Hedge Liabilities).  The Liens securing such Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“LIBOR Rate” shall mean for each Interest Period a rate of interest determined by Agent equal to (a) the Base LIBOR Rate for such Interest Period, divided by (b) 100% minus the daily Reserve Percentage.  “Base LIBOR Rate” means the greater of (a) one and one quarter percent

(1.25%) per annum, and (b) the rate per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) two (2) LIBOR Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.  “Reserve Percentage” means, on any day, the maximum percentage prescribed by the Federal Reserve Board (or any successor governmental authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”), but so long as no Lender is required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” shall mean an Loan at any time that bears interest based on the LIBOR Rate.

“License Agreement” shall mean any agreement between Borrower and a Licensor pursuant to which Borrower is authorized to use any Intellectual Property, other than off the-shelf software, in connection with the manufacturing, marketing, sale or other distribution of any Inventory of Borrower or otherwise in connection with Borrower’s business operations.

“Licensor” shall mean any Person from whom Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent, by which Agent is given the unqualified right, vis-a-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of Borrower’s Inventory with the benefit of any Intellectual. Property applicable thereto, irrespective of Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance reasonably satisfactory to Agent.

“Loans” shall mean the Existing Term Loan and the Restatement Effective Date Term Loan and, as the context may require, any portion of any or all of the foregoing.

“Loan Parties” shall mean Borrower and the Guarantors collectively, and “Loan Party” shall mean Borrower or any Guarantor individually.

“Material Adverse Effect” shall mean a material adverse effect on (i) the condition (financial or otherwise), operations, assets or properties of the Loan Parties (taken as a whole), (ii) Borrower’s consolidated ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (ii) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Liens or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Modified Assignment Agreement” shall have the meaning set forth in Section 15.3(d).

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor entity thereof.

“Mortgages” shall mean any mortgage, deed of trust or other such agreement or instrument granting a Lien on any Real Property of Borrower or any Guarantor, together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements of or with respect to any of the foregoing.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA which is subject to Title IV of ERISA and to which any Loan Party or member of the Controlled Group is obligated to contribute.

“Non-Qualifying Loan Party” shall mean any Loan Party that fails for any reason to qualify as an Eligible Contract Participant.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), evidenced by this Agreement and the Other Documents (including, without limitation, Hedge Liabilities), whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument and all amounts payable under Section 15.5 or Section 15.9 and all payment, performance and observance obligations of Loan Parties to Agent or Lenders under this Agreement and the Other Documents.  Notwithstanding anything to the contrary contained in the foregoing (but subject to the final sentence of the definition of Excluded Hedge Liabilities), as to each Loan Party, the Obligations shall not include any Excluded Hedge Liabilities of such Person.

“Ordinary Course of Business” shall mean, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with, or reasonably related to, past practice or otherwise related or complementary thereto, and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in this Agreement or any Other Document.

“Original Closing Date” shall mean May 31, 2013.

“Original Closing Date Term Loan Commitment” shall mean the aggregate commitments of all Lenders to make the Existing Term Loan, which aggregate commitment was $100,000,000.00 on the Original Closing Date.

“Original Closing Date Term Loan Commitment Percentage” shall mean the percentage set forth opposite such Lender’s name under the heading “Original Closing Date Term Loan Commitment Percentage” on Schedule 2.4(a) hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 15.3(c) or 15.3(d) hereof.

“Original Owner” shall mean Parent Holdco.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Documents” shall mean the Term Notes (if any), the Perfection Certificate, the Credit Card Notices, the Fee Letter, the Supplemental Fee Letter, the Guaranty, any Guarantor Security Agreement, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge, the Mortgages (if any), the Intercreditor Agreement and any and all other agreements, instruments, notes and documents, including guaranties, pledges, security agreements, control agreements, powers of attorney, consents, interest or currency swap agreements or other similar agreements heretofore, now or hereafter executed by Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Other Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.11(a)).

“Parent” of any Person shall mean a corporation or other Person owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.

“Parent Holdco” shall have the meaning set forth in the preamble to this Agreement.

“Participant” shall have the meaning set forth in Section 15.3(b)(i) of this Agreement.

“Participant Register” shall have the meaning set forth in Section 15.3(b)(ii) of this Agreement.

“Patent” shall mean all of the following (whether now owned or hereafter acquired by Borrower): discoveries and ideas, whether patentable or not, and all issued patents and patent applications, including the patents and patent applications listed on Schedule 5.9 attached hereto and made a part hereof, and (i) all reissues, continuations, continuations-in-part, substitutes, extensions or renewals thereof and improvements thereon, (ii) all income, royalties, damages and payments now and hereafter due and/or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, and (iv) all of Borrower’s rights corresponding thereto throughout the world.

“Payment Office” shall mean initially 150 S. Wacker Drive, Suite 800, Chicago, Illinois 60606 and thereafter, such other office of Agent, if any, which it may designate by notice to Borrower and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Perfection Certificate” shall mean the Perfection Certificate, dated as of the Original Closing Date, executed by Parent Holdco, Borrower, RCC and Baskins and provided to Agent.

“Permitted Acquisition” means an acquisition by Borrower or a Guarantor that either (x) is (i) of all or substantially all of the assets, a line of business or division or the Equity Interests of any Person engaged in a business which is substantially related to that of Borrower and its Subsidiaries or (ii) a Real Estate Acquisition, provided, that, in the case of each of (i) and (ii), (a) the total consideration (including, without limitation, assumed Indebtedness (on a net of cash basis), cash, debt securities, purchase price adjustments, earnouts or other similar deferred purchase price payment obligations or other property, but excluding any portion of such consideration consisting of Equity Interests of Topco or funded with cash proceeds of Permitted Equity Issuances that are not Permitted Freeman Spogli Investments) for all such acquisitions after the Original Closing Date does not exceed $35,000,000 in the aggregate, (b) in the event that the total consideration (including, without limitation, assumed Indebtedness (on a net of cash basis), cash, debt securities, purchase price adjustments, earnouts or other similar deferred purchase price payment obligations or other property, but excluding any portion of such consideration consisting of Equity Interests of Topco or funded with cash proceeds of Permitted Equity Issuances that are not Permitted Freeman Spogli Investments) for any single acquisition exceeds $20,000,000, the prior written consent of the Agent shall be required, (c) all such acquisitions are approved by the board of directors and stockholders, if required, of the acquiree and are not otherwise hostile, (d) either the Person acquired shall be or become a Subsidiary organized under the laws of a jurisdiction in, or substantially all of the assets, line of business or division acquired shall be located within, the United States or Canada, (e) in the case of an acquisition of Equity Interests, Borrower or one or more Guarantors shall have beneficial ownership of all of the Equity Interests of the Person acquired, (f) both immediately prior, and after giving effect, to any such proposed acquisition no Default or Event of Default shall have occurred and be continuing or would result therefrom, (g) both immediately prior, and after giving effect, to any such proposed acquisition, Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.5 on a pro forma basis after giving effect to such acquisition, recomputed for the twelve (12) month period ending on the last day of the fiscal month most recently ended, (h) the Total Leverage Ratio, calculated on a pro forma basis after giving effect to such acquisition (using Funded Debt calculated as of the date of consummation of such acquisition and after giving effect thereto), does not exceed the lesser of (i) 4.25 to 1.00 and (ii) the Total Leverage Ratio financial covenant level set forth in Section 6.5(b) for the fiscal quarter ending on, or most recently prior to, the date of consummation of such acquisition, less 0.25, (i) except for a Real Estate Acquisition, EBITDA of the Person acquired for the most recent trailing twelve month period prior to the acquisition date for which financial statements are available, after giving pro forma effect to such acquisition (reflecting demonstrable and quantifiable cost savings and synergies to be realized within 12 months after such acquisition, which cost savings and synergies are set forth in a quality of earnings report prepared by an accounting firm reasonably acceptable to Agent, and in form and substance reasonably acceptable to Agent, or as otherwise consented to by Agent), shall be equal to or greater than zero, (j) after giving effect to such acquisition, the Borrower and its Subsidiaries shall have Undrawn Availability of not less than the greater of (i) $15,000,000 or (ii) 20% of the Maximum Revolving Advance Amount (as defined in the PNC Credit Agreement) and (k) such acquisition is a “Permitted Acquisition” under the PNC Credit Agreement; or (y) both the Agent and the Revolving Agent have agreed in writing constitutes a Permitted Acquisition.  Compliance with all of the foregoing provisions (other than with respect to a Permitted Acquisition described in clause (iii) above) shall be confirmed by a certificate of a responsible officer of Borrower.  Borrower shall give Agent and Lenders 15 days’ (or such lesser time period as Agent may agree) prior written notice of each such proposed acquisition, and together with such notice and also on the date of consummation of such proposed acquisition, Borrower shall furnish Agent and the Lenders with the other items required by this definition, financial statements (for the three prior years, if available), projections revised to give effect to the proposed Permitted Acquisition, an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such acquisition) and, at the request of the Agent, such other information and documents (including, without limitation, the Other Documents required by Section 6.6), certificates, Lien searches, resolutions and opinions that the Agent may request in its Permitted Discretion, including, without limitation and to the extent available, final or substantially final drafts of the respective material agreements, documents or instruments pursuant to which such acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith.  Agent shall promptly undertake a review of such information and shall expeditiously inform the Borrower as to whether the required criteria has been satisfied.  Within a reasonable time following the consummation of such acquisition, Borrower shall deliver to the Agent copies of executed counterparts of each of the material documents with respect to such acquisition.

“Permitted Consignment Sale” means a sale of Inventory by Borrower to a third party on a consignment basis, provided that: (a) the aggregate value of all such Inventory sold by Borrower on consignment at any time shall not exceed $250,000; and (b) Borrower shall have filed a valid UCC-1 financing statement covering the consigned Inventory in the relevant filing office under the Uniform Commercial Code applicable to the consignee and, if applicable, notified any creditor of the consignee with a security interest in the Inventory of the consignee of Borrower’s rights as consignee with respect to such Inventory.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured lender) business judgment.

“Permitted Disposition” shall mean (a) the sale of Inventory and Equipment in the Ordinary Course of Business; (b) Permitted Consignment Sales; (c) Permitted Investments, (d) the disposition or transfer of (i) damaged, obsolete, surplus or worn-out property in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than $250,000 or (ii) the assets (involving Inventory) at closed retail locations, in each case only to the extent the proceeds of any such disposition are remitted to Agent to be applied, or reinvested by such Person, in either case, pursuant to Section 2.21 or remitted to the Revolver Agent or the Agent to be applied pursuant to the terms of the Intercreditor Agreement; (e) the sale, transfer, conveyance, assignment or disposition (i) by any Loan Party or Subsidiary thereof to Borrower or a Borrowing Base Party and any Borrowing Base Party to another Borrowing Base Party, (ii) by any Loan Party to any other Loan Party; provided, that, if only one of such Loan Party’s is a Borrowing Base Party, the Borrowing Base Party shall be the recipient entity, (iii) by any Subsidiary of a Loan Party to any Loan Party or Domestic Subsidiary thereof, (iv) by any Foreign Subsidiary to another Foreign Subsidiary, or (iv) by any Domestic Subsidiary that is not a Loan Party to any other Domestic Subsidiary that is not a Loan Party; (f) sales, transfers, conveyances, assignments or dispositions solely to effectuate a merger or consolidation permitted pursuant to Section 7.1; (g) the licensing and sublicensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business; (h) to the extent permitted by Section 6.10, the lapse of registered patents, trademarks and other intellectual property of a Loan Party or Subsidiary thereof; (i) the granting of Permitted Encumbrances; (j) subject to the terms of Section 4.11, any involuntary loss or condemnation, damage or destruction of property and any disposition of any such damaged property to any insurer with respect thereto in settlement of any claim by the applicable Loan Party or Subsidiary thereof to the extent required by the applicable insurance policy; (k) dispositions of assets acquired by the Loan Parties and their Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition in an aggregate amount not to exceed $500,000 for each such Permitted Acquisition; (l) sales or other dispositions of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary of Borrower in order to qualify members of the governing body of such Foreign Subsidiary if required by Applicable Law; and (m) other sales, transfers, conveyances, assignments or dispositions of assets (excluding Equity Interests) have a fair market value not in excess of $250,000 during any fiscal year.

“Permitted Encumbrances” shall mean:

(a)                                 Liens in favor of Agent for the benefit of Agent and Lenders, including without limitation, Liens securing Hedge Liabilities;

(b)                                 Liens for Taxes, assessments or other governmental charges not delinquent or being Properly Contested;

(c)                                  Liens disclosed in the financial statements referred to in Section 5.5;

(d)                                 deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

(e)                                  deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(f)                                   Liens arising by virtue of the rendition, entry or issuance against Borrower or any Subsidiary, or any property of Borrower or any Subsidiary, of any judgment, writ, order, or decree so long as such does not constitute an Event of Default under Section 10.6;

(g)                                  Liens of (i) Landlords’, carriers’, mechanics’, workers’, materialmen’s, warehousemen’s, repairmen’s or other like Liens arising under Applicable Law in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; and (ii) the Liens granted to each of MSW Promenade, L.P., TX-SW #1, LP, Ambassador Way Associates, LP and Bluecap, Ltd. pursuant to the leases entered with such Persons by a Loan Party, as such leases exist on the Original Closing Date with such amendments and modifications thereto as are permitted under this Agreement so long as either (A) subject to Section 6.11, such Liens are subordinated to Agent’s Liens pursuant to a Lien Waiver Agreement or (B) the Revolver Agent has received the reporting required under Section 9.2(a) of the PNC Credit Agreement and, at the election of the Revolver Agent, implemented a reserve with respect to such Lien in an amount determined by the Revolver Agent in its Permitted Discretion;

(h)                                 Liens or interests of lessors under Capital Leases to the extent that such Liens or interests secure Capital Financing Indebtedness; provided that (i) such Lien attaches only to the asset purchased, acquired, constructed, improved or remodeled and the proceeds thereof, and (ii) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases shall not exceed the amount provided for in clause (iii) of Section 7.8;

(i)                                     other Liens incidental to the conduct of Borrower’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or Lenders’ rights in and to the Collateral or the value of Borrower’s property or assets or which do not materially impair the use thereof in the operation of Borrower’ s business;

(j)                                    Liens disclosed on Schedule 1.2(a); provided that such Liens shall secure only those obligations which they secure on the Restatement Effective Date (and extensions, renewals and refinancings of such obligations permitted by Section 7.8) and shall not subsequently apply to any other property or assets of Borrower;

(k)                                 Easements, rights of way, zoning, covenants, conditions and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Loan Party or any Subsidiary of any Loan Party;

(l)                                     Liens arising from (i) precautionary UCC financing statements in respect of leases of goods permitted by this Agreement or in respect of trade show or special event consignment arrangements, in each case to the extent that such Liens attach only to such leased property or consigned goods, and (ii) non-consensual filings of any financing statement under the Uniform Commercial Code or any comparable law which the Loan Parties are making commercially reasonable efforts to terminate or remove (promptly after the earlier to occur of (x) receipt of a written request thereto from the Agent and (y) any Loan Party becoming aware of the existence of such non-consensual filing);

(m)                             Liens held by creditors of consignees of Inventory of Borrower in connection with Permitted Consignment Sales by Borrower;

(n)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods in the Ordinary Course of Business so long as such Liens attach only to the imported goods;

(o)                                 Good faith pledges on deposits (not otherwise covered in clause (d) above) made in the ordinary course of business to secure new construction of business locations of the Borrower and its Subsidiaries; and

(p)                                 to the extent having the priority provided for in the Intercreditor Agreement and securing only the amount permitted thereunder, Liens securing the Revolving Loan Facility.

“Permitted Equity Issuances” means, collectively, (a) Permitted Freeman Spogli Investments and (b) any sale or issuance for cash of any Equity Interests (other than Disqualified Equity Interests) to the Permitted Holders.

“Permitted Freeman Spogli Investment” shall mean the purchase by Freeman Spogli, the Permitted Holders or any of their Affiliates of additional Equity Interests of Topco (or any such entity’s making of a loan or advance to Topco), the net cash proceeds of which shall be used by Topco to purchase additional Equity Interests (other than Disqualified Equity Interests) of, or make an unsecured loan or advance to (which unsecured loan shall be on terms satisfactory to Agent, in its reasonable discretion, in all respects and subordinated in right of payment to the Obligations pursuant to a written subordination agreement satisfactory to the Agent, in its reasonable discretion, in all respects), Parent Holdco to be similarly invested into Borrower in connection with the exercise of an Equity Cure pursuant to Section 10.23.

“Permitted Holders” shall mean the persons listed on Schedule 1.2(b) hereto and their respective Affiliates, successors and assigns and the officers, directors, employees and consultants of any Loan Party.

“Permitted Investment” shall have the meaning set forth in Section 7.4.

“Permitted Subordinated Debt” shall mean unsecured Indebtedness incurred from, or provided by, a Person who is not an Affiliate of any Loan Party which is on terms satisfactory to Agent, in its reasonable discretion, in all respects and subordinated in right of payment to the Obligations pursuant to a written subordination agreement satisfactory to the Agent, in its reasonable discretion, in all respects.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan but not any Multiemployer Plan), maintained for employees of a Loan Party or any such Plan to which a Loan Party is required to contribute on behalf of any of its employees.

“PNC” means PNC Bank, National Association

“PNC Credit Agreement” means that certain Second Amended and Restated Revolving Credit and Security Agreement dated as of the Original Closing Date, by and among Borrower, Parent Holdco, PNC Bank, National Association, as agent for the Lenders (as defined therein) thereunder and such Lenders, as amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted under the terms of this Agreement.

“PNC Revolving Facility” means the revolving credit facility provided by PNC and the other lenders thereunder pursuant to the terms of the PNC Credit Agreement.

“PP&E” shall mean Property, Plant and Equipment as such term is defined in accordance with GAAP.

“PPSA” shall mean the Personal Property Security Act as in effect from time to time in any province or territory of Canada applicable to any Collateral.  References to sections of the PPSA shall be construed to also refer to any successor sections.

“Pre-Opening Costs” means expenses incurred with respect to the acquisition, opening and organizing of new Stores of the Loan Parties to the extent not prohibited by this Agreement, such costs including, but not limited to, the cost of feasibility studies, staff-training and recruiting, and travel costs for employees engaged in such start-up activities; provided, however, that (a) such Pre-Opening Costs are incurred within ninety (90) days before the opening of the applicable new Store, and (b) the aggregate amount of such Pre-Opening Costs does not exceed an average of $150,000 with respect to each single location or $2,500,000 in the aggregate for all locations during any fiscal year.

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith and in the case of Indebtedness to or Liens in favor of a Governmental Body, by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the nonpayment of such Indebtedness is not reasonably likely to have a Material Adverse Effect; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes or other statutory Liens that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Purchase Agreement” shall mean that certain Membership Interest Purchase Agreement dated as of May 9, 2013 by and among Borrower, Baskins, CGP Baskins, LLC, as the Sellers’ Representative (as defined therein) (the “Seller Representative”), and each of the members of Baskins that are Sellers (as defined therein) (“Sellers”), as amended by (i) the First Amendment to Purchase Membership Interest Purchase Agreement, dated as of May 13, 2013, by and among Borrower, Seller Representative and Sellers and (ii) that certain Second Amendment to Membership Interest Purchase Agreement, dated as of May 26, 2013, by and among Borrower, Seller Representative and Sellers.

“Purchase Documents” shall mean, collectively, the Purchase Agreement and all other agreements, documents and instruments entered into in connection therewith (excluding, in any event, the Revolving Loan Documents, this Agreement and the Other Documents).

“Purchasing CLO” shall have the meaning set forth in Section 15.3(d) hereof. “Purchasing Lender” shall have the meaning set forth in Section 15.3(c) hereof.

“Qualified ECP Loan Party” shall mean each Loan Party that (a) has total assets exceeding $10,000,000 on the Eligibility Date, or (b) such other Person as is qualified to give a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A(v)(II) of the CEA.

“RCC” shall mean RCC Western Stores, Inc., a South Dakota corporation.

“RCC Acquisition” shall mean the purchase by Borrower of all of the issued and outstanding shares of common stock of RCC pursuant to the RCC Purchase Agreement.

“RCC Purchase Agreement” shall mean the Stock Purchase Agreement dated as of August 7, 2012 by and among Borrower, RCC, the stockholders of RCC party thereto, and Robert Hoover as the representative of such stockholders.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Estate Acquisition” shall mean the acquisition of all or substantially all of the assets, a line of business or division, or the Equity Interests, of any Person solely or primarily for the purpose of acquiring its real property assets, whether fee interests or leaseholds, and assets and rights incidental or appurtenant thereto, to the extent that no more than ten (10) real estate locations are so acquired in any one such acquisition.

“Real Property” shall mean all real property now or hereafter owned or leased by Borrower or any Guarantor.

“Receivables” shall mean and include, as to Borrower, all of Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, Credit Card Receivables and all other forms of obligations owing to Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Recipient” means the Agent and any Lender (including, as applicable, any Participant).

“Register” shall have the meaning set forth in Section 15.3(e).

“Related Transaction Documents” shall mean the Purchase Documents and the Revolving Loan Documents.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives a written inquiry from a Governmental Body, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations constituting actual or possible violations of any Anti-Terrorism Law.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder with respect to a Pension Benefit Plan for which the requirement of thirty (30) days’ notice has not been waived under the regulations of the PBGC as in effect on the date of this Agreement.

“Repricing Debt” shall have the meaning set forth in the definition of “Repricing Event” below.

“Repricing Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.

“Repricing Event” shall mean (i) any prepayment or repayment of a Term Loan with the proceeds of, or any conversion of such loans into, any new or replacement tranche of term loans bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to such Term Loan (as such comparative rates are reasonably determined by Agent) (“Repricing Debt”), other than such prepayments or repayments in connection with (x) an initial public offering of Equity Interests of Topco, WW Holding Corporation or Parent Holdco or (y) a sale of Topco, WW Holding Corporation, Parent Holdco or Borrower or all or substantially all of their respective assets, in the case of each of the foregoing clauses (x) and (y), constituting a Change of Control and (ii) any amendment that, directly or indirectly, reduces the “effective” interest rate applicable to a Term Loan (in each case in (i) and (ii), with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity).

“Required Lenders” shall mean, subject to Section 2.23, Lenders holding more than fifty percent (50%) of the aggregate outstanding principal balance of the Loans of all Lenders.

“Restatement Effective Date” shall mean the date on which all conditions precedent to the effectiveness of this Agreement set forth in Section 8.1 shall have been satisfied.

“Restatement Effective Date Adjusted EBITDA” shall mean $44,163,991.

“Restatement Effective Date Bonus Payments” shall mean the payment of bonuses to employees and directors who are holders of vested options on or prior to April 22, 2014 in an aggregate amount not to exceed $1,500,000 plus any payroll tax and similar obligations payable in connection therewith.

“Restatement Effective Date Dividend” shall have the meaning ascribed to such term in the Recitals.

“Restatement Effective Date Term Loan” shall have the meaning ascribed to such term in Section 2.4(a).

“Restatement Effective Date Term Loan Commitment” shall mean the aggregate commitments of certain Lenders to make the Restatement Effective Date Term Loan, which aggregate commitment shall be $30,750,000.00 on the Restatement Effective Date

“Restatement Effective Date Term Loan Commitment Percentage” shall mean the percentage set forth opposite such Lender’s name under the heading “Restatement Effective Date Term Loan Commitment Percentage” on Schedule 2.4(a) hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 15.3(c) or 15.3(d) hereof.

“Restatement Effective Date Transaction Documents” shall mean, collectively, (a) that certain Second Amendment to Second Amended and Restated Revolving Loan and Security Agreement dated as of the Restatement Effective Date by and among the Borrower, the other Loan Parties party thereto, PNC, as agent for the Lenders (as defined therein) and such Lenders party thereto, (b) the Other Documents (as defined in the PNC Credit Agreement) entered into on or about the Restatement Effective Date, (c) this Agreement and (d) the Other Documents entered into on or about the Restatement Effective Date.

“Restatement Effective Date Transactions” shall mean the funding of the Restatement Effective Date Term Loan, the funding of any amounts under the Revolving Loan Documents on the Restatement Effective Date, the payment of the Restatement Effective Date Dividend, the Restatement Effective Date Bonus Payments and the other transactions consummated in connection with the foregoing.

“Restricted Payment” shall mean (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets (other than in the form of common stock) in respect of a Person’s Equity Interests, (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of a Person’s Equity Interests or any other payment or distribution made in respect thereof, either directly or indirectly, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other amounts on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Permitted Subordinated Debt or any earnout or other similar deferred purchase price payment obligation incurred in connection with a Permitted Acquisition; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person’s Equity Interests or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any equity holder of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Person to any present or future equity holder of such Person or their Affiliates.

“Revolver Agent” shall mean PNC, or any successor Agent under the PNC Credit Agreement.

“Revolver Event of Default” shall have the meaning set forth in Section 10.12.

“Revolver Obligations” shall mean the “Obligations” as defined in the PNC Credit Agreement.

“Revolving Lenders” shall mean the lenders from time to time party to the PNC Credit Agreement as revolving lenders.

“Revolving Loan Documents” means the PNC Credit Agreement and each of the “Other Documents” referred to therein.

“S&P” shall mean Standard & Poor’s Rating Services and any successor entity thereof.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained by any Compliance Authority under the Anti-Terrorism Laws.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Laws.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stores” shall mean the retail stores owned and operated by Borrower or any of its Subsidiaries.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests of each first-tier Subsidiary of a Loan Party other than Equity Interests owned directly or indirectly by a Foreign Subsidiary, or voting Equity Interests of a Domestic Holding Company or Foreign Subsidiary to the extent in excess of 65% of the voting Equity Interests thereof.

“Supplemental Fee Letter” shall mean the fee letter dated as of April 15, 2014 by and between Borrower and the Agent.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge or a Lender-Provided Foreign Currency Hedge.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Term Interest Rate” shall mean (a) in the case of a portion of a Term Loan that is a Base Rate Loan, an interest rate per annum equal to the sum of the Base Rate plus four and three-quarters percent (4.75%) and (b) in the case of a portion of a Term Loan that is a LIBOR Rate Loan, the sum of the LIBOR Rate plus five and three-quarters percent (5.75%); provided, however, the Term Interest Rate shall be subject at all times to the following applicable “floors”:  (i) for the purpose of clause (a) above, the Base Rate, irrespective of its actual per annum rate, shall be deemed to be at least 2.25% per annum; and (ii) for the purpose of clause (b) above, the LIBOR Rate, irrespective of its actual per annum rate, shall be deemed to be at least 1.25% per annum.

“Term Loans” shall have the meaning set forth in Section 2.4(a) hereof.

“Term Loan Commitments” shall mean the Original Closing Date Term Loan Commitment and the Restatement Effective Date Term Loan Commitment.

“Term Note” shall have the meaning set forth in Section 2.4(a) hereof.

“Termination Event” shall mean (i) a Reportable Event; (ii) the withdrawal of Borrower or any member of the Controlled Group from a Pension Benefit Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Pension Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan or Multiemployer Plan, or (b) that could be reasonably likely to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Topco” shall mean WW Top Holding Corporation, a Delaware corporation.

“Total Leverage Ratio” shall mean as of any date of determination thereof the ratio of (i) the aggregate outstanding principal amount of Funded Debt (other than Permitted Freeman Spogli Investments constituting Indebtedness and intercompany Indebtedness between Loan Parties to (ii) EBITDA for the trailing four-fiscal-quarter period ending on such date.

“Toxic Substance” shall mean and include any material present on any Real Property which has been shown to have significant adverse effect on human health and which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., or any other applicable Environmental Laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trademarks” shall mean all of the following (whether now owned or hereafter adopted or acquired by Borrower): trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, brand names, certification marks, collective marks, d/b/a’s, internet domain names, logos, symbols, trade dress, assumed names, fictitious business names and other indicia of origin, including the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 5.9 attached hereto and made a part hereof, and (i) all reissues, continuations, extensions, modifications and renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, (iv) the goodwill of Borrower’s business symbolized by the foregoing and connected therewith, and (v) all of Borrower’s rights corresponding thereto throughout the world.

“Transactions” shall mean the acquisition contemplated by the Purchase Agreement and the financing thereof.

“Transferee” shall have the meaning set forth in Section 15.3(d) hereof.

“Undrawn Availability” shall have the meaning set forth in the PNC Credit Agreement.

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures of Parent Holdco and its Subsidiaries in cash other than (a) those made utilizing financing provided by the applicable seller or third party financing sources, (b) expenditures constituting reinvestments from proceeds of any disposition of assets or property permitted by this Agreement, (c) those made utilizing the proceeds of (i) a sale or issuance of Equity Interests, which proceeds are not required to be used to prepay the Loans pursuant to the terms of this Agreement or (ii) a capital contribution to Borrower from Parent Holdco or its Affiliates, which proceeds are not required to be used to prepay the Loans pursuant to the terms of this Agreement, and/or (d) those made utilizing reimbursement proceeds by another Person that is not an Affiliate of a Loan Party, such as a landlord (including, without limitation, pursuant to any applicable rent abatement provisions).  For the avoidance of doubt, Capital Expenditures made utilizing Revolving Advances (as defined in the PNC Credit Agreement as in effect on the Restatement Effective Date) shall be deemed Unfinanced Capital Expenditures.

“Unfinanced Permitted Acquisition Expenses” means all cash expenses of the Loan Parties in connection with Permitted Acquisitions other than (a) those made utilizing financing provided by the applicable seller or third party financing sources and (b) those made utilizing the proceeds of a substantially contemporaneous sale or issuance of Equity Interests not required to be used to prepay the Loans pursuant to the terms of this Agreement.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

“Working Capital” at a particular date, shall mean the excess, if any, of Current Assets over Current Liabilities at such date.

1.3                               Uniform Commercial Code Terms.  All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, unless otherwise defined herein, the terms “accounts,” “chattel paper,” “commercial tort claims,” “instruments,” “general intangibles,” “goods,” “payment intangibles,” “proceeds,” “supporting obligations,” “securities,” “investment property,” “documents,” “deposit accounts,” “software,” “letter of credit rights,” “inventory,” “equipment” and “fixtures,” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4                               Certain Matters of Construction.  The terms “herein”, “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations, except as otherwise provided. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation.”  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of Borrower or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.  Wherever the phrase “paid in full in cash” is used in this Agreement or the Other Documents, such phrase shall mean and refer to (a) the full payment in cash of the Obligations (other than Obligations relating to Letters of Credit) excluding any then existing contingent indemnification or cost or expense reimbursement obligations that have not at that date been actually asserted and (b) to the extent applicable, cash collateralization of the Obligations relating to Letters of Credit as required by this Agreement.  All references to filing, registering or recording financing statements or other required documents under the Uniform Commercial Code shall be deemed to include filings and registrations under the PPSA.

II.                                   LOANS, PAYMENTS.

2.1                               [Reserved].

2.2                               Procedure for LIBOR Rate Loan Conversion/Continuation or Borrowing.

(a)                                 [Reserved].

(b)                                 In the event Borrower desires to borrow the Restatement Effective Date Term Loan as a LIBOR Rate Loan on the Restatement Effective Date, Borrower shall give Agent written notice by no later than Noon (Eastern time) on the day which is three (3) Business Days prior to the Restatement Effective Date, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such borrowing which amount shall be in an aggregate principal amount that is not less than $500,000 and integral multiples of $100,000 in excess thereof, and (iii) the duration of the first Interest Period therefor.  Interest Periods for LIBOR Rate Loans shall be for one, two, three, six or, if available to all Lenders, nine or twelve months; provided, that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. At the election of Required Lenders or Agent (as directed by the Required Lenders, no LIBOR Rate Loan shall be made available to Borrower during the continuance of an Event of Default. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Base Rate Loan under Section 2.2(d), there shall not be outstanding more than five (5) LIBOR Rate Loans, in the aggregate.

(c)                                  Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made, continued or converted, as applicable, and shall end on such date as Borrower may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

Borrower shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than Noon (Eastern time) on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert to a Base Rate Loan subject to Section 2.2(d) herein below.

(d)                                 Provided that no Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Base Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If Borrower desires to convert a loan, Borrower shall give Agent written notice by no later than Noon (Eastern time) (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Base Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a LIBOR Rate Loan to a Base Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Base Rate Loan to any other type of loan, the, duration of the first Interest Period therefor.

(e)                                  At its option and upon written notice given prior to Noon (Eastern time) at least three (3) Business Days’ prior to the date of such prepayment, Borrower may prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Borrower shall specify the date of prepayment of Loans which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

(f)                                   Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. Such indemnification shall include any loss or expense arising from the reemployment of funds obtained by it (but excluding loss of anticipated profit) or from fees payable to terminate deposits from which such funds were obtained.  For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Rate Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  This covenant shall survive the termination of this Agreement and the payment of the Notes and all other Obligations.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall be conclusive absent manifest error.

(g)                                  Notwithstanding any other provision hereof, if any Applicable Law, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrower shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such LIBOR Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such LIBOR Rate Loan.  The amount of any such payment shall include any loss or expense arising from the reemployment of funds obtained by it (but excluding loss of anticipated profit) or from fees payable to terminate deposits from which such funds were obtained.  For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Rate Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  This covenant shall survive the termination of this Agreement and the payment of the Notes and all other Obligations.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrower shall be conclusive absent manifest error.

2.3                               [Reserved].

2.4                               Term Loans.  (a)  Pursuant to the terms and conditions of the Existing Credit Agreement, the Existing Lenders made, severally and not jointly, a “Term Loan” (under and as defined in the Existing Credit Agreement) to Borrower on the Original Closing Date in the aggregate principal amount of $100,000,000.  The Borrower, Agent and each Existing Lender acknowledges and agrees that, as of the date hereof immediately prior to the effectiveness of this Agreement, $99,250,000 of the principal amount of the “Term Loan” (under and as defined in the Existing Credit Agreement) remains outstanding (the “Existing Term Loan”).  Each of the Borrower, Agent and each Lender acknowledges and agrees that the outstanding principal amount of the Existing Term Loan shall for all purposes hereunder constitute and be referred to as a portion of the Term Loans hereunder.  Subject to the terms and conditions of this Agreement, certain Lenders agree, severally and not jointly, to make a term loan to Borrower on the Restatement Effective Date in an amount not to exceed such Lender’s Restatement Effective Date Term Loan Commitment Percentage of the Restatement Effective Date Term Loan Commitment (such term loans, individually and collectively, the “Restatement Effective Date Term Loan”; the Restatement Effective Date Term Loan and the Existing Term Loan, together, the “Term Loans” and each individually, a “Term Loan”).  Upon written notice by any Lender to Borrower that a promissory note or other evidence of indebtedness is requested by such Lender to evidence the Term Loans and other Obligations owing or payable to, or to be made by, such Lender, Borrower shall promptly (and in any event within three (3) Business Days of any such request) execute and deliver to such Lender a promissory note substantially in the form attached hereto as Exhibit 2.4 (each such promissory note, a “Term Note”).

(b)                                 The principal amount of the Existing Term Loan shall be payable as follows, subject to acceleration upon the occurrence of an Event of Default or termination of this Agreement: (a) Borrower shall pay equal installments of $250,000 each on the last day of each calendar quarter commencing on September 30, 2013; and (b) Borrower shall pay the remaining principal balance of the Existing Term Loan on the last day of the Term.  The principal amount of the Restatement Effective Date Term Loan shall be payable as follows, subject to acceleration upon the occurrence of an Event of Default or termination of this Agreement: (a) Borrower shall pay equal installments of $77,000 each on the last day of each calendar quarter commencing on June 30, 2014; and (b) Borrower shall pay the remaining principal balance of the Restatement Effective Date Term Loan on the last day of the Term.

(c)                                  The Term Loans may consist of Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as Borrower may request.  If Borrower desires to obtain or extend a LIBOR Rate Loan or to convert a Base Rate Loan to a LIBOR Rate Loan, Borrower shall comply with the notification requirements set forth in Sections 2.2(b) and (d) and the provisions of Sections 2.2(b) through (g) shall apply.

2.5                               [Reserved].

2.6                               Repayment of Loans.

(a)                                 The Term Loans shall be due and payable as provided in Section 2.4 hereof and in the Term Notes, if any, subject to mandatory prepayments as herein provided.  Borrower may prepay the principal amount of the Term Loans at any time in whole or from time to time in partial payments of not less than $250,000 each, subject to the early termination fee set forth in Section 13.1 and any indemnification required in accordance with Section 2.2(f).  Any such voluntary prepayment of the principal amount of the Term Loans shall be applied to each

Term Loan on a pro rata basis based on the respective outstanding principal balances thereof and, as to each Term Loan, shall be applied as follows: first, to the next four (4) scheduled payments of principal under such Term Loan and second, ratably to the remaining scheduled payments of principal payable under such Term Loan until such Term Loan is paid in full.

(b)                                 [Reserved].

(c)                                  All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 P.M. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent.  Payments received after 1:00 p.m. (New York time) on any Business Day shall be deemed to have been received on the following Business Day.  Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Term Loans, shall be made from or to, or applied to that portion of the Term Loans pro rata according to the Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees and all other amounts payable hereunder, or under any related agreement, shall be made without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7                               [Reserved].

2.8                               Statement of Account.  Agent shall maintain, in accordance with its customary procedures, a loan account in the name of Borrower in which shall be recorded the date and amount of the Term Loans and the date and amount of each payment in respect thereof. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amount of Term Loans and of payments applicable thereto.

2.9                               [Reserved].

2.10                        [Reserved].

2.11                        [Reserved].

2.12                        [Reserved].

2.13                        [Reserved].

2.14                        [Reserved].

2.15                        [Reserved].

2.16                        [Reserved].

2.17                        [Reserved].

2.18                        [Reserved].

2.19                        [Reserved].

2.20                        Manner of Borrowing and Payment.

(a)                                 That portion of the Restatement Effective Date Term Loan to be advanced by each Lender on the Restatement Effective Date shall be advanced according to the Restatement Effective Date Term Loan Commitment Percentage of each such Lender.

(b)                                 [Reserved].

(c)                                  Each Lender shall be entitled to earn interest at the Term Interest Rate on outstanding Loans which it has funded.

(d)                                 If any Lender or Participant (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Loans, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

2.21                        Mandatory Prepayments.

(a)                                 Except as otherwise permitted pursuant to clauses (a), (c), (e), (f), (g), (h), (k) and (l) of the definition of Permitted Disposition and subject to Section 15.19, when a Borrower or any of its Subsidiaries sells or otherwise disposes of any Collateral, or receives insurance proceeds paid in respect of any casualty loss relating to any assets or property of such Person or proceeds of a Condemnation Event (other than asset disposition, insurance and/or Condemnation Event proceeds of less than $500,000 in the aggregate in any Fiscal Year), Borrower shall repay the Loans in an amount equal to the cash net proceeds of such sale, casualty loss or Condemnation Event (i.e., gross cash proceeds received less (i) the reasonable costs (including, without limitation, repayment of Indebtedness related thereto and taxes) of such sales or other dispositions, (ii) reserves, required to be established in accordance with GAAP or the definitive agreements relating to such disposition, with respect to such disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and laities under any indemnifications obligations, (iii) any non-contingent liabilities directly related to the asset sold and not assumed by the purchaser thereof and (iv) in the case of insurance proceeds or a Condemnation Event, actual and reasonable costs and expenses incurred in connection with the adjustment or settlement of claims in respect thereof), such repayments to be made promptly but in no event more than three (3) Business Days following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent; provided, that no prepayment shall be required in connection with such disposition, casualty loss or Condemnation Event in respect of Revolving Loan Priority Collateral (as defined in the Intercreditor Agreement) unless receipt of the proceeds thereof shall have been declined by the requisite Revolving Lenders in accordance with the terms of the PNC Credit Agreement; provided, further, that no prepayment shall be required in connection with such a Collateral disposition, casualty loss or Condemnation Event if the proceeds thereof are reinvested by the Person receiving such proceeds in an asset reasonably related or necessary to the business of Borrower (or, in the case of insurance proceeds, used to repair, refurbish, restore, replace or rebuild the asset giving rise to such proceeds) within two hundred seventy (270) days following receipt thereof, but only to the extent that the Borrower notifies Agent of such Person’s intent to make such reinvestment at the time such proceeds are received and when such reinvestment occurs no Default or Event of Default shall then be in existence.  Any such prepayment shall be applied in accordance with clause (d) below (either at the time of receipt thereof or upon expiration of the 270-day period described above to the extent the net proceeds are not so reinvested (or, in the case of insurance proceeds, not used to repair, refurbish, restore, replace or rebuild the asset giving rise to such proceeds) within such period as permitted in this clause (a)), and shall be accompanied an indemnification payment as required under Section 2.2(f), in any.  The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.

(b)                                 At Agent’s discretion, Borrower shall, commencing with the fiscal year ending closest to March 31, 2015, prepay the outstanding amount of the Loans in an aggregate amount equal to (i) 50% of Excess Cash Flow for the applicable fiscal year minus (ii) the aggregate amount of all voluntary prepayments of the Term Loans made during such fiscal year, which amount shall be payable on or prior to the fifteenth day following the date the financial statements described in Section 9.7 for such fiscal year are required to be delivered to Agent, and which amount shall be applied in accordance to clause (d) below and shall be accompanied by an indemnification payment as required under Section 2.2(f) to the extent applicable.  In the event that such financial statements are not so delivered, then a calculation based upon estimated amounts shall be made by Agent upon which calculation Borrower shall make the prepayment required by this Section 2.21(b), subject to adjustment when such financial statements are delivered to Agent as required hereby.  The calculation made by Agent shall not be deemed a waiver of any rights Agent or Lenders may have as a result of the failure by Borrower to deliver such financial statements.  The amount of any prepayment due pursuant to this Section 2.21(b) shall be reduced by the aggregate amount of voluntary prepayments of principal on the Term Loans made by Borrower during the applicable fiscal year pursuant to Section 2.6(a) hereof.

(c)                                  If any Loan Party or any of its Subsidiaries:

(i)                                     issues Equity Interests or otherwise obtains an equity contribution (other than (A) a contribution resulting from issuances by Parent Holdco to (or equity contributions received from) Freeman Spogli or any other Person that is an equityholder of Parent Holdco as of the Original Closing Date (other than issuances or equity contributions in connection with an Equity Cure), or (B) issuances by Borrower to Parent Holdco or by any

Subsidiary to another Loan Party) or (C) equity contributions received by a Subsidiary of Parent Holdco from Parent Holdco or another Subsidiary of Parent Holdco);

(ii)                                  receives proceeds on account of an Equity Cure; or

(iii)                               incurs any Indebtedness for borrowed money (other than Indebtedness permitted to be incurred under Section 7.8), no later than two Business Days following the date of receipt of the proceeds thereof by Holdings or any of its Subsidiaries, the Borrower shall prepay the Loans and other Obligations in an amount equal to all such proceeds, net of, except in the case of the proceeds received on account of an Equity Cure, underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith.  Any such prepayment shall be shall be applied in accordance to clause (d) below and shall be accompanied by an indemnification payment as required under Section 2.2(f) to the extent applicable.

(d)                                 Subject to the provisions of Section 11.5, any prepayments made by Borrower pursuant to Sections 2.21(a) through (c) shall be applied to each Term Loan on a pro rata basis based on the respective outstanding principal balances thereof and, as to each Term Loan, shall be applied as follows: first, to the outstanding principal balance of such Term Loan; and second, to any other Obligations then outstanding; provided that (i) any partial prepayment of the Term Loans made by or on behalf of Borrower shall be applied to each Term Loan on a pro rata basis based on the respective outstanding principal balances thereof and, as to each Term Loan, shall be applied to reduce the remaining scheduled installments of such Term Loan (including the final installment due on the last day of the Term) pro rata to the remaining installments thereof, and (ii) any prepayment of a Loan shall be applied first to the portion of such Loan comprised of Base Rate Loans and then to the portion of such Loan comprised of LIBOR Rate Loans, in the direct order of Interest Period maturities.

2.22                        Use of Proceeds.

(a)                                 Borrower applied the proceeds of the Existing Term Loan to (i) repay certain indebtedness of Borrower and Baskins existing on the Closing Date, (ii) finance a portion of the purchase price payable under the Purchase Agreement in connection with the Acquisition and (iii) pay fees and expenses relating to the Transactions and to the credit facilities provided under this Agreement.  Borrower shall apply any remaining proceeds of the Existing Term Loan to finance permitted Capital Expenditures, Permitted Acquisitions and provide for working capital and the general corporate needs of Borrower.  Borrower shall apply the proceeds of the Restatement Effective Date Term Loan to (i) fund a portion of the Restatement Effective Date Dividend, (ii) pay a portion of the costs and expenses of the Restatement Effective Date Transactions, including, without limitation, costs and expenses required to be paid pursuant to Section 3.4(b), and any other costs and expenses (including the payment of the Restatement Effective Date Bonus Payments) related to the transactions contemplated by this Agreement and the Other Documents and (iii) provide for working capital and the general corporate needs of Borrower.

(b)                                 Without limiting the generality of Section 2.22(a) above, neither Borrower, the Guarantors nor any other Person which may in the future become party to this

Agreement or the Other Documents as Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Loans, directly or indirectly, for any purpose in violation of any Anti-Terrorism Laws.

2.23                        Defaulting Lender.

(a)                                 Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Loan or (y) notifies either Agent or Borrower that it does not intend to make available its portion of any Loan (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 while such Lender Default remains in effect.

(b)                                 Amounts received in respect of principal of any type of Loans shall be applied to reduce the applicable Loans of each Lender (other than any Defaulting Lender) pro rata based on the aggregate of the outstanding Loans of that type of all Lenders at the time of such application; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent.  Agent may hold and shall, at the request of Borrower, re-lend to Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(c)                                  A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders,” a Defaulting Lender shall be deemed not to be a Lender and not to have either Loans outstanding or a Commitment Percentage.

(d)                                 Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)                                  In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

2.24                        Joint and Several Liability, Waivers, etc.  Each Person from time to time party hereto as “Borrower” hereby agrees as follows.

(a)                                 Each such Person is accepting joint and several liability hereunder and under the Other Documents in consideration of the financial accommodations to be provided by Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each such Person and in consideration of the undertakings of the other Persons from time to time party hereto as “Borrower” to accept joint and several liability for the Obligations.

(b)                                 Each such Person, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Persons from time to time party hereto as “Borrower”, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.24), it being the intention of such Persons and the parties hereto that all the Obligations shall be the joint and several obligations of each Person from time to time party hereto as “Borrower” without preferences or distinction among them.

(c)                                  If and to the extent that any such Person shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event such Person will make such payment with respect to, or perform, such Obligation.

(d)                                 The Obligations of each such Person under the provisions of this Section 2.24 constitute the absolute and unconditional, full recourse Obligations of each such Person enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)                                  Except as otherwise expressly provided in this Agreement, each such Person hereby waives notice of acceptance of its joint and several liability, notice of any Loans issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each such Person hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any such Person in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any such Person. Without limiting the generality of the foregoing, each such Person assents to any other action or delay in acting or failure to act on the part of Agent or any Lender with respect to the failure by any such Person to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.24 afford grounds for terminating, discharging or relieving any such Person, in whole or in part, from any of its Obligations under this Section 2.24, it being the intention of each such Person that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each such Person under this Section 2.24 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each such Person under this Section 2.24 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any such Person or Agent or any Lender.

(f)                                   Each such Person represents and warrants to Agent and Lenders that such Person is currently informed of the financial condition of the other Persons from time to time party hereto as “Borrower” and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each such Person further represents and warrants to Agent and Lenders that such Person has read and understands the terms and conditions of this Agreement and the Other Documents. Each such Person hereby covenants that such Person will continue to keep informed of the other such Person’s financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)                                  Each such Person waives, to the maximum extent permitted by law, all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Agent’s or such Lender’s rights of subrogation and reimbursement against any such Person by the operation of Section 580(d) of the California Code of Civil Procedure, any comparable statute, or otherwise.

(h)                                 Each such Person waives, to the maximum extent permitted by law, all rights and defenses that such Person may have because the Obligations are or become secured by Real Property. This means, among other things: (i) Agent and Lenders may collect from such Person without first foreclosing on any Real Property or personal property Collateral pledged by any other Person and (ii) if Agent or any Lender forecloses on any Real Property pledged by any such Person or any Guarantor: (A) the amount of the Obligations may be reduced only by the price for which such Collateral is sold at the foreclosure sale, even if such Collateral is worth more than the sale price; and (B) Agent and Lenders may collect from such Person even if Agent or Lenders, by foreclosing on any such Real Property, has destroyed any right such Person may have to collect from the other Persons from time to time party hereto as “Borrower.” This is an unconditional and irrevocable waiver of any rights and defenses such Person may have because the Obligations are secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure or any comparable statutes. As provided in Section 15.1 hereof, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The foregoing provisions are included solely out of an abundance of caution and shall not be construed to mean that any of the above referenced provisions of California law are in any way applicable to this Agreement or the Obligations.

(i)                                     The provisions of this Section 2.24 are made for the benefit of Agent, Lenders and their respective successors and permitted assigns, and may be enforced by it or them from time to time against any or all Persons from time to time signatory hereto as “Borrower” as often as occasion therefor may arise and without requirement on the part of Agent, any Lender, any of their respective successors or permitted assigns first to marshal any of its or their claims or to exercise any of its or their rights against any such Persons or to exhaust any remedies available to it or them against any such Persons or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.24 shall remain in effect until all of the Obligations shall have been paid in full in accordance with the terms of this Agreement. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any such Person, or otherwise, the provisions of this Section 2.24 will forthwith be reinstated in effect, as though such payment had not been made.

(j)                                    Until the Obligations have been paid in full in cash and all of the commitments of the Lenders hereunder have been terminated, each such Person hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other such Person with respect to any liability incurred by it hereunder or under any of the Other Documents, any payments made by it to Agent or any Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any such Person may have against any other such Person with respect to any payments to Agent or any Lender hereunder or under any Other Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any such Person, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other such Person therefore.

(k)                                 Each such Person hereby agrees that, after the occurrence and during the continuance of any Event of Default, the payment of any amounts due with respect to the indebtedness or other obligations owing by any such Person to any other such Person is hereby subordinated to the prior payment in full in cash of the Obligations in accordance with the terms of this Agreement. Each such Person hereby agrees that after the occurrence and during the continuance of any Event of Default, such Person will not demand, sue for or otherwise attempt to collect any indebtedness of any other such Person owing to such Person until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Person shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Person as trustee for Agent, and such Person shall deliver any such amounts to Agent for application to the Obligations in accordance with the terms of this Agreement.

III.                              INTEREST AND FEES.

3.1                               Interest.  Interest on Loans shall be payable quarterly in arrears on the last day of each quarter with respect to Base Rate Loans and, with respect to LIBOR Rate Loans, at the end of each Interest Period or, for LIBOR Rate Loans with an Interest Period in excess of three months, on the last day of each three month interval. Interest charges shall be computed on the actual principal amount of Loans outstanding during the applicable period at a rate per annum equal to the applicable Term Interest Rate.  Automatically and for so long as any Event of Default shall have occurred and be continuing under Section 10.7 or 10.8 (or at the election of Agent or Required Lenders for so long as an Event of Default shall have occurred and be continuing under Section 10.1 or 10.5 (solely with respect to Section 6.5)), (i) all Obligations except the outstanding principal amount of the Term Loans shall bear interest at a rate per annum equal to the rate of interest otherwise applicable thereto plus two (2) percentage points and (ii) the outstanding principal amount of the Term Loans shall bear interest at a rate per annum equal to the Term Interest Rate plus two (2) percentage points (as applicable, the “Default Rate”).  With respect to any election of the Default Rate by Agent or Required Lenders as set forth above, the Default Rate may, at the option of Agent of the Required Lenders, accrue retroactively from the initial date of the applicable Event of Default).

3.2                               [Reserved].

3.3                               [Reserved].

3.4                               Fee Letters.  Borrower shall pay (a) the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter and (b) the amounts required to be paid in the Supplemental Fee Letter in the manner and at the times required by the Supplemental Fee Letter.

3.5                               Computation of Interest and Fees.  Interest on the LIBOR Rate Loans and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. Interest on the Base Rate Loans shall be computed on the basis of a three hundred sixty-five (365) day year (three hundred sixty-six (366) days in the case of a leap year) and the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Term Interest Rate for Base Rate Loans during such extension.  Each determination by Agent of an interest rate hereunder shall be final, binding and conclusive, absent manifest error.

3.6                               Maximum Charges.  In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7                               Increased Costs.  In the event that any adoption of any new Applicable Law or Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any LIBOR Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)                                 subject Agent or any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Other Document or any LIBOR Rate Loan, or change the basis of taxation of payments to Agent or such Lender in respect thereof (except for (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (iii) Connection Income Taxes);

(b)                                 impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)                                  impose on Agent, any Lender or the London interbank offered rate market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Loan made by any Lender;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Loans hereunder by an amount that Agent or such Lender reasonably deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans by an amount that Agent or such Lender reasonably deems to be material, then, in any case Borrower shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

3.8                               Basis For Determining Interest Rate Inadequate or Unfair.  In the event that Agent or any Lender shall have determined that:

(a)                                 reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b)                                 Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Base Rate Loan into a LIBOR Rate Loan, then Agent shall give Borrower prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Base Rate Loan, unless Borrower shall notify Agent no later than Noon (Eastern time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Base Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Base Rate Loan, or, if Borrower shall notify Agent, no later than Noon (Eastern time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Base Rate Loan, or, if Borrower shall notify Agent, no later than Noon (Eastern time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and Borrower shall not have the right to convert a Base Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.9                               Capital Adequacy.

(a)                                 In the event that Agent or any Lender shall have determined in good faith that any adoption of any new Applicable Law or guideline regarding capital adequacy, or Change in Law, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any LIBOR Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrower shall pay on demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, guideline or condition referred to in this Section 3.9(a).

(b)                                 A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) hereof when delivered to Borrower shall be conclusive absent manifest error.

3.10                        Taxes.

(a)                                 Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Taxes; provided that if Applicable Law requires any payor of an amount hereunder to deduct any Taxes from such payments, then (i) in the case of Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions in accordance with Applicable Law, and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b)                                 Without limiting the provisions of Section 3.10(a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)                                  Borrower shall indemnify each Recipient within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Recipient, and (without duplication) any penalties, interest and reasonable out of pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body.  A certificate as to the amount of such payment or liability delivered to Borrower by a Recipient (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender or Issuer, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Body, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment (if any), a copy of the return reporting such payment, or such other evidence of such payment reasonably satisfactory to Agent.

(e)                                  Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Borrower (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrower or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent, as applicable, shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law.  Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code.  In addition, any Lender, if requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States of America, each any

Foreign Lender (or other Lender) shall deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

(i)                                     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two duly completed valid and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)                                  two (2) duly completed valid and executed originals of IRS Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate (a “U.S. Tax Compliance Certificate”) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iv)                              to the extent a Foreign Lender is not the beneficial owner, duly completed, valid and executed originals of IRS Form W-8IMY, accompanied by duly completed, valid and executed originals of IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner,

(v)                                 any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made, or

(vi)                              to the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) duly completed valid and executed originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f)                                   If a payment made to a Recipient under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Agent (in the case of a Lender or Participant) and Borrower at such times as are prescribed by Applicable Law, and at such other times as reasonably requested by Agent or Borrower, as applicable, (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) such other documentation reasonably requested by Agent or Borrower sufficient for Agent and Borrower to comply with their obligations under FATCA and to determine that such Recipient has complied with their own obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of such party and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund); provided that Borrower, upon the request of such party, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to such party to the extent such party is required to repay such refund to such Governmental Body.  This Section shall not be construed to require any party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.11                        Mitigation; Replacement of Lenders.

(a)                                 If any Lender requests compensation under Section 3.7, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Body for the account of any Lender pursuant to Section 3.10, then, unless Borrower has elected to exercise its rights under Section 3.11(b) below, such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances or Commitments hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.7 or 3.10, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender (an “Affected Lender”) (i) makes demand upon Borrower for (or if Borrower is otherwise required to pay) amounts pursuant to Section 3.7, 3.9 or 3.10 hereof and the Affected Lender has not taken the actions described in Section 3.11(a) above, (ii) is unable to make or maintain Eurodollar Rate Loans as a result of a condition described in Section 2.2(g) hereof, (iii) is a Defaulting Lender, or (iv) denies any consent requested by the Agent pursuant to Section 15.2(b) hereof, Borrower may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrower to be required to pay such compensation or causing Section 2.2(g) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Agent pursuant to Section 15.2(b) hereof, as the case may be, by notice in writing to the Agent and such Affected Lender (A) request the Affected Lender to cooperate with Borrower in obtaining a replacement Lender satisfactory to Agent and Borrower (the “Replacement Lender”); (B) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Loans, as provided herein, but none of such Lenders shall be under any obligation to do so; or (C) propose a Replacement Lender subject to approval by Agent in its good faith business judgment.  If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Loans, then such Affected Lender shall assign, in accordance with Section 15.3 hereof, all of its Loans and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees (except as otherwise provided in Section 2.23) accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

IV.                               COLLATERAL:  GENERAL TERMS

4.1                               Security Interest in the Collateral.  Each of Borrower, Parent Holdco, the Lenders and the Agent hereby reaffirm each of the provisions set forth in Section 4.1 of the Existing Credit Agreement pursuant to Sections 15.20 and 15.21 hereof.  Out of an abundance of caution, to secure the prompt payment and performance to Agent and each Lender of the Obligations, Borrower hereby assigns, pledges and grants, and shall cause each Borrowing Base Party (to the extent such Borrowing Base Party has not previously so assigned, pledged and granted) to assign, pledge and grant, to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Notwithstanding any of the other provisions set forth in this Section 4.1, this Agreement shall not constitute a grant of a security interest in any property (and such property shall not constitute Collateral) to the extent that such grant of a security interest is (x) prohibited by any requirements of any law, rule or regulation of any governmental authority, requires a consent not obtained of any governmental authority pursuant to such requirement or (y) prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property; provided, that the exclusions set forth in clauses (x) and (y) above shall not apply to accounts, payment intangibles or to any other category of Collateral to the extent such requirements of law, rule or regulation or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law; provided, further, that the Collateral shall not include (a) Equity Interests in first-tier Domestic Holding Companies or

Foreign Subsidiaries of a Loan Party in excess of the shares representing 100% of the nonvoting Equity Interests and 65% of the total combined voting power of all classes of Equity Interests entitled to vote of any such Domestic Holding Company or Foreign Subsidiary or (b) Equity Interests of any Subsidiary owned, directly or indirectly, by a Domestic Holding Company or Foreign Subsidiary of a Loan Party.  Borrower shall, and shall cause each Borrowing Base Party to, promptly provide Agent with written notice of all commercial tort claims for claims in excess of $500,000, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, Borrower (or the applicable Borrowing Base Party) shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

4.2                               Perfection of Security Interest.  Borrower shall, and shall cause each Borrowing Base Party to, take all action that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) promptly discharging all Liens other than Permitted Encumbrances, (ii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may reasonably specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credit and advices thereof and documents in excess of $100,000 evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements reasonably satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case subject to customary provisos and exceptions and in form and substance reasonably satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code, the PPSA or other Applicable Law. By its signature hereto, Borrower hereby authorizes, and shall cause each Borrowing Base Party to authorize, Agent to file (to the extent not already filed) against Borrower and such Borrowing Base Parties, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code, the PPSA or other Applicable Law in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including “all assets,” “all property” or similar phrases).  All costs and expenses as provided for in Section 15.9 hereof that Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall constitute Obligations, and, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders promptly upon demand.

4.3                               [Reserved].

4.4                               Preservation of Collateral.  Following the occurrence and during the continuance of an Event of Default and the demand by Agent for payment of all Obligations due and owing, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem necessary; (b) may employ and maintain at any of Borrowing Base Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrowing Base Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any Borrowing Base Party’s owned or leased property (subject to the terms of the applicable lease and the rights of the parties thereunder), in each case, in accordance with, and subject to the other terms of, this Article IV.  Borrower shall, and shall cause each Borrowing Base Party to, cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall constitute Obligations and shall be payable pursuant to Section 15.9.

4.5                               Ownership of Collateral; Liens.

(a)                                 With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) Borrower or the applicable Borrowing Base Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest (subject to Permitted Encumbrances and, as to priority, Section 15.9) in each and every item of the Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by any Borrowing Base Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (iii) all signatures and endorsements of any Borrowing Base Party that appear on such documents and agreements shall be genuine and such Borrowing Base Party shall have full capacity to execute same; and (iv) each Borrowing Base Party’s Equipment and Inventory shall be located as set forth on Schedule 4.5 (as updated from time to time upon written notice from Borrower to Agent) and shall not be removed from such location(s) (except for Inventory and Equipment in transit, temporarily at event locations and Equipment off-site for repairs) without the prior written consent of Agent except with respect to the sale of Inventory and Equipment in the Ordinary Course of Business and other property to the extent permitted in Section 7.1 hereof.  Borrower or the applicable Borrowing Base Party has good legal title to, or valid leasehold interests in, all of the Collateral purported to be owned by it.

(b)                                 (i) As of the Restatement Effective Date, there is no location at which any Borrowing Base Party has any Inventory (except for Inventory in transit or temporarily at event locations) other than those locations listed on Schedule 4.5; (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Restatement Effective Date, of the legal names and addresses of each warehouse at which Inventory of any Borrowing Base Party is stored; (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Restatement Effective Date of (A) each place of business of each Borrowing Base Party and (B) the chief executive office of each Borrowing Base Party; and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the Restatement Effective Date of the location, by state and street address, of all Real Property owned or leased by a Borrowing Base Party, together with the names and addresses of any landlords.

4.6                               Defense of Agent’s and Lenders’ Interests.  Until (a) payment in full in cash of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect.  During such period Borrower shall not, nor shall it permit any

Borrowing Base Party to, without Agent’s prior written consent, pledge, assign, transfer, sell (except to the extent permitted in Section 7.1), create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral.  Borrower shall, and shall cause each Borrowing Base Party to, defend Agent’s interests in the Collateral against any and all Persons whatsoever.  At any time following the occurrence of an Event of Default and demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials.  If Agent exercises this right to take possession of the Collateral, Borrower shall and shall cause each Borrowing Base Party to, upon demand, assemble it in a commercially reasonable manner and make it available to Agent at a place reasonably convenient to Agent.  In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code, the PPSA or other Applicable Law.  After the occurrence and during the continuation of an Event of Default, Borrower shall, and shall cause each Borrowing Base Party to, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrowing Base Party’s possession, they, and each of them, shall be held by such Borrowing Base Party in trust as Agent’s trustee, and Borrower will, and will cause each Borrowing Base Party to, immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7                               Books and Records.  Borrower shall, and shall cause each Borrowing Base Party to, (a) keep books of record and account in which entries that are true and correct in all material respects will be made; and (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims. All determinations pursuant to this subsection shall, to the extent applicable, be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Topco.

4.8                               Financial Disclosure.  Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by Borrower at any time during the Term to exhibit and deliver to Agent copies of any of Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent any information such accountants may have concerning Borrower’s financial status and business operations. Borrower hereby authorizes all Governmental Bodies to furnish to Agent copies of reports or examinations relating to Borrower, whether made by Borrower or otherwise; however, Agent will attempt to obtain such information or materials directly from Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9                               Compliance with Laws and Organization Documents.  Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with (a) all Applicable Laws with respect to the Collateral or any part thereof or to the operation of Loan Parties’ business the non-compliance with which could reasonably be expected to have a Material Adverse Effect and (b) the terms of its certificate or articles of incorporation and bylaws (or equivalent or comparable formation or constitutive documents).  Borrower or any of its Subsidiaries may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s Lien on or security interest in the Collateral.  Borrower shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, permits (including Environmental Permits), certifications, franchises, consents and governmental authorizations and approvals necessary to own its property and to conduct its business as conducted on the Restatement Effective Date, except to the extent failure to obtain and maintain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.10                        Inspection of Premises.  At reasonable times and upon reasonable prior notice Agent shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business.  Agent and its agents may enter upon any of any Loan Party’s premises at any time during business hours and at any other reasonable time and upon reasonable prior notice, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business.  So long as no Event of Default exists, Agent shall not exercise its rights under this Section 4.10 more frequently than two (2) times in any calendar year.

4.11                        Insurance.  The assets and properties of each Borrowing Base Party at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of each Borrowing Base Party so that such insurance shall remain in full force and effect. The Borrowing Base Parties shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At the Borrowing Base Parties’ own cost and expense in amounts and with carriers either (x) reasonably acceptable to Agent or (y) with an AM Best Rating of at least A1/P1 or otherwise reasonably acceptable to Agent, the Borrowing Base Parties shall (a) keep all its insurable properties and properties in which any Borrowing Base Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrowing Base Parties’ including business interruption insurance; (b) maintain a bond or insurance in such amounts as is customary in the case of companies engaged in businesses similar to the Borrowing Base Parties’ insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of any Borrowing Base Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which the applicable Borrowing Base Party is engaged in business; (e) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent (or the Revolving Agent, as applicable, pursuant to Section 15.19), (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’

prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and Borrower to make payment for such loss to Agent (or the Revolving Agent, as applicable, pursuant to Section 15.19) and not to any Borrowing Base Party and Agent jointly (and, to the extent required by any Lease of Real Property, the landlord thereunder). If any insurance losses are paid by check, draft or other instrument payable to any Borrowing Base Party and Agent jointly, Agent may endorse such Borrowing Base Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above.  Subject to the terms of Section 2.21 hereof, all loss recoveries received by Agent upon any such insurance shall be applied to reduce the principal balance of the Loans. Any surplus shall be paid by Agent to Borrower or applied as may be otherwise required by law.  Each Borrowing Base Party shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure owned or lease by a Borrowing Base Party or a Guarantor on any Real Property that will be subject to a Mortgage, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

4.12                        Failure to Pay Insurance.  If Borrower or any of its Subsidiaries fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of Borrower or such Subsidiary, and such expenses so paid shall constitute Obligations and shall be paid pursuant to the terms of Section 15.9.

4.13                        Payment of Taxes.  Each Loan Party will pay, and will cause each of its Subsidiaries to pay, before the same shall become delinquent, all material Taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or Subsidiary or any of the Collateral including real and personal property Taxes, assessments and charges and, without duplication, all franchise, income, employment, social security benefits, withholding, and sales Taxes other than Taxes, assessments or Charges to the extent that the applicable Loan Party or Subsidiary has Properly Contested those taxes, assessments or Charges.

4.14                        Payment of Leasehold Obligations.  Borrower shall, and shall cause each Borrowing Base Party to, at all times pay, when and as due, its rental obligations under all leases under which it is a tenant unless such are being contested, and shall otherwise comply with all other terms of such leases and keep them in full force and effect (where the failure to pay or contest is likely to have a Material Adverse Effect) and, at Agent’s reasonable request, will provide evidence of having done so.

4.15                        Receivables.

(a)                                 [Reserved].

(b)                                 [Reserved].

(c)                                  Locations of Loan Parties.  As of the Restatement Effective Date, the current location of the chief executive office and principal place of business of each Loan Party and each of its Subsidiaries is set forth in Schedule 4.15(c), and, other than as set forth on Schedule 4.15(c), none of such locations have changed within the twelve (12) months preceding the Restatement Effective Date.  Until written notice is given to Agent by any Loan Party of any other office at which such Loan Party keeps its records pertaining to Receivables, all such records shall be kept at the executive office for such Loan Party set forth in Schedule 4.15(c).

(d)                                 [Reserved].

(e)                                  Notification of Assignment of Receivables.

(i)                                     With respect to Credit Card Receivables, so long as an Event of Default shall have occurred and be continuing, Agent shall have the right to send notice of the collateral assignment of, and Agent’s security interest in and Lien on, such Receivables to any and all Customers or any third party holding or otherwise concerned with such Receivables, whether pursuant to the Credit Card Notices or otherwise. After such notices are sent, all amounts payable on such Receivables shall be remitted to a deposit account maintained with PNC or a collection account established at a financial institution that has entered into a deposit account control agreement in form and substance reasonably satisfactory to Agent in its Permitted Discretion and, at the instruction of the Required Lenders, applied to the Obligations as set forth herein. Agent’s actual expenses in connection with the foregoing shall constitute Obligations and shall be paid pursuant to the terms of Section 15.9.

(ii)                                  With respect to all Receivables other than Credit Card Receivables, at any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, such Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. After such notices are sent, Agent shall have the sole right to collect such Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection shall constitute Obligations and shall be paid pursuant to the terms of Section 15.9.

(f)                                   Power of Agent to Act on Behalf of Borrower and its Subsidiaries.  So long as an Event of Default shall have occurred and be continuing and subject to Section 15.19, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent, Borrower or any of Borrower’s Subsidiaries, any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and Borrower, on behalf of itself and each such Subsidiary, hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Borrower, on behalf of itself and each of its Subsidiaries, hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power, so long as an Event of Default shall have occurred, to (in each case, subject to Section 15.19) (i) endorse Borrower’s or such Subsidiary’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) sign Borrower’s or such Subsidiary’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, and assignments of Receivables; (iii) sign Borrower’s or such Subsidiary’s name on and to send verifications of Receivables to any Customer without disclosing Agent’s identity; (iv) sign Borrower’s or such Subsidiary’s name on all documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) demand payment of the Receivables; (vi) enforce payment of the Receivables by legal proceedings or otherwise; (vii) exercise all of Borrower’s or such Subsidiary’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) settle, adjust, compromise, extend or renew the Receivables; (ix) settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) prepare, file and sign Borrower’s or such Subsidiary’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) prepare, file and sign Borrower’s or such Subsidiary’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done willfully or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence and during the continuation of an Event of Default or Default, to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate and to receive, open and dispose of all mail addressed to such Loan Party.

(g)                                  No Liability.  Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom other than due to its gross negligence or willful misconduct. Following the occurrence and during the continuation of an Event of Default, Agent may, without notice or consent from any Loan Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept following the occurrence and during the continuation of an Event of Default the return of the goods represented by any of the Receivables, without notice to or consent by any Loan Party, all without discharging or in any way affecting such Loan Party’s liability hereunder.

(h)                                 Establishment of a Dominion Account.

(i)                                     [Reserved].

(ii)                                  On or before the Original Closing Date, Borrower shall have established a deposit account at PNC for the purpose of receiving proceeds of the Loans (the “Funding Account”).  All deposit accounts and investment accounts of the Loan Parties and their Subsidiaries are set forth on Schedule 4.15(h)(2) (as such schedule may be updated by the Loan Parties as set forth in the quarterly Compliance Certificate required to be delivered to Agent pursuant to Section 9.8).  Borrower shall ensure that, at all times on and after the date that is one hundred twenty (120) days (or such later date as Agent may agree to) after the Original Closing Date, Agent has received control agreements, in form and substance satisfactory to Agent in its Permitted Discretion, with respect to all such accounts (including, for the avoidance of doubt, all accounts set forth in the updates to Schedule 4.15(h)(2) in the quarterly Compliance Certificate required to be delivered to Agent pursuant to Section 9.8), other than (A) those containing, at all times, less than $25,000 with respect to any one account or $100,000 in the aggregate for all such accounts, (B) those utilized solely for making payroll or employee benefit related payments and (C) so long as the funds maintained therein do not exceed $125,000 at any time, deposit account #220386039 maintained by the Loan Parties at JPMorgan Chase Bank.

(iii)                               At such time as an Event of Default shall have occurred and be continuing, and, in each case, subject to Section 15.19, (A) each Borrowing Base Party, jointly with Agent, shall issue Credit Card Notices to each Credit Card Issuer and each Credit Card Processor utilized by such Borrowing Base Party, as and when requested by Agent; (B) no Borrowing Base Party may change (except, upon prior written notice to Agent, to direct such funds to an account maintained with PNC which is subject to a deposit account control agreement in favor of Agent as required by clause (ii) above) any direction or designation as to payments on Credit Card Receivables set forth in such Credit Card Notices without the prior written consent of Agent, (C) without limiting the foregoing or any other provision of this Agreement, in the event a Credit Card Notice is not in effect with respect to any credit or debit card processing arrangement to which any Borrowing Base Party is a party, Borrower shall instruct the Credit Card Issuer and Credit Card Processor with respect thereto to remit all proceeds of the Credit Card Receivables arising therefrom to the account designated for receipt of such proceeds in the Credit Card Notices and shall not rescind or alter such instruction without the prior written consent of Agent (except, upon prior written notice to Agent, to direct such funds to another account maintained with PNC which is subject to a deposit account control agreement in favor of Agent as required by clause (ii) above).

4.16                        Inventory.  To the extent Inventory held for sale or lease has been produced by any Loan Party or any of its Subsidiaries, it has been and will be produced by Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17                        Maintenance of Equipment.  The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted).  Borrower shall not, nor shall Borrower permit or cause any of its Subsidiaries to, use or operate the Equipment in violation in any material respect of any law, statute, ordinance, code, rule or regulation. Borrower and each of its Subsidiaries, shall have the right to sell Equipment to the extent set forth in Section 7.1 hereof.

4.18                        Exculpation of Liability.  Nothing herein contained shall be construed to constitute Agent or any Lender as any Loan Party’s or any of its Subsidiaries’ agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof unless caused by such Person’s gross negligence or willful misconduct.  Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by Borrower or any of its Subsidiaries of any of the terms and conditions thereof.

4.19                        Environmental Matters.

(a)                                 Borrower shall, and shall cause each of its Subsidiaries to, conduct its operations and businesses in compliance in all material respects with all Environmental Laws and Borrower shall not, nor shall Borrower permit or cause any of its Subsidiaries to, place or permit to be placed, or cause or permit a Release of, any material Hazardous Substances on any Real Property which would adversely impact the value or marketability of any of the Real Property or any of the Collateral, other than such violations or impacts which could not reasonably be expected to have a Material Adverse Effect, in each case, except as permitted by Applicable Law or appropriate Governmental Bodies.

(b)                                 Borrower shall, and shall cause its Subsidiaries to, dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws.

(c)                                  If Borrower or any of its Subsidiaries shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrower or any of its Subsidiaries shall fail to comply in any material respect with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral and not to participate in the management of the Real Property or any facilities thereon:  (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to investigate, clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All costs and expenses of the type described in Section 15.9 incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Base Rate Loans constituting Loans shall be Obligations and shall be paid pursuant to the terms of Section 15.9.

(d)                                 For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of any of Borrower’s or its Subsidiaries’ right, title and interest in and to its owned and leased premises.

4.20                        Financing Statements.  Except as respects the financing statements filed by Agent and the financing statements which may, in accordance with Applicable Law, be filed in connection with Permitted Encumbrances, no consensual financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.21                        Provisions with Respect to Investment Property.

(a)                                 Other than with respect to the Liens and Indebtedness evidenced by the Revolving Loan Documents, Borrower represents, warrants and covenants to the Agent and the Lenders that, on the Restatement Effective Date, and immediately after giving effect to the consummation of the Restatement Effective Date Transactions: (i) there are no restrictions on the pledge or transfer of any of the Investment Property, other than restrictions referenced on the face or back of any certificates evidencing such Investment Property, transfer restrictions under any Applicable Law and any Liens described in clauses (a) and (b) of the definition of Permitted Encumbrance; (ii) Borrower is the legal owner of the Investment Property, if any, pledged by it hereunder, which is registered in the name of Borrower, the Custodian (as hereinafter defined) or a nominee; (iii) the Investment Property is free and clear of any security interests, pledges, liens, encumbrances, charges, agreements, claims or other arrangements or restrictions of any kind, except as referenced in clause (i) above; (iv) Borrower has the right to transfer the Investment Property free of any encumbrances and Borrower will defend its title to the Investment Property against the claims of all persons, and any registration with, or consent or approval of, or other action by, any Governmental Body which was or is necessary for the validity of the pledge of and grant of the security interest in the Investment Property has been obtained; (v) the pledge of and grant of the security interest in the Investment Property and delivery of the original certificates evidencing same is effective to vest in the Agent a valid and perfected first priority security interest, superior to the rights of any other person, in and to the Investment Property as set forth herein and (vi) none of the operating agreements, limited partnership agreements or other agreements governing any Investment Property provide that the Equity Interests governed thereby are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

(b)                                 Borrower covenants that it shall: (i) not incur, create, assume or permit to exist any pledge, security interest, lien, charge or other encumbrance of any nature whatsoever on any of the Investment Property or assign, pledge or otherwise encumber any right to receive income from the Investment Property, other than in favor of the Agent and Liens and encumbrances described in clause (a) above; (ii) if the Investment Property includes securities or any other financial or other asset maintained in a securities account, then Borrower agrees to use commercially reasonable efforts to cause the securities intermediary on whose books and records the ownership interest of Borrower in such Investment Property appears (the “Custodian”) to execute and deliver, within 60 days of receipt of Investment Property received after the Original Closing Date, a notification and control agreement or other agreement (the “Control Agreement”) satisfactory to the Agent in order to perfect and protect the Agent’s security interest in such Investment Property; (iii) not make or consent to any amendment or other modification or waiver with respect to any operating agreement or limited partnership agreement constituting or giving rise to any Investment Property, unless expressly permitted under this Agreement or where such amendment, modification or waiver is not materially adverse to the Lenders; and (iv) not permit any of the operating agreements, limited partnership agreements or other agreements governing any Investment Property in respect of limited liability company or partnership interests to provide that such Equity Interests governed thereby are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

(c)                                  At any bona fide public sale, and to the extent permitted by Law, at any private sale, Agent shall be free to purchase all or any part of the Collateral consisting of Investment Property, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived and released. Any such sale may be on cash or credit. Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Investment Property Collateral for their own account in compliance with Regulation D of the Securities Act of 1933 (the “Act”) or any other applicable exemption available under such Act. Agent will not be obligated to make any sale if it determines not to do so, regardless of the fact that notice of the sale may have been given. Agent may adjourn any sale and sell at the time and place to which the sale is adjourned. If the Collateral consisting of Investment Property is customarily sold on a recognized market or threatens to decline speedily in value, Agent may sell such Collateral consisting of Investment Property at any time without giving prior notice to the Borrower. Whenever notice is otherwise required by law to be sent by Agent to any grantor of any sale or other disposition of the Collateral consisting of Investment Property, ten (10) days written notice sent to the Borrower at its address specified in Section 15.6 will be reasonable.

(d)                                 Borrower recognizes that Agent may be unable to effect or cause to be effected a public sale of the Collateral consisting of Investment Property by reason of certain prohibitions contained in the Act, so that Agent may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Collateral consisting of Investment Property for their own account, for investment and without a view to the distribution or resale thereof. The Borrower understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Collateral consisting of Investment Property was sold at public sales, and agrees that Agent has no obligation to delay or agree to delay the sale of any of the Collateral consisting of Investment Property for the period of time necessary to permit the issuer of the securities which are part of the Collateral consisting of Investment (even if the issuer would agree), to register such securities for sale under the Act.

(e)                                  If any demand is made at any time upon Agent for the repayment or recovery of any amount received by it in payment or on account of any of the Obligations and if Agent repays all or any part of such amount by reason of any judgment, decree or order of any court or administrative body or by reason of any settlement or compromise of any such demand, the Borrower will be and remain liable for the amounts so repaid or recovered to the same extent as if such amount had never been originally received by Agent. The provisions of this section will be and remain effective notwithstanding the release of any of the Collateral consisting of Investment Property by Agent in reliance upon such payment (in which case the Borrower’s liability will be limited to an amount equal to the fair market value of the Collateral consisting of Investment Property determined as of the date such Collateral consisting of Investment Property was released) and any such release will be without prejudice to Agent’s rights hereunder and will be deemed to have been conditioned upon such payment having become final and irrevocable. This section shall survive the termination of this Agreement.

(f)                                   Prior to the occurrence of an Event of Default, the Borrower will have the right to exercise all voting rights with respect to the Collateral consisting of Investment Property. At any time after the occurrence and during the continuance of an Event of Default, Agent may transfer any or all of the Collateral consisting of Investment Property into its name or that of its nominee and may exercise all voting rights with respect to the Collateral consisting of Investment Property, but no such transfer shall constitute a taking of such Collateral consisting of Investment Property in satisfaction of any or all of the Obligations unless Agent expressly so indicates by written notice to the Borrower.

(g)                                  Borrower will have the right to receive all cash dividends, interest and premiums declared and paid on the Collateral consisting of Investment Property prior to the occurrence of any Event of Default. In the event any additional shares are issued to the Borrower as a stock dividend or in lieu of interest on any of the Collateral consisting of Investment Property, as a result of any split of any of the Collateral consisting of Investment Property, by reclassification or otherwise, any certificates evidencing any such additional shares will be promptly delivered to Agent and such shares will be subject to this Agreement and a part of the Collateral consisting of Investment Property to the same extent as the original Collateral constituting Investment Property. At any time after the occurrence and during the continuance of an Event of Default, Agent shall be entitled to receive, and upon Agent’s request the Borrower shall deliver, for application to the Obligations, all cash or stock dividends, interest and premiums declared or paid on the Collateral consisting of Investment Property.

V.                                    REPRESENTATIONS AND WARRANTIES.

Each Loan Party hereby represents and warrants to Agent and the Lenders that on the Restatement Effective Date, and immediately after giving effect to the consummation of the Restatement Effective Date Transactions:

5.1                               Authority.  Such Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents executed and delivered on the Restatement Effective Date, in each case, to the extent such Loan Party is a party thereto.  Such Loan Party has full power, authority and legal right to perform all its respective obligations hereunder and under the Other Documents, in each case, to the extent such Loan Party is a party thereto. This Agreement and the Other Documents have been duly executed and delivered by such Loan Party, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, in each case, to the extent such Loan Party is a party thereto. The execution, delivery and performance of this Agreement and of the Other Documents on the Restatement Effective Date, in each case, to the extent such Loan Party is a party thereto, (a) are within such Loan Party’s corporate or limited liability company powers, as applicable, have been duly authorized by all necessary corporate or limited liability company action, as applicable, do not violate the terms of such Loan Party’s by-laws, operating agreement articles or certificate of incorporation or formation or other documents relating to such Loan Party’s formation, (b) will not violate any material law or regulation, or any judgment, order or decree of any Governmental Body in any material respect, (c) will not require any Consent of any Governmental Body or any other Person the lack of which would have a Material Adverse Effect, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Restatement Effective Date and which are in full force and effect and (d) will not result in any breach of, or constitute a default under, which breach or default could reasonably be expected to have a Material Adverse Effect, or result in the creation of any Lien (except Permitted Encumbrances) upon any asset of such Loan Party pursuant to, the provisions of any agreement or instrument to which such Loan Party is a party or by which it or its property is bound.

5.2                               Formation and Qualification; Compliance with Law.

(a)                                 Such Loan Party and each of its Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the states listed on Schedule 5.2(a) and, as of the

Restatement Effective Date, is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Such Loan Party has delivered to Agent true and complete copies of its articles or certificate of incorporation and by-laws (or similar constituent documents) and will promptly notify Agent of any material amendment or changes thereto.

(b)                                 The only Subsidiaries of such Loan Party as of the Restatement Effective Date are listed on Schedule 5.2(b).

(c)                                  Such Loan Party and each of its Subsidiaries is in compliance with all Applicable Laws, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.3                               Survival of Representations and Warranties.  All representations and warranties of each Loan Party contained in this Agreement and the Other Documents shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4                               Tax Returns.  Each Loan Party’s federal tax identification number is set forth on Schedule 5.4. Each Loan Party has filed all material federal, state and local tax returns and other reports it is required by law to file and has paid (or has timely requested an extension of the deadline to pay) all material Taxes, assessments, fees and other governmental charges that are due and payable.  Subject to Schedule 5.4, the provision for Taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books, and, except as set forth on Schedule 5.4, there is no action, suit, proceeding, investigation, audit or claim now pending or threatened by any authority regarding any taxes relating to any of the Loan Parties or any of their respective Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in material liability to any of the Loan Parties or any of their respective Subsidiaries.  Except as described on Schedule 5.4, no Loan Party and no Subsidiary of a Loan Party has executed or filed with the Internal Revenue Service or any other governmental agency any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges.  None of the Loan Parties, any of their respective Subsidiaries or any of their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Loan Party’s knowledge, as a transferee.  No Loan Party has agreed or been requested to make any adjustment under Code Section 481(a), by reason of a change in accounting method or otherwise, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.5                               No Material Adverse Effect.  Since March 30, 2013 there has been no change in the condition, financial or otherwise, of Parent Holdco or its Subsidiaries, as shown on the consolidated balance sheet as of such date, that could reasonably be expected to have a Material Adverse Effect.

5.6                               Entity Name.  No Loan Party has been known by any other corporate name in the past five years nor does any Loan Party sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Loan Party been the surviving corporation of a merger or consolidation or except as set forth on Schedule 5.6 acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7                               O.S.H.A. and Environmental Compliance.

(a)                                 Each Loan Party has, at all times, duly complied in all material respects with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) (42 U.S.C. § 9601 et seq. (1980)), RCRA and all other Environmental Laws; and there are no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b)                                 Each Loan Party has been issued all required material federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c)                                  To Borrower’s knowledge, (i) there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by any Loan Party; (iii) the Real Property has never been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property, excepting such quantities as are handled in accordance in all material respects with all applicable manufacturer’s instructions and governmental regulations.

(d)                                 All Real Property owned by any Loan Party is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party in accordance with prudent business practice in the industry of such Loan Party.  Each Loan Party has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure owned or leased by Borrower or a Guarantor and located upon any Real Property that will be subject to a Mortgage, and, to the extent required by any Flood Law, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.8                               Solvency; No Litigation, Violation, Indebtedness or Default.

(a)                                 After giving effect to the Restatement Effective Date Transactions, Borrower and the other Loan Parties, taken as a whole, will be solvent, able to pay their respective debts as they mature, will have capital sufficient to carry on their respective businesses and all businesses in which they are about to engage, and (i) as of the Restatement

Effective Date, the fair present saleable value of the assets of Borrower and the other Loan Parties taken as a whole, calculated on a going concern basis, is in excess of the amount of the liabilities of the Loan Parties and (ii) after giving effect to the Restatement Effective Date Transactions, the fair saleable value of the assets of Borrower and the other Loan Parties taken as a whole, (calculated on a going concern basis) will be in excess of the amount of the liabilities of the Loan Parties.

(b)                                 No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any of its Subsidiaries, before any Governmental Body or before any arbitrator or panel of arbitrators, which challenges the right or power of any Loan Party or any of its Subsidiaries to enter into or perform any of its obligations under the Revolving Loan Documents to which it is a party, or the validity or enforceability of this Agreement, any Other Document or any Revolving Loan Document or any action taken thereunder.  Except as disclosed in Schedule 5.8(b), no Loan Party has any pending or, the knowledge of any Loan Party, threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect or result in injunctive relief or findings of criminal misconduct of any Loan Party or any of its Subsidiaries.

(c)                                  No Loan Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal.  No Loan Party or any Subsidiary of any Loan Party is the subject of an audit or, to each Loan Party’s knowledge, any review or investigation by any Governmental Body concerning the violation or possible violation of any Applicable Law.

(d)                                 Except as could not reasonably be expected to result in a material liability to any Loan Party:  neither any Loan Party nor any Subsidiary of a Loan Party maintains or contributes to any Pension Benefit Plan other than (x) those listed on Schedule 5.8(d) hereto and (y) thereafter, as permitted under this Agreement.  (i) no Pension Benefit Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Pension Benefit Plan; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code; (iii) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Pension Benefit Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Benefit Plan; (v) the current value of the assets of each Pension Benefit Plan exceeds the present value of the accrued benefits and other liabilities of such Pension Benefit Plan and neither any Loan Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Loan Party nor any member of the Controlled Group has breached any of the material responsibilities, obligations or duties imposed on it by ERISA with respect to any Pension Benefit Plan; (vii) neither any Loan

Party nor any member of a Controlled Group has incurred any material liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Loan Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Pension Benefit Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Pension Benefit Plan which is subject to ERISA; (ix) each Loan Party and each member of the Controlled Group has made all material contributions due and payable with respect to each Pension Benefit Plan; (x) there exists no Reportable Event; (xi) neither any Loan Party nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of such Loan Party and any member of the Controlled Group; (xii) neither any Loan Party nor any member of the Controlled Group maintains or contributes to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such withdrawal and liability; and (xiv) no Pension Benefit Plan fiduciary (as defined in Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Pension Benefit Plan.

5.9                               Patents, Trademarks, Copyrights and Licenses.  All issued patents, patent applications, trademark registrations, trademark applications, service mark registrations, service mark applications, registered copyrights and copyright applications owned by the Loan Parties as of the Restatement Effective Date are set forth on Schedule 5.9, to the knowledge of the Loan Parties, are valid and have been duly registered or filed with all appropriate Governmental Bodies, except as set forth in Schedule 5.9; to the knowledge of the Loan Parties, there is no objection to or pending challenge to the validity of any material Patent, Trademark or Copyright owned by a Loan Party and no Loan Party is aware of any grounds for any such challenge, except as set forth in Schedule 5.9 hereto.  Except as set forth in Schedule 5.9 hereto, each material Patent, Trademark and Copyright owned or held by each Loan Party consists of original material or property developed by or on behalf of such Loan Party or was lawfully acquired or licensed by such Loan Party from a third party.  With respect to all material software owned by any Loan Party (other than off-the-shelf products), such Loan Party is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9 hereto.  Except as set forth on Schedule 5.9 or as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, all Intellectual Property material to the business of each Loan Party and each of its Subsidiaries (i) is subsisting in full force and effect, has not been terminated, cancelled, expired, or abandoned, and is valid and enforceable; (ii) has been prosecuted in accordance with all Applicable Laws; (iii) has been protected with adequate safeguards and security to maintain any trade secrets, and confidential or proprietary information; (iv) is not the subject of any third party challenge, whether judicial, administrative or otherwise, as to ownership, registerability, validity or enforceability; (v) has not been the subject of any written notice alleging that it is invalid or unenforceable or challenging ownership or registerability; and (vi) includes all the intellectual property rights reasonably required to conduct such Person’s business.  Except as set forth on Schedule 5.9, no stockholder, officer, director or any Affiliate of any Loan Party or any of its Subsidiaries owns or possesses any rights in any Intellectual Property used by any of the Loan Parties or any of their Subsidiaries and material to the operations of their businesses.  Except as set forth on Schedule 5.9 or except for such allegations which, if proven to be true, individually or in the aggregate as could not reasonably be expected to result in a Material Adverse Effect, no Loan Party and no Subsidiary of a Loan Party has (i) received any written notice alleging (x) infringement or notice of any other complaint that its operations infringe or misappropriate rights under any intellectual property of any third party, or (y) unfair trade practices or passing off of counterfeit goods; (ii) knowledge of any such infringement, misappropriation, unfair trade practices or passing off of counterfeit goods, or (iii) wrongfully employed any trade secrets or any confidential information or documentation proprietary to any former employer, or any other Person..

5.10                        Licenses and Permits.  Except as set forth in Schedule 5.10, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits is reasonably likely to have a Material Adverse Effect.

5.11                        Default of Indebtedness.  No Loan Party is in default in the payment of the principal of or interest on any Indebtedness in excess of $500,000 or under any instrument or agreement under or subject to which any such Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12                        No Default.  No Loan Party is in default in the payment or performance of any of its contractual obligations which individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

5.13                        No Burdensome Restrictions.  No Loan Party is a party to any contract or agreement the performance of which is reasonably likely to have a Material Adverse Effect.  No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14                        Labor Matters.  Other than as set forth on Schedule 5.14 hereto, no Loan Party is involved in any material labor dispute; there are no strikes or walkouts or union organization of any Loan Party’s employees threatened or in existence and no labor contract is scheduled to expire during the Term.

5.15                        Margin Regulations.  No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Loan will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16                        [Reserved].

5.17                        Disclosure.  No representation or warranty made by Borrower in this Agreement, in any Other Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not materially misleading; provided, that all financial performance projections delivered to the Agent, including the financial performance projections delivered on or prior to the Restatement Effective Date, represent the Borrower’s estimates of future financial performance and are based on assumptions believed by the Borrower, in good faith, to be reasonable in light of current market conditions, it being acknowledged and agreed by the Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

5.18                        Swaps.  No Loan Party is a party to any swap agreement whereby such Loan Party has agreed to swap interest rates or currencies.

5.19                        Conflicting Agreements.  No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Loan Party or the Collateral requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents, except where the failure to obtain such Consent could not reasonably be expected to have a Material Adverse Effect.

5.20                        Application of Certain Laws and Regulations.  Neither any Loan Party nor any Affiliate of any Loan Party is subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.21                        Business and Property of Borrower.  The Loan Parties do not propose to engage in any business other than the retail sale of clothing, shoes and accessories, reasonable extensions thereof and any business reasonably related, ancillary or complementary thereto.

5.22                        Section 20 Subsidiaries.  Borrower does not intend to use and shall not use any portion of the proceeds of the Loans, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.23                        No Brokers or Agents.  No Loan Party or Subsidiary thereof uses any brokers or other agents acting in any capacity for such Loan Party or Subsidiary in connection with the Obligations.

5.24                        [Reserved].

5.25                        Federal Securities Laws.  Neither Parent Holdco nor any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.

5.26                        Collateral.  Each of the Loan Parties hereby reaffirms each of the provisions set forth in Section 5.26 of the Existing Credit Agreement.  This Agreement and the Other Documents are effective to create (and, with respect to the Other Documents executed and delivered on the Original Closing Date, have created) in favor of the Agent for the ratable benefit of the Lenders a legal, valid and enforceable security interest in the Collateral (as defined herein and therein), and (a) to the extent UCC financing statements in appropriate form were filed in the appropriate filing offices prior to the date hereof, the Other Documents executed and delivered on the Original Closing Date constitute a fully perfected Lien (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to the Permitted Encumbrances and (b) when UCC financing statements in appropriate form are filed in the appropriate filing offices, this Agreement and the Other Documents executed and delivered on the Restatement Effective Date shall constitute a fully perfected Lien (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to the Permitted Encumbrances.

5.27                        [Reserved].

5.28                        Ventures, Subsidiaries and Affiliates; Outstanding Stock.  Except as set forth in Schedule 5.28, no Loan Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person.  All of the issued and outstanding Equity Interests of each Loan Party and each of its Subsidiaries is owned by each of the stockholders, partners or members, as applicable and in the amounts set forth on Schedule 5.28.  Except as set forth on Schedule 5.28, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Loan Party or any of its Subsidiaries may be required to issue, sell, repurchase or redeem any of its Equity Interests or other equity securities or any Equity Interests or other equity securities of such Person’s Subsidiaries.

5.29                        Government Regulation.  No Loan Party and no Subsidiary of a Loan Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940 as amended.  No Loan Party and no Subsidiary of a Loan Party is subject to regulation under the Federal Power Act or any other federal, state, local or foreign statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrower, the application of the proceeds thereof and the repayment thereof and the consummation of the Restatement Effective Date Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

5.30                        Other Environmental Matters.

(a)                                 Except as set forth in Schedule 5.30, (i) the Loan Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect; (ii) the Loan Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not reasonably be expected to have a Material Adverse Effect, and all such Environmental Permits are valid, uncontested and in good standing; (iii) no Loan Party and no Subsidiary of a Loan Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in a Material Adverse Effect, and no Loan Party and no Subsidiary of a Loan Party has permitted any current or former tenant or occupant of the Real Property to engage in any such operations; (iv) no notice has been received by any Loan Party or any of its Subsidiaries identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous laws, and to the knowledge of the Loan Parties, there are no facts, circumstances or conditions that could reasonably be expected to result in any Loan Party or any Subsidiary of a Loan Party being identified as a “potentially responsible party” under CERCLA or analogous laws; and (v) the Loan Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Loan Party and its Subsidiaries.

5.31                        Insurance.  Schedule 5.31 lists all insurance policies of any nature maintained for current occurrences by each Loan Party and each of its Subsidiaries, as well as a summary of the terms of each such policy.  No Loan Party and no Subsidiary of a Loan Party is in default of any obligation under any such policy.  To the extent any insurance policy has a cash surrender, rebate or similar value, there is no restriction, Lien or other encumbrance affecting the receipt or claim of such value by any Loan Party or any of its Subsidiaries, and no obligation or agreement to pay, directly or indirectly, such value to any other party exists other in favor of the Lenders.

5.32                        [Reserved].

5.33                        Transactions Documents.  No Loan Party is in default in the performance or compliance with any provisions of any Revolving Loan Document.  This Agreement and the Other Documents are in full force and effect as of the date hereof and, to the extent executed prior to the date hereof, have not been terminated, rescinded or withdrawn since such prior execution date.

VI.                               AFFIRMATIVE COVENANTS.

Each Loan Party shall, and shall cause each of its Subsidiaries to, until the date on or following the date upon which all of the Obligations have been paid in full in cash.

6.1                               [Reserved].

6.2                               Conduct of Business and Maintenance of Existence and Assets.  (a) Conduct and operate its business according to good business practices and maintain all of its material properties in good working order and condition (reasonable wear and tear and damage from a casualty event excepted and except as may be disposed of in accordance with the terms of this Agreement and, with respect to leased Real Property, except with respect to maintenance obligations which are the responsibility of the landlord and not such Loan Party), and take all actions reasonably necessary to protect the validity of any material Intellectual Property right owned by such Loan Party and included in the Collateral (except as may be abandoned or disposed of in accordance with the terms of this Agreement); (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3                               [Reserved].

6.4                               Government Receivables.  Take all steps reasonably requested by Agent to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code, PPSA and all other Applicable Laws and deliver to Agent (or the Revolver Agent, as applicable) appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between such Loan Party and the United States, any state or any department, agency or instrumentality of any of them.

6.5                               Financial Covenants.

(a)                                 Minimum Interest Coverage Ratio.  Not permit the Interest Coverage Ratio as of the last day of any fiscal quarter of Borrower to be less than the correlative amount set forth below:

Fiscal Quarter Ending Nearest To:	Minimum Interest Coverage Ratio

March 31, 2014	3.50:1.00

June 30, 2014 and as of the last day of each fiscal quarter of Borrower through and including the fiscal quarter ending nearest to September 30, 2014	3.00:1.00

December 31, 2014 and as of the last day of each fiscal quarter of Borrower through and including the fiscal quarter ending nearest to March 31, 2015	3.25:1.00

June 30, 2015 and as of the last day of each fiscal quarter of Borrower thereafter	3.50:1.00

(b)                                 Total Leverage Ratio.  Not permit the Total Leverage Ratio as of the last day of any fiscal quarter of Borrower to exceed the correlative amount set forth below:

Fiscal Quarter Ending Nearest To:	Maximum Total Leverage Ratio

March 31, 2014	4.25: 1.00

June 30, 2014 and as of the last day of each fiscal quarter of Borrower through and including the fiscal quarter ending nearest to March 31, 2015	5.25:1.00

June 30, 2015 and as of the last day of each fiscal quarter of Borrower through and including the fiscal quarter ending nearest to March 31, 2016	4.75:1.00

June 30, 2016 and as of the last day of each fiscal quarter of Borrower through and including the fiscal quarter ending nearest to March 31, 2017	4.25:1.00

June 30, 2017 and as of the last day of each fiscal quarter of Borrower through and including the fiscal quarter ending nearest to March 31, 2018	3.75:1.00

June 30, 2018 and as of the last day of each fiscal quarter of Borrower thereafter	3.25:1.00

6.6                               Execution of Supplemental Instruments.  Execute and deliver to Agent (or Revolver Agent, as applicable) from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.7                               Payment of Indebtedness.  Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and the applicable Loan Party shall have provided for adequate reserves, subject at all times to any applicable subordination arrangement in favor of Lenders.

6.8                               Standards of Financial Statements.  Cause all financial statements referred to in Sections 9.7, 9.8, 9.9 and 9.12 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnote disclosures) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein.

6.9                               Board Observation Rights.  As long as the aggregate amount of the then outstanding Term Loans held by GC-Cap and/or its Affiliates is at least forty percent (40%) of the aggregate amount of the sum of (a) the Term Loan funded by GC-Cap and/or its Affiliates on the Original Closing Date plus (b) the Term Loan funded by GC-Cap and/or its Affiliates on the Restatement Effective Date, each of Parent Holdco and Borrower shall allow one non-voting representative designated by Agent to attend and participate in all meetings and other activities of the board of directors or equivalent governing body of such Person, excluding all committees and sub-committees thereof (each, a “Board Observer”); provided, that such Board Observer shall have executed a customary confidentiality agreement.  Parent Holdco or Borrower, as applicable, shall (i) give Agent notice of all such meetings, at the same time as furnished to the members of such governing body, (ii) provide to the Board Observer all notices and board packages furnished to the members of such governing body, whether at or in anticipation of a meeting, an action by written consent or otherwise, at the same time furnished to the members of such governing body, (iii) notify the Board Observer and permit such Board Observer to participate by telephone in, emergency meetings of such governing body, and (iv) provide the Board Observer copies of the minutes of all such meetings at the time such minutes are furnished to the members of such governing body.  Notwithstanding the foregoing, Parent Holdco or Borrower shall be entitled to (x) exclude the Board Observer from any portion of any meeting or telephone call (i) consisting of an executive session, (ii) when the governing body discusses any matters relating to this Agreement, the Other Documents, the Revolving Loan Documents, or Parent Holdco’s or Borrower’s relationship with the Agent or the Lenders, or (iii) if and to the extent Parent Holdco or Borrower reasonably believes that the Board Observer’s presence at or participation in such meeting or telephone conference (or any portion thereof) may create a conflict of interest for the Board Observer or affect the attorney/client or a similar privilege of any of the Loan Parties and their legal advisors, and (y) withhold from the Board Observer information delivered to the governing body prior to any such meeting to the extent such information relates to any of the foregoing.

6.10                        Intellectual Property.

(a)                                 Upon the reasonable request of Agent, in order to facilitate filings with the United States Patent and Trademark Office and the United States Copyright Office, each Loan Party shall execute and deliver to Agent one or more security agreements substantially in the form of Exhibit 6.10(a) to evidence Agent’s Lien on such Loan Party’s Patents, Trademarks, and/or Copyrights registered by or filed with such Office.

(b)                                 Each Loan Party shall have the duty, to the extent reasonably necessary or economically desirable in the operation of such Loan Party’s business, as determined by such Loan Party, (i) to promptly sue for infringement, misappropriation, or dilution and to endeavor to recover any and all damages for such infringement, misappropriation, or dilution of any material Intellectual Property owned by such Loan Party, (ii) to prosecute diligently any material trademark application or material service mark application that is part of the Trademarks owned by such Loan Party pending as of the date hereof or hereafter until the termination of this Agreement, (iii) to prosecute diligently any material patent application that is part of the Patents owned by such Loan Party pending as of the date hereof or hereafter until the termination of this Agreement, and (iv) to take all reasonably necessary action to preserve and maintain all of such Loan Party’s material Trademarks, Patents, Copyrights, License Agreements, and its rights therein, including , with respect to any Trademarks, Patents or Copyrights owned by such Loan Party that are the subject of a registration issued by or an application filed with any Governmental Body, the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings.  Each Loan Party shall promptly file an application with the United States Copyright Office for any material Copyright of such Loan Party that has not been registered with the United States Copyright Office if such Loan Party determines that the registration of such Copyright is necessary in connection with the operation of such Loan Party’s business.  Any expenses incurred in connection with the foregoing shall be borne by the Loan Parties.  The Loan Parties further agree not to abandon any Trademark, Patent, Copyright owned by such Loan Party, or License Agreement that is necessary in the operation of any Loan Party’s business without the prior written consent of Agent, not to be unreasonably withheld, conditioned or delayed; provided, that the Loan Parties may take such abandonment actions, so long as the Trademark, Patent, Copyright or License Agreement proposed to be abandoned is no longer material to the operation of the business as determined by the Loan Parties.

(c)                                  The Loan Parties acknowledge and agree that the Agent and the Lenders shall have no duties with respect to the Trademarks, Patents, Copyrights, or License Agreements. Without limiting the generality of this Section 6.10(c), the Loan Parties acknowledge and agree that neither the Agent nor any Lender shall be under any obligation to take any steps necessary to preserve rights in the Trademarks, Patents, Copyrights, or License Agreements against any other Person, but Agent may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of the Loan Parties and shall be chargeable to the Loan Parties.

(d)                                 With respect to the Intellectual Property rights owned by the Loan Parties which are material to the conduct of the Loan Parties’ respective businesses and the subject of a registration issued by or application filed with a Governmental Body, each Loan Party agrees to take all necessary steps, including making all necessary payments and filings in connection with registration, maintenance, and renewal of Copyrights, Trademarks, and Patents in the United States Copyright Office, the United States Patent and Trademark Office, any other appropriate Governmental Bodies in foreign jurisdictions or in any court, to maintain each such Intellectual Property right; provided, however, no Loan Party shall, either itself or through any agent, employee, licensee, or designee, file an application for the registration of any Copyright with the United States Copyright Office or any similar office or agency, except in compliance with the provisions of Sections 6.10(e).  Each Loan Party hereby agrees to take, or cause to be taken, corresponding steps with respect to each new or acquired Intellectual Property right to which it is now or later becomes entitled that are material to the conduct of their businesses. Any expenses incurred in connection with such activities shall be borne solely by the Loan Parties.

(e)                                  Without limiting any other provision hereof, within twenty (20) Business Days following the date of registration of or recordation of transfer of ownership, as applicable, to a Loan Party of any registered Copyrights, such Loan Party shall cause to be prepared, executed, and delivered to Agent (i) a Copyright security agreement or supplemental schedules to an existing registered Copyright security agreement reflecting the security interest of Agent in such registered Copyrights, which supplemental schedules shall be in form and content suitable for recordation with the United States Copyright Office (or any similar office of any other jurisdiction in which registered Copyrights are used) so as to give constructive notice, when so recorded, of the transfer by such Loan Party to Agent of a security interest in such registered Copyrights and (ii) any other documentation as Agent reasonably deems necessary in order to perfect, and confirm and continue the perfection of, Agent’s Liens on such registered Copyrights following such recordation.

The Loan Parties shall ensure that each of the representations and warranties contained in Section 5.9 remain true and correct at all times.

6.11                        Lien Waiver Agreements.  Use commercially reasonable efforts to deliver to Agent executed Lien Waiver Agreements in favor of Agent for each location leased by a Loan Party with respect to which Revolver Agent has received or shall be receiving a Lien Waiver Agreement.

6.12                        Exercise of Rights under Related Transaction Documents.   Each Loan Party shall, and shall cause each of its Subsidiaries to, enforce all of its material rights, including, without limitation, all material indemnification rights, and pursue all material remedies available to it with diligence and in good faith in connection with the enforcement of any such rights under the Related Transaction Documents.

6.13                        Keepwell.   If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Loan Party to honor all of such Non-Qualifying Loan Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.13, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Loan Party under this Section 6.13 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents.  Each Qualified ECP Loan Party intends that this Section 6.13 constitute, and this Section 6.13 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party.

VII.                          NEGATIVE COVENANTS.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, until the date on or following the date upon which all of the Obligations have been paid in full in cash:

7.1                               Merger, Consolidation, Acquisition and Sale of Assets.

(a)                                 Enter into any merger, consolidation or other reorganization with or into any other Person (other than (i) pursuant to a Permitted Acquisition where a Loan Party is the surviving entity, or where the surviving entity becomes a Loan Party; provided, however that, in all cases, Borrower shall be the surviving entity of any Permitted Acquisition that it is a party to and (ii) transactions between (A) any Loan Party or Subsidiary and Borrower so long as Borrower is the surviving entity, (B) any Loan Party and any other Loan Party; provided, that, if Borrower is a party thereto, Borrower is the surviving entity, (C) any Subsidiary of a Loan Party and any Loan Party or Domestic Subsidiary thereof; provided, that, if a Loan Party is a party thereto, such Loan Party is the surviving entity, (D) any Foreign Subsidiary and another Foreign Subsidiary, or (E) any Domestic Subsidiary that is not a Loan Party and any other Domestic Subsidiary that is not a Loan Party)) or acquire all or a substantial portion of the assets or Equity Interests of any Person (other than as permitted by Sections 7.4, 7.6 and 7.9 and clause (e) of the definition of the definition of Permitted Dispositions).

(b)                                 Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (subject to Section 7.10) Permitted Dispositions.

(c)                                  Convert into any other organizational form.

7.2                               Creation of Liens.  Create or suffer to exist any Lien upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3                               Guarantees.  Become liable for any Guaranteed Indebtedness (other than to Lenders) except (a) the endorsement of checks in the Ordinary Course of Business, (b) as otherwise permitted by Section 7.8, and (c) guarantees of obligations and liabilities of other Loan Parties not otherwise prohibited by this Agreement.

7.4                               Investments.  Purchase or acquire, or make any commitment to purchase or acquire, obligations, assets or Equity Interests of, or other interest in, any Person, except the following (“Permitted Investments”) (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest substantially all of their assets in obligations issued or guaranteed by the United States of America or an agency thereof, (e) as permitted by Section 7.1(a), 7.8 and 7.12 and (f) Permitted Acquisitions.

7.5                               Loans.  Make or commit to make advances, loans or extensions of credit or capital contributions to any Person, including any Parent, Subsidiary or Affiliate, or make, accrue or permit to exist loans or advances of money to, any Person, including any Parent, Subsidiary or Affiliate, through the direct or indirect lending of money, holding of securities or otherwise, in each case, except (a) advances, loans or extensions of credit by any Loan Party to another Loan Party, (b) with respect to the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business and (c) to directors, officers, employees and consultants in an amount not to exceed $500,000 in the aggregate at any time outstanding.

7.6                               Capital Expenditures.  Contract for, purchase or make any expenditure or commitments for Capital Expenditures (other than Capital Expenditures described in subparagraph (c) of the definition of Unfinanced Capital Expenditures) which would cause the aggregate Capital Expenditures made in cash (other than Capital Expenditures described in subparagraph (c) of the definition of Unfinanced Capital Expenditures) by the Loan Parties and their Subsidiaries in any fiscal year of Borrower to exceed $12,000,000 in fiscal year 2014; $15,500,000 in fiscal year 2015; $15,500,000 in fiscal year 2016; $17,000,000 in fiscal year 2017; $17,500,000 in fiscal year 2018; and $18,000,000 in fiscal year 2019 and thereafter; provided that 50% of the amount specified herein for any fiscal year of Borrower, if not so expended in such fiscal year may be carried over and expended in the next succeeding fiscal year (with Capital Expenditures made by the Loan Parties and their Subsidiaries in such succeeding fiscal year applied last to such unexpended amount).

7.7                               Restricted Payments.  Make any Restricted Payments except for (a) such to be used to pay director fees and expenses and overhead of Parent Holdco or Topco directly attributable to its direct or indirect ownership of Borrower and its Subsidiaries, (b) dividends and distributions by Subsidiaries of a Loan Party paid to such Loan Party (other than Parent Holdco); provided, that dividends and distributions by a non-wholly owned Subsidiary of a Loan Party shall only be made with the prior written consent of Agent if any Person other than a Loan Party would be entitled to receive any portion of such dividend or distribution, (c) tax distributions to allow Parent Holdco or Topco to pay franchise and other Taxes owed by either of them, but excluding any Taxes payable with respect to any Person that is not a Loan Party or Subsidiary thereof (other than Topco, solely as a member of the consolidated tax group including Borrower and its Subsidiaries) as well as the consolidated, combined, unitary or other group taxes owed by Topco and its Subsidiaries, (d) the purchase, redemption or other retirement of any common or preferred Equity Interests, or of any options to purchase or acquire any such shares of common or preferred Equity Interests of such Loan Party or Topco other than (provided that (i) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment, (ii) after giving effect to such Restricted Payment, the Loan Parties and their

Subsidiaries are in compliance on a pro forma basis with the financial covenants set forth in Section 6.5, recomputed for the most recent fiscal quarter for which financial statements have been delivered to Agent and Lenders pursuant to the terms of this Agreement, (iii) the aggregate Restricted Payments permitted under this clause (d) shall not exceed $2,500,000 during the term of this Agreement plus the amount of any net cash proceeds received from additional issuances of Equity Interests to other employees, officers or directors, and (iv) both before and after giving effect to such Restricted Payment, no Covenant Compliance Period (as defined in the PNC Credit Agreement) shall then be in effect) from employees, officers, directors and consultants, (e) (i) [reserved] and (ii) any other earnout or other similar deferred purchase price payment obligations incurred pursuant to a Permitted Acquisition (provided that (w) the earnout or other similar deferred purchase price payment obligations with respect to which such Restricted Payment described in clause (e)(ii) above is made are unsecured, (x) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment, (y) after giving effect to such Restricted Payment, the Loan Parties and their Subsidiaries are in compliance on a pro forma basis with the financial covenants set forth in Section 6.5, recomputed for the most recent fiscal quarter for which financial statements have been delivered to Agent and Lenders pursuant to the terms of this Agreement, and (z) the aggregate Restricted Payments permitted under this subclause (ii) shall not exceed $2,000,000 during any fiscal year), (f) any other Restricted Payment otherwise expressly permitted by the terms of this Agreement and the PNC Credit Agreement and (g) the Restatement Effective Date Dividend.

7.8                               Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) the Obligations; (ii) Indebtedness owed by one Loan Party to another Loan Party; (iii) Capital Financing Indebtedness; provided, that, the total amount of all Indebtedness incurred pursuant to this clause (iii) at any time outstanding shall not exceed $5,000,000; (iv) Indebtedness incurred in connection with Permitted Investments, (v) unsecured Indebtedness in an aggregate outstanding principal amount at any time not to exceed $500,000, (vi) Indebtedness existing on the Restatement Effective Date and identified on Schedule 7.8, (vii) Permitted Subordinated Debt in an aggregate principal amount not to exceed $5,000,000 (which amount, for the avoidance of doubt, shall not include any Permitted Freeman Spogli Investment constituting Indebtedness and any Indebtedness between Loan Parties), and, to the extent not exceeding, in principal amount, the Maximum Principal Amount of Revolving Loan Debt (as defined in the Intercreditor Agreement), Indebtedness under the Revolving Loan Documents, (viii) Indebtedness arising from the endorsement of instruments for deposit, the honoring by a bank or other institution of a check, draft or similar instrument drawn against insufficient funds, so long as the same is covered within 5 Business Days, or consisting of obligations in respect of cash management services or overdraft protection, (ix) Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business, (x) Indebtedness arising as an account party in respect of trade letters of credit issued in the ordinary course of business, (xi) unsecured Indebtedness arising under Hedge Agreements entered into for bona fide hedging purposes and not for speculation, (xii) refinancings of any of the foregoing Indebtedness which do not increase the principal amount of such Indebtedness and are on terms (including pricing) not less favorable to the applicable Loan Party than the existing Indebtedness being refinanced, (xiii) any earnout or other similar deferred purchase price payment obligations incurred in connection with a Permitted Acquisition to the extent permitted by Section 7.7 and (xiv) Permitted Freeman Spogli Investments to the extent constituting Indebtedness.

7.9                               Nature of Business.  Substantially change the nature of the business in which it is presently engaged or businesses otherwise reasonably related or complementary thereto, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than (a) in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted and (b) as permitted by Sections 7.1(a) and 7.6.

7.10                        Transactions with Affiliates.  Except as disclosed on Schedule 7.10 and with respect to transactions that are otherwise expressly permitted herein, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate thereof or any present or former shareholder thereof, except:

(a)                                 transactions which are in the Ordinary Course of Business, on an arm’s-length basis on fair and reasonable terms and conditions no less favorable than terms and conditions which would have been obtainable in a comparable arm’s length transaction from a Person other than an Affiliate or a present or former shareholder of such Loan Party or such Loan Party and, if such transaction involves payments from the Loan Parties or any of their Subsidiaries to such Affiliate in excess of $500,000 per fiscal year, such transaction shall have been disclosed to Agent in writing.  All such transactions existing as of the Restatement Effective Date are described on Schedule 7.10;

(b)                                 reasonable and customary director, board observer, officer, employee and member of management compensation (including bonuses), documented expense reimbursement and other benefits (including retirement, health, severance, stock option and other benefit plans) and employment, severance, change of control and indemnification arrangements, in the case of the officers or directors;

(c)                                  customary indemnity and expense reimbursement paid to or on behalf of Freeman Spogli in connection with Freeman Spogli’s performance of financial, advisory, monitoring, oversight and similar services; provided, that Borrower shall provide to Agent, upon Agent’s request in its Permitted Discretion, a reasonably detailed explanation of the indemnities and expenses so reimbursed and the purpose therefor;

(d)                                 the Transactions and related transactions contemplated by the Purchase Agreement (as in effect on the Original Closing Date) and the payment of the fee payable to Freeman Spogli or one of its Affiliates in connection therewith;

(e)                                  sales of Equity Interests of Parent Holdco to Freeman Spogli and Permitted Holders permitted by this Agreement and the granting of registration and other customary rights in connection therewith;

(f)                                   the payment of fees to Freeman Spogli (or its affiliated entities) for any financial or mergers and acquisitions advisory, financing, underwriting or placement services (whether structured as a fee or an underwriting discount) in connection with Permitted Acquisitions or permitted equity Investments; provided that the fees for any such Permitted Acquisition shall not exceed the greater of (i) 2% of the transaction value and (ii) 5% of the amount of any new equity invested by Freeman Spogli or its Affiliates in connection with such Permitted Acquisition or equity Investment; and

(g)                                  the payment of the Restatement Effective Date Bonus Payments and the Restatement Effective Date Dividend.

7.11                        Management Fees.  Except as disclosed on Schedule 7.11, pay any management, consulting, administrative or similar fees to any Affiliate of any Loan Party, any officer, director or employee of any Loan Party, any Affiliate of any Loan Party or Freeman Spogli (or its affiliated entities) during the term of this Agreement, other than as provided in Section 7.10.

7.12                        Subsidiaries.

(a)                                 Subject to Section 4.1, form or acquire any Subsidiary unless:

(i)                                     such Subsidiary executes and delivers, or causes to be delivered (as applicable) to Agent promptly: (A) either, at the election of Agent, a joinder to this Agreement in the form of Exhibit 7.12 or a joinder to the Guaranty and the Guarantor Security Agreement, (B) if such Subsidiary has any Subsidiaries, (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary, (2) undated stock powers executed in blank with signature guaranteed, and (3) such opinion of counsel as Agent may reasonably request, (C) if requested by Agent, with respect to owned Real Property of such Subsidiary with a fair market value in excess of $250,000 (1) a fully executed Mortgage in form and substance reasonably satisfactory to Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable first priority (subject to the terms of the Intercreditor Agreement) Lien on such Real Property, free and clear of all defects, encumbrances and Liens other than Permitted Encumbrances, (2) then current A.L.T.A. surveys, certified to Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (3) an environmental site assessment prepared by a qualified firm reasonably acceptable to Agent, in form and substance satisfactory to Agent, and (D) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by Agent in order to create, perfect, establish the first priority (subject to Permitted Encumbrances and the terms of the Intercreditor Agreement) of or otherwise protect any Lien purported to be covered by any such security agreement, pledge agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in this Agreement and the Other Documents and that all property and assets of such Subsidiary constituting “Collateral” shall become Collateral for the Obligations; and

(ii)                                  each owner of the Equity Interests of any such Subsidiary, at the reasonable request of Agent, executes and delivers promptly a pledge agreement in form and substance reasonably satisfactory to Agent, together with (A) certificates evidencing all of the Equity Interests of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, and (C) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by Agent.

(b)                                 Enter into any partnership, joint venture or similar arrangement.

7.13                        Fiscal Year and Accounting Changes; Change of Jurisdiction, Corporate Name or Locations.  Change its fiscal year or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.  Except in the case of the non-surviving entity in a merger or other transaction permitted under Section 7.1, change its chief executive office, principal place of business or the location of its primary records concerning the Collateral, in any case without at least ten (10) days’ prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of itself and the other Lenders, in any Collateral, has been completed or taken, and provided that any such new location of a Loan Party or any of its domestic Subsidiaries shall be in the continental United States or Canada. Without limiting the foregoing, (a) in no event shall any Borrower be or become a Person that is not a “United States person” as defined in Section 7701(a)(30) of the Code and (b) no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, change its jurisdiction of organization, name, identity or organizational structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-506 of the Uniform Commercial Code or any other then applicable provision of the Uniform Commercial Code or PPSA except upon prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of itself and the other Lenders, in any Collateral, has been completed or taken.

7.14                        Pledge of Credit.  Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Loan in or for any business other than as permitted by Section 7.9.

7.15                        Amendment of Certificate of Incorporation, By-Laws and Other Documents.  Amend, modify or waive (a) any material term or provision of its Certificate of Incorporation or By-Laws (or other similar constituent documents) other than in connection with Permitted Equity Issuances if such amendment, modification or waiver could reasonably be expected to have a Material Adverse Effect or would otherwise be materially adverse to the interest of the Agent or any Lender (as reasonably determined by the Agent), (b) any documents or instruments evidencing or giving rise to Permitted Subordinated Debt except to the extent permitted under the terms of the subordination agreement with respect thereto and, in any event, if such modification or waiver is material to the interests of the Lenders, without promptly delivering a copy thereof to the Agent, (c) any Revolving Loan Document except in connection with the Restatement Effective Date Transactions and as permitted under the terms of the Intercreditor Agreement and, in any event, if such modification or waiver is material to the interests of the Lenders, without promptly delivering a copy thereof to the Agent or (d) any provision of any lease between any Loan Party and any of MSW Promenade, L.P., TX-SW #1, LP, Ambassador Way Associates, LP or Bluecap, Ltd. with respect to any Lien granted to any such lessor in a manner adverse to the interests of the Lenders.  Permit any of its Subsidiaries to, amend, modify or alter, or permit to be amended, modified or altered, or enter into any new agreement or document with respect to, any Purchase Document, including without limitation any schedule, exhibit, amendment, supplement, modification, assignment, side letter or any other document delivered pursuant thereto or in connection therewith by any Loan Party, Subsidiary or any other Affiliate, in each case, to the extent the same (i) could reasonably be expected to have a Material Adverse Effect, (ii) would cause or result in a Default or Event of Default hereunder or (iii) is adverse to the interests of Agent or any Lender in their capacities as such.

7.16                        Compliance with ERISA.  If any material liability could reasonably be expected to be imposed on any Loan Party:  (i) (x) maintain, or permit any Subsidiary of a Loan Party to maintain, or (y) become obligated to contribute, or permit any Subsidiary of a Loan Party to become obligated to contribute, to any Pension Benefit Plan, other than those Pension Benefit Plans disclosed on Schedule 5.8(d) or any other Pension Benefit Plan for which Agent has provided its prior written consent, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction,” as that term is defined in section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency,” as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan where such event could result in any liability of any Loan Party or the imposition of a lien on the property of any Loan Party pursuant to Section 4068 of ERISA, (v) assume, or permit any Subsidiary of a Loan Party to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Agent of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Pension Benefit Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Pension Benefit Plan.

7.17                        Prepayment of Indebtedness.  Cancel any claim or debt owing to it, except in the Ordinary Course of Business consistent with past practice.  At any time, directly or indirectly make any payment of any type with respect to, repurchase, redeem, retire or otherwise acquire, any Indebtedness that is subordinated to the Obligations in right of payment except as permitted under the subordination agreement related thereto or as otherwise expressly permitted hereby.

7.18                        [Reserved].

7.19                        Membership/Partnership Interests.  Elect to permit any of its Subsidiaries to (x) treat its limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of Uniform Commercial Code or (y) certificate its limited liability company membership interests or partnership interests, as the case may be.

7.20                        [Reserved].

7.21                        Bank Accounts.  Close any bank account at a depository institution other than PNC without providing at least 10 days’ prior notice to Agent.

7.22                        Limitation on Issuance of Equity Interests.  Issue or sell, or permit any of its Subsidiaries to issue or sell, any shares of its Equity Interests, any securities convertible into or exchangeable for its Equity Interests or any warrants; provided that the following issuances and sales shall be permitted:

(a)                                 Parent Holdco may issue shares of its Equity Interests that are not Disqualified Equity Interests to any director, officer, consultant or employee of Parent Holdco or its Subsidiaries pursuant to a written plan or agreement approved by the Board of Directors of Parent Holdco;

(b)                                 the Loan Parties (other than Parent Holdco) may issue Equity Interests to other Loan Parties so long as the requirements set forth in Section 7.12(a)(ii) are complied with;

(c)                                  Permitted Equity Issuances; and

(d)                                 new Subsidiaries of Loan Parties may issue Equity Interests to Loan Parties so long as the requirements set forth in Section 7.12 are complied with.

7.23                        Limitations on Negative Pledges.  Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following:

(a)                                 this Agreement and the Other Documents;

(b)                                 the Revolving Loan Documents;

(c)                                  any agreement entered into in connection with Permitted Subordinated Debt;

(d)                                 negative pledges and restrictions on Liens in favor of any holder of Capital Financing Indebtedness permitted under clause (iii) of Section 7.8 but solely to the extent such negative pledge or restriction extends solely to the property financed by such Indebtedness, accessions thereto and the proceeds and the products thereof;

(e)                                  any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition, provided, that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder;

(f)                                   customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and other agreements entered into in the Ordinary Course of Business; and

(g)                                  restrictions that exist in any agreement in effect at the time a Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary.

7.24                        Capital Structure and Business.  Except as permitted in Section 7.1, make any change in its capital structure as described on Schedule 5.28, including the issuance of any shares of Equity Interests, warrants or other securities convertible into Equity Interests or any revision of the terms of its outstanding Equity Interests to the extent any such change could be adverse to the interests of Lenders in any material respect; provided, in no event shall any Loan Party, nor shall any Loan Party permit any of its Subsidiaries to, become, create, form or acquire a Domestic Holding Company of the type described in clause (ii) of the definition of “Domestic Holding Company” set forth in this Agreement.  Parent Holdco shall not engage in any business activities other than (i) ownership of the Equity Interests of Borrower, (ii) activities incidental to the maintenance of its corporate existence and (iii) performance of its obligations under the Related Transaction Documents to which it is a party.

7.25                        [Reserved].

7.26                        Sale-Leasebacks.  Engage in any sale leaseback, synthetic lease or similar transaction involving any of its assets.

7.27                        No Impairment of Intercompany Transfers.  Directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of a Loan Party to such Loan Party, except for such restrictions, prohibitions or requirements existing under applicable mandatory legal requirements or this Agreement and the Other Documents or the Revolving Loan Documents.

7.28                        No Speculative Transactions.  Engage in any transaction involving commodity options, futures contracts or similar transactions, except Hedge Agreements expressly permitted hereunder.

7.29                        Additional Store Leases.  Enter into any leases or subleases for additional store locations at any time that an Event of Default exists as a result of Borrower’s failure to comply with the then applicable Total Leverage Ratio covenant threshold set forth in Section 6.5, as determined based on the last Compliance Certificate delivered to Agent, unless Agent otherwise consents in writing.

VIII.                     CONDITIONS PRECEDENT.

8.1                               Conditions to Restatement Effective Date Term Loan.  The obligation of Lenders to make the Restatement Effective Date Term Loan on the Restatement Effective Date is subject to the satisfaction (in a manner reasonably satisfactory to Lenders), or waiver thereby by all Lenders, immediately prior to or concurrently with the making of such Loans, of the following conditions precedent:

(a)                                 Loan Documents.  Agent shall have received this Agreement and each of the Other Documents listed on Schedule 8.1(a), in each case, duly executed and delivered by an authorized officer of each Loan Party party thereto;

(b)                                 [Reserved];

(c)                                  Amendment to Revolving Facility.  The amendment to the PNC Revolving Facility shall have closed (or shall close on the Restatement Effective Date concurrently herewith) on terms reasonably acceptable to Agent;

(d)                                 Legal Opinion.  Agent shall have received the executed legal opinion of Bingham McCutchen LLP in form and substance satisfactory to Agent, which shall cover such matters incident to the transactions contemplated by this Agreement, the Term Notes, if any, the rest of the Other Documents and all related agreements as Agent may reasonably require and the Loan Parties hereby authorize and direct such counsel to deliver such opinion to Agent and Lenders;

(e)                                  Representations and Warranties.  The representations and warranties set forth herein and in the Other Documents executed as of even date herewith shall be true and correct in all material respects;

(f)                                   Leverage Covenant and Financial Statements.  The Loan Parties shall certify to Agent and Lenders that, the ratio of (i) the aggregate outstanding principal amount of Funded Debt on the Restatement Effective Date (after giving effect to the Restatement Effective Date Transactions) to (ii) Restatement Effective Date Adjusted EBITDA shall not be greater than 4.25:1.00;

(g)                                  Solvency.  After giving effect to the Restatement Effective Date Transactions, Borrower and the other Loan Parties, taken as a whole, shall be solvent, able to pay their respective debts as they mature, shall have capital sufficient to carry on their respective businesses and all businesses in which they are about to engage, and (i) as of the Restatement Effective Date, the fair present saleable value of the assets of Borrower and the other Loan Parties taken as a whole, calculated on a going concern basis, shall be in excess of the amount of the liabilities of the Loan Parties and (ii) after giving effect to the Restatement Effective Date Transactions, the fair saleable value of the assets of Borrower and the other Loan Parties taken as a whole, (calculated on a going concern basis) shall be in excess of the amount of the liabilities of the Loan Parties;

(h)                                 [Reserved];

(i)                                     Fees.  Agent shall have received all fees payable to Agent and Lenders on or prior to the Restatement Effective Date hereunder, including pursuant to Article III hereof, whether by deduction from the Restatement Effective Date Term Loan or otherwise;

(j)                                    Material Adverse Effect.  Since March 30, 2013, there shall not have occurred any change, development or event that has had or would reasonably be expected to have a Material Adverse Effect with respect to Borrower or any of its Subsidiaries;

(k)                                 [Reserved];

(l)                                     Closing Certificate.  Agent shall have received a closing certificate signed by an authorized officer of Parent Holdco dated as of the date hereof, certifying that (i) each of the conditions set forth in clauses (e), (f), (g), (j) and (n) of this Section 8.1 have been satisfied in all material respects and (ii) attached thereto are (x) true, correct and complete copies of the Revolving Loan Documents, in each case, executed and delivered on the Restatement Effective Date and (y) a calculation demonstrating compliance with clause (f) above;

(m)                             Reaffirmation of and Amendment to Intercreditor Agreement.  Agent shall have received an executed reaffirmation of and amendment to the Intercreditor Agreement, duly executed by PNC, as agent for the Lenders under the PNC Revolving Facility, Agent and the Loan Parties, on terms satisfactory to Agent; and

(n)                                 Undrawn Availability.  After giving effect to the Restatement Effective Date Term Loan hereunder and any loans advanced under the PNC Revolving Facility, in each case, on the Restatement Effective Date, Borrower shall have Undrawn Availability of at least $15,000,000 on the Restatement Effective Date.

Notwithstanding anything in this Agreement or any Other Document to the contrary, the availability of the Restatement Effective Date Term Loan on the Restatement Effective Date shall not be impaired by the terms of this Agreement and the Other Documents if the conditions set forth in Section 8.1 shall have been otherwise satisfied or waived.

IX.                             INFORMATION AS TO THE LOAN PARTIES.

Each Loan Party shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1                               Disclosure of Material Matters.  Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any material portion of the Collateral, including such Loan Party’s reclamation or repossession of, or the return to such Loan Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2                               Schedules.  Deliver to Agent:

(a)                                 no less frequently than once during each 12-month period, an Inventory count conducted by a third party reasonably acceptable to Agent (and, if a Default or an Event of Default shall have occurred and be continuing, the Loan Parties shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may reasonably require);

(b)                                 at such intervals as Agent may reasonably require, (i) confirmatory assignment schedules and (ii) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications;

(c)                                  concurrently with the delivery of such items to Revolving Agent, the reports required to be delivered to Revolving Agent pursuant to Section 9.2(a) of the PNC Credit Agreement.

The items to be provided under this Section are to be in form reasonably satisfactory to Agent and executed by Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.  Borrower, at its own expense, shall deliver to Agent such appraisals of the assets of the Loan Parties and their respective Subsidiaries as Agent may reasonably request at any time after the occurrence and during the continuance of an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance, reasonably satisfactory to Agent.

9.3                               Environmental Matters.

(a)                                 Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with an environmental certificate in substantially the form of Exhibit 9.3, signed by the President or Chief Financial Officer of Parent Holdco stating, to the best of his knowledge, that the Loan Parties are in compliance in all material respects with all federal, state and local Environmental Laws. To the extent any Loan Party is not in compliance with the foregoing laws in all material respects, the certificate shall set forth with specificity all areas of such non-compliance and the proposed action such Loan Party will implement in order to achieve compliance in all material respects.

(b)                                 In the event Borrower obtains, gives or receives notice of any Release or threat of Release of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Environmental Authority”), then Borrower shall, within five (5) Business Days thereafter, give written notice of same to Agent detailing facts and circumstances of which Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(c)                                  Borrower shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by Borrower to dispose of Hazardous Substances. Borrower shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Real Property and the Collateral.

9.4                               Litigation; Violations.

(a)                                 Promptly notify Agent in writing of any written claim, litigation, suit or administrative proceeding against any Loan Party, whether or not the claim is covered by insurance, which in any such case (i) seeks damages in excess of $5,000,000 not otherwise covered by insurance, (ii) seeks injunctive relief, which would reasonably be expected to result in liability in excess of $5,000,000 not otherwise covered by insurance, (iii) is asserted or instituted against any Loan Party in connection with any Plan, (iv) alleges criminal misconduct by any Loan Party or Subsidiary of a Loan Party or which would reasonably be expected to result in liability in excess of $5,000,000 not otherwise covered by insurance or (v) alleges the violation of any Law regarding, or seeks remedies in connection with, any Environmental Liabilities which, in each of cases (iii) and (v) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to such Loan Party which could reasonably be expected to have a Material Adverse Effect.

9.5                               Material Occurrences.  Upon Borrower’s knowledge thereof, promptly notify Agent in writing of (a) any Event of Default or Default, specifying the nature of such Default or Event of Default, including the anticipated effect thereof; (b) any default or event of default under any of the Revolving Loan Documents; (c) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnote disclosures), the financial condition or operating results of the Loan Parties as of the date of such statements; (d) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party to a material tax imposed by Section 4971 of the Code; (e) each and every default by any Loan Party which could reasonably be expected to result in the acceleration of the maturity of any Indebtedness in excess of $500,000, including the names and addresses of the holders of such Indebtedness, and the amount of such Indebtedness; and (f) any other development in the business or affairs of any Loan Party which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action such Loan Party proposes to take with respect thereto.

9.6                               Government Receivables.  Notify Agent promptly if any of its Receivables in excess of $250,000 in the aggregate arise out of contracts between a Borrowing Base Party and the United States, any state, or any department, agency or instrumentality of any of them.

9.7                               Annual Financial Statements.  Furnish Agent and Lenders within one hundred twenty (120) days after the end of each fiscal year of Topco, financial statements of Topco and its Subsidiaries on a consolidated basis including, but not limited to, a balance sheet and statement of income and retained earnings and cash flows, setting forth in comparative form in each case to the figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP consistently applied, certified without qualification (except for a qualification that results solely from the Obligations being classified as short term Indebtedness during the one year period prior to the maturity date of such indebtedness) by Deloitte & Touche or another independent certified public accounting firm of recognized national standing selected by Topco (the “Accountants”).  Such financial statements shall be accompanied by (i) a report from the Accountants to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (ii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters and (iii) the certification of the President, Chief Financial Officer, Controller or equivalent officer of Borrower that (A) except as described in such certificate, the results reported in such financial statements do not include any income of Topco or Subsidiaries of Topco that are not Subsidiaries of Borrower and, if any such income is included, providing a calculation of EBITDA for Borrower and its Subsidiaries on a consolidated basis and (B) all such financial statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Topco and its Subsidiaries on a consolidated basis, as at the end of such year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to remedy such Default or Event of Default.  The report of the Accountants shall be accompanied by a copy of any management letter of the Accountants issued in connection with such financial statements addressed to Topco.  In addition, the reports shall be accompanied by a Compliance Certificate.

9.8                               Quarterly Financial Statements.  Furnish Agent within forty-five (45) days after the end of each fiscal quarter (or with respect to any fiscal quarter that is the last fiscal quarter of any fiscal year, within sixty (60) days after the end of such fiscal quarter if the financial statements required to be delivered pursuant to Section 9.7 for such fiscal year have not been delivered before the end of such sixty (60) day period), an unaudited consolidated balance sheet of Topco and its Subsidiaries and unaudited statements of income and stockholders’ equity and cash flow of Topco and its Subsidiaries reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, complete and correct in all material respects, subject to normal year-end adjustments that individually and in the aggregate are not material to Borrower’s and/or its Subsidiaries’ business. The reports shall be accompanied by a Compliance Certificate.

9.9                               Monthly Financial Statements.  Furnish Agent within thirty (30) days after the end of each fiscal month, an unaudited balance sheet of Topco and its Subsidiaries on a consolidated basis, unaudited statements of income and stockholders’ equity and cash flow of Topco and its Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal year end adjustments that individually and in the aggregate are not material to the business of Borrower and its Subsidiaries and a report of the Borrowing Base (as defined in the PNC Credit Agreement) for such month.

9.10                        Additional Information.  Furnish Agent with (i) such additional financial and other information respecting any business or financial condition of a Loan Party or any of its Subsidiaries as Agent or any Lender shall, from time to time, reasonably request, including information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by the Loan Parties including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least ten (10) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business, (c) promptly upon any Loan Party’s knowledge thereof, notice of any material labor dispute to which any Loan. Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any organized labor contract to which any Loan Party is a party or by which any Loan Party is bound and (ii) upon request of Agent or any Lender, forms and information required by the U.S. Small Business Administration, including, without limitation, SBA Forms 480 and 652, properly completed and duly executed where applicable.

9.11                        Projected Operating Budget.  Furnish Agent, no later than thirty (30) days after the beginning of each of Topco’s fiscal years commencing with the fiscal year beginning on April 1, 2014, a month-by-month projected operating budget and cash flow of Topco on a consolidated basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), prepared based on reasonable assumptions as of the date thereof, which will include a statement of all of the material assumptions on which such plan is based, will a monthly budget for the following year and will integrate sales, gross profits, operating expenses, operating profit, cash flow projections and liquidity projections all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for Capital Expenditures and facilities.

9.12                        Variances from Operating Budget and Prior Financial Statement Comparisons.  Furnish Agent, concurrently with the delivery of the annual, quarterly and monthly financial statements referred to in Sections 9.7, 9.8 and 9.9, respectively, an analysis of all material variances from budgets submitted by the Loan Parties pursuant to Section 9.11 and from Topco’s consolidated financial statements for the prior fiscal year (or for the corresponding monthly or quarterly period of such prior fiscal year, as applicable).

9.13                        Notice of Suits, Adverse Events.  Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of such Loan Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are reasonably requested by Agent, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party.

9.14                        ERISA Notices and Requests.  If any material liability could reasonably be expected to be imposed on any Loan Party, furnish Agent with prompt written notice in the event that (a) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (b) any Loan Party or any member of the Controlled Group knows or has reason to know that, with respect to a Pension Benefit Plan, a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (c) a funding waiver request has been filed with respect to any Pension Benefit Plan together with all communications received by such Loan Party or any member of the Controlled Group with respect to such request, (d) any increase in the benefits of any existing Pension Benefit Plan or the establishment of any new Pension Benefit Plan or the commencement of contributions to any Pension Benefit Plan to which such Loan Party or any member of the Controlled Group was not previously contributing shall occur, (e) any Loan Party shall receive from the PBGC a notice of intention to terminate a Pension Benefit Plan or to have a trustee appointed to administer a Pension Benefit Plan, together with copies of each such notice, (f) any Loan Party shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (g) any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition on it of withdrawal liability, together with copies of each such notice; (h) any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (i) any Loan Party or any member of the Controlled Group knows that (x) a Multiemployer Plan has been terminated, (y) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (z) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.15                        Federal Securities Laws.  Promptly notify Agent in writing if such Loan Party or any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act.

9.16                        IP Notices.  As soon as practicable, and in any event within five (5) Business Days after a claim is made or action is commenced (or with respect to a threatened claim or action, after an authorized officer of a Loan Party has knowledge thereof), notice of any claim or action by any Person pending, or to the knowledge of any Loan Party, threatened, against any Loan Party or any of its Subsidiaries with respect to any of the Intellectual Property that (i) seeks damages in excess of $1,000,000 not otherwise covered by insurance, or (ii) seeks injunctive relief.  With the delivery of a Compliance Certificate, notify Agent of each application for the registration of any Patent, Trademark, or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency made by any Loan Party, either itself or through any agent, employee, licensee, or designee. Promptly upon any such filing, the Loan Parties shall comply with Section 6.10(a) hereof.

9.17                        [Reserved].

9.18                        Notices Relating to Related Transactions.  Within three (3) Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, copies of all amendments, consent letters, waivers or modifications to, and any material notices or reports provided by any Person to any Loan Party or any of its Subsidiaries pursuant to the terms of or in connection with, any Purchase Document, any agreement, document or instrument governing a Permitted Acquisition or any formation or organizational document of any Loan Party or any of its Subsidiaries, or by any Loan Party or Subsidiary of a Loan Party to any such Person.

9.19                        Additional Documents.  Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X.                                    EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1                        Nonpayment.  Failure by Borrower to pay (a) when due, any amount of principal of any Loan whether at maturity or by reason of acceleration pursuant to the terms of this Agreement, or by required prepayment, (b) within three (3) days after the same shall become due, any interest on the Obligations when due or any fees with respect thereto, in each case, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement, or by required prepayment or (c) within five (5) days following the due date therefor (or, if there is no due date therefor, within five (5) days following Agent’s demand), any other liabilities or other payment, fee or charge provided for herein or in any Other Document;

10.2                        Breach of Representation.  Any representation or warranty made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made;

10.3                        Financial Information.  Failure by any Loan Party to (a) furnish financial information (i) when due, or (ii) when requested, within fifteen (15) days after such request, or (b) permit the inspection of its books or records in accordance with this Agreement;

10.4                        Judicial Actions.  Issuance of a notice of Lien, levy, assessment, injunction or attachment against any Loan Party’s Inventory or Receivables with an aggregate fair market value in excess of $100,000, or against a material portion of any Loan Party’s other property which is not stayed or lifted within thirty (30) days;

10.5                        Noncompliance.  Except as otherwise provided for in this Article X, (a) failure of any Loan Party to perform, keep or observe any term, provision, condition, covenant applicable to such Loan Party herein contained or in the Fee Letter or (b) failure of any Loan Party to perform, keep or observe any term, provision, condition or covenant contained in any Other Document or in Sections 4.6, 4.7, 4.9, 4.17, 4.19, 6.5, 6.7, 6.8, 7.4, 9.3, 9.4, 9.5 or 9.7 hereof which is not cured within thirty (30) days after notice from Agent of the occurrence of such failure;

10.6                        Judgments.  Any judgment or judgments are rendered against a Loan Party or any of its Subsidiaries, or any Loan Party or any Subsidiary thereof agrees to settle any litigation for an aggregate amount in excess of $1,000,000 and, in the case of any such judgment, (a) enforcement proceedings shall have been commenced by a creditor upon such judgment, or (b) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance), and (c) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or such Lien, by reason of a pending appeal or otherwise, shall not be in effect;

10.7                        Bankruptcy.  Any Loan Party shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (d) be adjudicated a bankrupt or insolvent, (e) file a petition seeking to take advantage of any other law providing for the relief of debtors, (f) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (g) take any action for the purpose of effecting any of the foregoing;

10.8                        Inability to Pay.  Any Loan Party shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9                        Cash Management.  Any bank at which any deposit account of any Loan Party is maintained shall fail to comply with any of the terms of any control agreement to which such bank is a party (and which such deposit account is required to be subject), or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Loan Party shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party and such failure continues for more than 30 days after Borrower receives notice thereof;

10.10                 Restraint of Business Activities.  Any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Body from conducting all or any material part of the business of the Loan Parties (taken as a whole) for more than fifteen (15) consecutive days if such enjoinment or restraint could reasonably be expected to result in a Material Adverse Effect;

10.11                 Lien Priority.  Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority (subject to Section 15.19) interest subject to Permitted Encumbrances;

10.12                 Cross Default.  (a) A default in one or more agreements to which any Loan Party is a party with one or more Persons (other than another Loan Party) relative to Funded Debt of such Loan Party involving an aggregate principal amount (including undrawn committed or available amounts) of $1,000,000 or more (i) occurs at the final maturity of the obligations thereunder, or (ii) occurs prior to the final maturity thereof and results in a right by such Person(s), irrespective of whether exercised, to accelerate the maturity of such Loan Party’s obligations thereunder; provided, however, that the cure or waiver of such default (and the corresponding rescission of such acceleration if commenced) shall constitute a cure or waiver of such Event of Default hereunder; or (b) an “Event of Default,” however defined, occurs under the PNC Credit Agreement (a “Revolver Event of Default”); provided, that so long as (x) the Obligations under this Agreement have not been accelerated and no remedies have been exercised in accordance with Section 11.1 as a result of an Event of Default arising solely under this subsection 10.12(b) and (y) the Agent is satisfied in its sole discretion that the obligations under the PNC Credit Agreement have not been accelerated and no remedies have been exercised by the Revolving Lenders as a result of the Revolver Event of Default, then upon the waiver of such Revolver Event of Default that gave rise to such Event of Default solely as a result of the application of this subsection 10.12(b), such Event of Default shall be considered waived hereunder;

10.13                 Breach of Guaranty.  Termination or breach of any Guaranty or Guaranty Security Agreement executed and delivered to Agent in connection with the Obligations of Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or Guaranty Security Agreement;

10.14                 Change of Control.  Any Change of Control shall occur;

10.15                 Invalidity.  Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid, binding and enforceable in accordance with its terms (or any Loan Party or Subsidiary of a Loan Party shall challenge the enforceability of any Other Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Other Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Other Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein, or, as to priority, Section 15.19) in any of the Collateral purported to be covered thereby;

10.16                 Licenses.  (a) Any Governmental Body shall (i) revoke, terminate, suspend or adversely modify any license or permit of any Loan Party, the continuation of which is material to the continuation of any Loan Party’s business, or (ii) commence proceedings to suspend, revoke, terminate or adversely modify any such license or permit and such proceedings shall not be dismissed or discharged within sixty (60) days, or (iii) schedule or conduct a hearing on the renewal of any license or permit necessary for the continuation of such Loan Party’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license or permit; or (b) any agreement which is necessary or material to the operation of such Loan Party’s business shall be revoked or terminated and not replaced by a substitute reasonably acceptable to Agent within thirty (30) days after the date of such revocation or termination, and in the case of (a) or (b), such would reasonably be expected to have a Material Adverse Effect;

10.17                 Seizures.  Any portion of the Collateral shall be seized or taken by a Governmental Body, or any Loan Party or the title and rights of any Loan Party which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding which is reasonably likely to result in a Material Adverse Effect;

10.18                 Operations.  Any cessation of a substantial part of the business of the Loan Parties if such cessation could reasonably be expected to result in a Material Adverse Effect as determined by Agent in its Permitted Discretion;

10.19                 Pension Plans.  An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Pension Benefit Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or in the reasonable opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which is reasonably likely to have a Material Adverse Effect; or

10.20                 Invalidity of Intercreditor Agreement, Subordination Provisions, etc.  The Intercreditor Agreement or any subordination agreement with respect to any Permitted Subordinated Debt shall cease to be in full force and effect, or any Person (other than the Agent of any Lender) party to any such intercreditor or subordination agreement shall breach the provisions thereof or shall contest in any manner the validity, binding nature or enforceability of any such provision or a proceeding shall be commenced by any such Person or any Governmental Body having jurisdiction over such Person, seeking to establish the invalidity or unenforceability thereof.

10.21                 Material Assets.  There shall occur any material damage to, or loss, theft or destruction of, any material assets of any Loan Party or any Subsidiary of a Loan Party or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, or any order or injunction of any court or any administrative or regulatory agency which in any such case causes, for more than ten (10) consecutive days, the cessation or substantial curtailment of revenue producing activities of the Loan Parties, taken as a whole, if such event or circumstance is not covered by business interruption insurance and could reasonably be expected to have a Material Adverse Effect.

10.22                 Reportable Compliance Event.  The occurrence of any Reportable Compliance Event, or any Loan Party’s failure to immediately report a Reportable Compliance Event in accordance with Section 15.18 hereof.

10.23                 Equity Cure.

In the event that the Loan Parties fail to comply with any financial covenant contained in Section 6.5(a) or (b) (a “Financial Covenant Default”) or Section 7.6 (after giving effect to any applicable carryover amount) (a “Capex Covenant Default”), Borrower shall have the right to cure such Event of Default on the following terms and conditions (the “Equity Cure”):

(a)                                 In the event Borrower desires to cure a Financial Covenant Default or Capex Covenant Default, Borrower shall deliver to the Agent irrevocable written notice of its intent to cure (a “Cure Notice”) at any time during the period commencing on the date that the financial statements and corresponding Compliance Certificate as of and for the period ending on the last day of the fiscal quarter as of which such Financial Covenant Default or Capex Covenant Default, as applicable, occurred (the “Testing Date”) are delivered to Agent and Lenders and ending on the tenth (10th) Business Day after Agent’s and Lenders’ receipt of such financial statements and Compliance Certificate.  The Cure Notice shall set forth the calculation of the applicable Financial Covenant Cure Amount (as hereinafter defined) or Capex Covenant Cure Amount (as hereinafter defined).

(b)                                 In the event Borrower delivers a Cure Notice, a Permitted Freeman Spogli Investment shall be made in an amount not less than the Financial Covenant Cure Amount or Capex Covenant Cure Amount, as applicable, at any time during the period commencing on the date of Agent’s receipt of such Cure Notice and ending on the tenth (10th)  Business Day following the date on which the relevant financial statements and Compliance Certificate were required to be delivered to Agent and the Lenders (such tenth (10th) Business Day, the “Required Contribution Date”).  The proceeds of such Permitted Freeman Spogli Investment equal to the Financial Covenant Cure Amount or Capex Covenant Cure Amount, as applicable, shall be immediately contributed by Holdings to the capital of Borrower and, in the case of the Financial Covenant Cure Amount, used by Borrower to make a mandatory prepayment of the Loans and other Obligations in the amount of such proceeds (applied to the Loans and other Obligations in accordance with the mandatory prepayment waterfall set forth in Section 2.21(d)); provided, however, that if the Financial Covenant Cure Amount is increased as described below to account for an event of default pursuant to Section 6.5 of the PNC Credit Agreement, only so much of the Financial Covenant Cure Amount as shall be necessary to cure the applicable Financial Covenant Defaults hereunder shall be applied to the Loans as described above.  The “Financial Covenant Cure Amount” shall be the amount which if added to the amount of EBITDA as of the applicable Testing Date, would result in the Loan Parties being in pro forma compliance with the applicable financial covenant which is the subject of such Financial Covenant Default(s) as of such Testing Date (provided, however, that if more than one such Financial Covenant Default exists as of a Testing Date, or if an event of default pursuant to Section 6.5 of the PNC Credit Agreement then exists, the Financial Covenant Cure Amount for purposes hereof shall equal the largest amount necessary to cure all such applicable financial covenant defaults).  The “Capex Covenant Cure Amount” shall be the amount which if deducted from the amount of Capital Expenditures as of the applicable Testing Date, would result in the Loan Parties being in pro forma compliance with Section 7.6.

(c)                                  In no event shall the Financial Covenant Cure Amount exceed the amount required to cause Borrower to be in compliance with all applicable financial covenants or capital expenditure covenant, as applicable.  No Equity Cure may be exercised if after giving effect thereto the aggregate amount of all Financial Covenant Cure Amounts and Capex Covenant Cure Amounts actually funded hereunder to effectuate one or more Equity Cures would exceed $12,500,000.

(d)                                 The Equity Cure may not be exercised (i) more than twice in any four (4) consecutive fiscal quarter period or (ii) more than four (4) times during the Term.

(e)                                  (i) Upon timely receipt by Borrower in cash of the appropriate Financial Covenant Cure Amount, if and to the extent after giving effect to the following clause (f) all applicable Financial Covenant Defaults would no longer exist on a pro forma basis, the applicable Financial Covenant Defaults shall be deemed cured and (ii) upon timely receipt by Borrower in cash of the appropriate Capex Covenant Cure Amount, if and to the extent after giving effect to the following clause (f) the applicable Capex Covenant Default would no longer exist on a pro forma basis, such Capex Covenant Default shall be deemed cured.

(f)                                   The Equity Cure and the effects thereof on EBITDA and the Total Leverage Ratio will be disregarded for all other purposes under the Loan Documents, including, without limitation, for purposes of calculating Total Leverage Ratio as a threshold for permitted exceptions to various affirmative and negative covenants; provided that for purposes of determining compliance with Sections 6.5(a) and 6.5(b), (i) the Financial Covenant Cure Amount shall be deemed added to EBITDA for the fiscal quarter ending as of the applicable Testing Date and any subsequent measurement period that includes such fiscal quarter and (ii) the reduction in the outstanding principal balance of Loans due to the application of the proceeds of an Equity Cure pursuant to Section 2.21(c) shall not be taken into account for purposes of determining compliance with Sections 6.5(a) and 6.5(b) for the measurement period ending on the applicable Testing Date and the next  three (3) measurement periods.

So long as the applicable Financial Covenant Cure Amount does not exceed the amount permitted under Section 10.23(c) and the Borrower is otherwise entitled to exercise an Equity Cure pursuant to the foregoing terms and provisions of this Section 10.23, from the effective date of delivery of a Cure Notice until the earlier to occur of the Required Contribution Date and the date on which Agent is notified that the required contribution will not be made, neither Agent nor any Lender shall impose default interest, accelerate the Obligations or exercise any enforcement remedy against any Loan Party or any of its Subsidiaries or any of their respective properties solely on the basis of the applicable Financial Covenant Default or Capex Covenant Default, as applicable, in respect of which the Cure Notice was delivered; provided until timely receipt of the Financial Covenant Cure Amount of Capex Covenant Cure Amount, as applicable, an Event of Default shall be deemed to exist for all other purposes of this Agreement, including, without limitation, Article VII and Article VIII hereof and any term or provision of any Other Document which prohibits any action to be taken by a Loan Party or any of its Subsidiaries during the existence of an Event of Default; provided, further, that notwithstanding the foregoing, upon a deemed cure pursuant to Section 10.23(e), the requirements of the applicable financial covenants or capital expenditures covenant shall be deemed to have been satisfied as of the applicable Testing Date with the same effect as though there had been no Financial Covenant Default at such date or thereafter.

XI.                               LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1                        Rights and Remedies.

(a)                                 Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Loans shall be deemed terminated other than, with respect to clause (f) thereof, as may be required by an appropriate order of the bankruptcy court having jurisdiction over such Loan Party; and (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured pursuant to Section 10.23 or otherwise or waived), at the option of Required Lenders, all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Loans. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code, the PPSA and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may, subject to the terms of leases and the rights of the parties thereunder, enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require the Loan Parties to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give the Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to the Loan Parties at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by the Loan Parties. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted (but only to the extent it is necessary to exercise the foregoing remedies) a royalty free, nonexclusive license and Agent is granted permission to use all of each Loan Party’s (a) Trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other Intellectual Property rights (to the extent permitted by the applicable license, franchise or other governing instrument) which are reasonably used or useful in connection with Inventory for the sole purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof.  Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, the Loan Parties shall remain liable to Agent and Lenders therefor.

(b)                                 To the extent that Applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for the Agent (i) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Loan Parties, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. The Loan Parties acknowledge that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

(c)                                  Agent’s and Lender’s rights and obligations under this Section 11.1 shall be subject to the provisions of the Intercreditor Agreement in all respects.

11.2                        Agent’s Discretion.  Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3                        Setoff.  Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Loan Party’s property held by Agent and such Lender to reduce the Obligations.

11.4                        Rights and Remedies not Exclusive.  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5                        Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, be paid in such order as Agent may from time to time elect, including, at Agent’s discretion, as follows:

FIRST, to the payment of all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the Other Documents or the Collateral;

SECOND, to payment of any accrued and unpaid interest on protective advances;

THIRD, to the payment of any protective advances;

FOURTH, to the payment of all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the Other Documents or the Collateral;

FIFTH, to the payment of accrued and unpaid interest on all other Obligations;

SIXTH, to the payment of the principal amount of all other Obligations then due and owing;

SEVENTH, to all other outstanding Obligations not repaid pursuant to clauses “FIRST” through “SIXTH” above; and

EIGHTH, to the payment of the surplus, if any, to Borrower.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses “THIRD,” “FOURTH,” “FIFTH,” “SIXTH” and “SEVENTH” above; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligation of any Non-Qualified Party shall be paid with amounts received from such Non-Qualified Party under its Guaranty

(including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualified Party’s Collateral if such Swap Obligation would constitute an Excluded Hedge Liability (but subject to the final sentence of the definition of Excluded Hedge Liabilities); provided, that, to the extent possible, appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.

XII.                          WAIVERS AND JUDICIAL PROCEEDINGS.

12.1                        Waiver of Notice.  Each Loan Party hereby waives notice from Agent or any Lender of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2                        Delay.  No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3                        Jury Waiver.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.                     EFFECTIVE DATE AND TERMINATION.

13.1                        Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of the Loan Parties party hereto, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until May 31, 2019 (the “Term”) unless sooner terminated as herein provided. Borrower may terminate this Agreement at any time upon prior written notice upon payment in full of the Obligations.  In the event (a) the Obligations in respect of the Existing Term Loan are prepaid in full prior to the last day of the Term in connection with any refinancing, (b) voluntary prepayments in excess of $10,000,000 in the aggregate in any fiscal year are made with respect to all or any portion of the Existing Term Loan or (c) a mandatory prepayment in respect of the Existing Term Loan in connection with a Change of Control or a sale or all or substantially all of the assets of the Borrower is made, in the case of each of the foregoing clauses (a), (b) and (c), prior to the second anniversary of the Closing Date (the date of such prepayment hereinafter referred to as the “Existing Term Loan Early Termination Date”), Borrower shall pay to Agent for the benefit of Lenders an early termination fee in the following applicable amount:

(x)                                 2% of the amount of such prepayment if the Existing Term Loan Early Termination Date occurs after the Original Closing Date to and including the date immediately preceding the first anniversary of the Original Closing Date; and

(y)                                 1% of the amount of such prepayment if the Existing Term Loan Early Termination Date occurs on or after the first anniversary of the Original Closing Date to and including the date immediately preceding the second anniversary of the Original Closing Date.

In addition to any early termination fees payable pursuant to the provisions above, in the event (a) all or any portion of the Term Loans are prepaid prior to the third anniversary of the Original Closing Date with Repricing Debt, or (b) there is any amendment to the terms of any Term Loan prior to the third anniversary of the Original Closing Date constituting a Repricing Event (the date of such prepayment or amendment or other modification, as applicable, hereinafter referred to as the “Repricing Early Termination Date”), Borrower shall pay to Agent for the benefit of Lenders an early termination fee in the following applicable amount:

(x)                                 1% of the amount of such prepayment applied in respect of the Existing Term Loan, or the aggregate amount of the Existing Term Loan so amended in connection with such Repricing Event, as applicable, if the Repricing Early Termination Date occurs on or after the Restatement Effective Date to and including the date immediately preceding the third anniversary of the Original Closing Date;

(y)                                 2% of the amount of such prepayment applied in respect of the Restatement Effective Date Term Loan, or the aggregate amount of the Restatement Effective Date Term Loan so amended in connection with such Repricing Event, as applicable, if the Repricing Early Termination Date occurs on or after the Restatement Effective Date to and including the date immediately preceding the second anniversary of the Original Closing Date; and

(z)                                  1% of the amount of such prepayment applied in respect of the Restatement Effective Date Term Loan, or the aggregate amount of the Restatement Effective Date Term Loan so amended in connection with such Repricing Event, as applicable, if the Repricing Early Termination Date occurs on or after second anniversary of the Original Closing Date to and including the date immediately preceding the third anniversary of the Original Closing Date.

13.2                        Termination.  The termination of the Agreement shall not affect any Loan Party’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations of Borrower have been paid in full in cash after the termination of this Agreement or Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code or PPSA to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to the Loan Parties, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been paid in full in cash. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid in full in cash.

XIV.                      REGARDING AGENT.

14.1                        Appointment.  Each Lender hereby designates GC-Cap to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Section 3.3 and the Fee Letter), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Term Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2                        Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of Agent as respects the Loans to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3                        Lack of Reliance on Agent and Resignation.  Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower and each Guarantor in connection with the making and the continuance of the Loans hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Term Note, the Other Documents or the financial condition of any Loan Party, or the existence of any Event of Default or any Default.

Agent may resign on thirty (30) days’ written notice to each of Lenders and Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4                        Certain Rights of Agent.  If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5                        Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6                        Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or a Loan Party referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7                        Indemnification.  To the extent Agent is not reimbursed and indemnified by the any Loan Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Loans (or, if no Loans are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).  Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each Other Document, to the extent that Agent is not reimbursed for such expenses by the Loan Parties.

14.8                        Agent in its Individual Capacity.  With respect to the obligation of Agent to lend under this Agreement, the Loans made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9                        Delivery of Documents.  To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.11 and 9.12 from the Loan Parties pursuant to the terms of this Agreement which the Loan Parties are not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10                 Borrower’s Undertaking to Agent.  Without prejudice to its obligations to Lenders under the other provisions of this Agreement, Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11                 No Reliance on Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

14.12                 Other Agreements.  Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

14.13                 Collateral Matters.

(a)                                 The Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral upon the payment in full in cash of all Obligations; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the Other Documents; or constituting property to be financed with Indebtedness permitted under Section 7.8(iii) hereof; or constituting property in which any Loan Party (as applicable) owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Required Lenders. Upon request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section 14.13(a).

(b)                                 Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 14.13(a)), each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under Section 14.13(a). Either without such confirmation (if Agent has not requested such confirmation) or upon receipt by Agent of such confirmation (if Agent has requested such confirmation), and upon prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent to the extent permitted by Section 14.13; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by such Loan Party (as applicable).

(c)                                  Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered or that the Lien granted to Agent pursuant to this Agreement or any Other Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 14.13 or in any Other Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of the Lenders and that Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

(d)                                 Each Loan Party and each Lender each hereby irrevocably authorizes Agent, based upon the written instruction of the Required Lenders, to bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted (i) by Agent under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code (ii)  under the provisions of the Federal Bankruptcy Reform Act of 1978, including Section 363, 365 and/or 1129 thereof, or (iii) conducted by Agent (whether by judicial action or otherwise, including a foreclosure sale) in accordance with Applicable Law (clauses (i), (ii) an (iii), a “Collateral Sale”); and in connection with any Collateral Sale, Agent may accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle under the direction or control of Agent and Agent may offset all or any portion of the Obligations against the purchase price of such Collateral.

XV.                           MISCELLANEOUS.

15.1                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to such Loan Party at its address set forth in Section 15.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the Borough of Manhattan, County of New York, State of New York.

15.2                        Entire Understanding.

(a)                                 This Agreement and the documents executed concurrently herewith contain the entire understanding between the Loan Parties, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by the Loan Parties, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)                                 The Required Lenders, Agent with the consent in writing of the Required Lenders, and the Loan Parties may, subject to the provisions of this Section 15.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by the Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or the Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

(i)                                     increase the Commitment Percentage or the maximum dollar commitment of any Lender;

(ii)                                  extend the maturity of the Term Notes, or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement;

(iii)                               alter the definition of the term Required Lenders or alter, amend or modify this Section 15.2(b);

(iv)                              release all or substantially all of the Collateral (other than in accordance with the terms of this Agreement and in connection with a permitted transfer or sale thereof) or as required by the terms of the Intercreditor Agreement;

(v)                                 materially change the rights and duties of Agent (provided Agent’s consent is obtained); or

(vi)                              release any Guarantor from its obligations under its Guaranty other than in connection with a permitted transfer or sale thereof Any such supplemental agreement shall apply equally to each Lender and shall be binding upon the Loan Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, the Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

In the event that Agent requests the consent of a Lender pursuant to this Section 15.2 and such consent is denied, then Agent or Borrower may, at its option, require such Lender to assign its interest in the Loans to GC-Cap and/or its Affiliates (with Agent’s consent) or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrower. In the event Agent or Borrower elects to require any Lender to assign its interest to GC-Cap or its Affiliates or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to GC-Cap (or its Affiliates) or the Designated Lender no later than five (5) days following receipt of such notice pursuant to an Assignment Agreement executed by such Lender, GC-Cap (or its Affiliate) or the Designated Lender, as appropriate, and Agent.

The Agent is hereby authorized by the Loan Parties and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Loans to Borrower on behalf of the Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (c) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Loans the outstanding Loans do not exceed $2,000,000.

15.3                        Successors and Assigns; Participations; New Lenders.

(a)                                 This Agreement shall be binding upon and inure to the benefit of the Loan Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that no Loan Party hereto may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b)

(i)                                     Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Loans to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”), provided that so long as no Event of Default exists, the sale of any such participating interests shall require the consent of Borrower, which shall not be unreasonably withheld. Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Loans held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that such Participant shall agree, for the benefit of the Borrower, to comply with Section 3.10(e) and 3.11 as though it were a Lender, and provided, further that Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Loans or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Loans hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Loans or other Obligations payable hereunder to both such Lender and such Participant. Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Loans.

(ii)                                  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c)                                  Any Lender may sell, assign or transfer all or any part of its rights and obligations under or relating to any Term Loan, as applicable, under this Agreement and the Other Documents to (i) any existing Lender (other than a Defaulting Lender), (ii) any Affiliate or

Approved Fund of any existing Lender (other than a Defaulting Lender) or (iii) any other Person acceptable to Agent and, if no Event of Default then exists, Borrower, which acceptance shall not be unreasonably withheld or delayed (each a “Purchasing Lender”), in minimum amounts of not less than $1,000,000, pursuant to an Assignment Agreement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Assignment Agreement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein; provided, that in the case of a Purchasing Lender that is a Revolving Lender or has Affiliates or Approved Funds that are Revolving Lenders (collectively, the “Crossover Lenders”), (i) there shall be no more than two (2) Crossover Lenders at any time, (ii) each Crossover Lender shall have voting rights as a Lender solely with respect to maturity extensions, pricing decreases and waivers of interest, principal and fee payments (other than mandatory prepayments), in each case, in respect of its portion of the Term Loans and (iii) in no event shall any Crossover Lender be treated in a manner that is adverse and disproportionate to how other similarly situated Lenders that are not Crossover Lenders are treated, and (ii) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement, the Assignment Agreement creating a novation for that purpose. Such Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)                                 Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating any Term Loan under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to an Assignment Agreement modified as appropriate to reflect the interest being assigned (“Modified Assignment Agreement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Assignment Agreement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Assignment Agreement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Assignment Agreement, be released from its obligations under this Agreement, the Modified Assignment Agreement creating a novation for that purpose.  Such Modified Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Borrower hereby consents to the addition of such Purchasing CLO. Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)                                  Agent, acting for this purpose as a nonfiduciary agent of the Borrower, shall maintain at its address in the United States a copy of each Assignment Agreement and Modified Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in. the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)                                   Each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning the Loan Parties and their Subsidiaries which has been delivered to such Lender by or on behalf of any Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of Borrower, provided that such Transferee or prospective Transferee agrees to keep such financial information confidential.

(g)                                  Each Loan Party hereby acknowledges that Agent and the Lenders and/or each of their Affiliates may securitize all or any part of the Loans through the pledge of all or any part of this Agreement and the Other Documents as collateral security for loans thereto or through the issuance of direct or indirect interests in all or any part of the Loans, which loans to Borrower or their direct or indirect interests may be rated by Moody’s, S&P or one or more other nationally recognized rating agencies (the “Rating Agencies”).

15.4                        Application of Payments.  Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

15.5                        Indemnity.  Each Loan Party shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) (collectively, “Losses”) which may be imposed on, incurred by, or asserted against any Indemnitee in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence, bad faith or willful misconduct of the Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  Without limiting the generality of the foregoing, each Loan Party shall indemnify each Indemnitee from and against all Losses, suffered or incurred by any Indemnitee under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender.  Each Loan Party’s indemnity obligations shall arise upon the discovery of the presence of any material Hazardous Substances in violation of Applicable Laws at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances.

15.6                        Notice.  Any notice or request hereunder may be given to the Loan Parties or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 15.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission in accordance with this Section 15.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names in this Section 15.6 or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 15.6. Any Notice shall be effective:

(a)                                 In the case of hand-delivery, when delivered;

(b)                                 If given by mail, five (5) days after such Notice is deposited with the United States Postal Service, by registered mail, return receipt requested;

(c)                                  In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)                                 In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)                                  In the case of electronic transmission, when actually received; and

(f)                                   If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to any Loan Party shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Agent or GC-Cap at:

Golub Capital LLC
c/o Golub Capital Incorporated
666 Fifth Avenue, 18th Floor
New York, NY 10103
	Attention:	Nicholas Chan
	Facsimile:	(212) 750-3756
	Email:	nchan@golubcapital.com

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
525 West Monroe Street, Suite 1900
Chicago, Illinois 60661
Attn: Derek Ladgenski, Esq.
Facsimile No.: (312) 902-1061
E-Mail: derek.ladgenski@kattenlaw.com

(B)	If to a Lender other than GC-Cap, as specified on the signature pages hereof

(C)	If to any Loan Party:

Boot Barn, Inc.
15776 Laguna Canyon Road
Irvine, California 92618
	Attention:	Paul Iacono
	Telephone:	(949) 453-4400
	Facsimile:	(949) 453-4401

with a copy to:

Freeman Spogli & Co.
11100 Santa Monica Boulevard
Suite 1900
Los Angeles, California 90025
	Attention:	Brad Brutocao
	Telephone:	(310) 444-1865
	Facsimile:	(310) 546-9726

with an additional copy to (which shall not constitute Notice):

Bingham McCutchen LLP
355 S. Grand Avenue
Suite 4400
Los Angeles, California 90071
Attention:	Roger H. Lustberg, Esq.
Telephone:	(213) 229-8407
Facsimile:	(213) 830-8601

15.7                        Survival.  The obligations of the Loan Parties under Sections 2.2(f), 3.7, 4.19(h) and 15.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

15.8                        Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

15.9                        Expenses.  Borrower shall reimburse Agent for all reasonable, out- of- pocket and documented fees, costs and expenses incurred in connection with any matters contemplated by or arising out of this Agreement, the Other Documents and the Collateral, including those pertaining to diligence, syndication of the Loans, the negotiation and preparation of the Other Documents, the perfection of Liens and the closing of the Loans (including the reasonable, out-of-pocket and documented fees, costs and expenses of its (A) counsel, agents and representatives and (B) independent consultants, accountants, auditors, advisors, Ratings Agencies and appraisers, in each case retained after consultation with Borrower (unless a Default or an Event of Default has occurred and is continuing), in connection with the Loan Documents and the Related Transaction Documents and advice in connection therewith).  In furtherance of the foregoing and without limiting the foregoing, Borrower shall reimburse (i) Agent for all reasonable, out-of-pocket and documented fees, costs and expenses, including the reasonable, out-of-pocket and documented  fees, costs and expenses of counsel and other advisors and professionals (including counsel, advisors, agents, representatives, consultants (environmental, management and otherwise), accountants, auditors, Rating Agencies and appraisers, in each case after consultation with Borrower to the extent required above) with respect to each of the items enumerated in each of the clauses set forth below and (ii) Lenders for all reasonable, out-of-pocket and documented fees, costs and expenses of counsel solely with respect to, and subject to the limitations set forth in, the items enumerated in clauses (c), (d) and (e) set forth below:

(a)                                 the forwarding to Borrower or any other Person on behalf of Borrower by Agent of the proceeds of the Loans including standard wire transfer fees;

(b)                                 administration of the Loans, Other Documents and Collateral, including any amendment, modification or waiver of, or consent with respect to, any of the Other Documents or Related Transaction Documents or advice in connection with the administration of the Loans or its rights hereunder or thereunder;

(c)                                  any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to Agent by virtue of the Other Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

(d)                                 any attempt to collect the Obligations or collect upon the Collateral or to enforce any remedies of Agent or any Lender against any or all of the Loan Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Other Documents; including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

(e)                                  any work-out or restructuring of the Loans during the pendency of one or more Events of Default, whether in the context of a bankruptcy proceeding or otherwise; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

(f)                                   efforts to (i) monitor or rate the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Loan Parties or their respective affairs, and (iii) verify, protect, evaluate, audit, inspect, review, assess, appraise, collect, sell, liquidate or otherwise dispose of (or do any other thing provided for in Section 4.10) any of the Collateral; and

(g)                                  the Board Observer in connection with the Board Observer’s attendance at meetings of the board of directors or equivalent governing body of any Loan Party or any of their Subsidiaries pursuant to Section 6.9.

15.10                 Injunctive Relief.  Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

15.11                 Consequential Damages.  Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

15.12                 Captions.  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

15.13                 Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other similar form of electronic transmission shall be deemed to be an original signature hereto.

15.14                 Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto. In the event of a direct conflict between the provisions of this Agreement and the provisions contained in any Other Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Agreement shall control and govern.

15.15                 Confidentiality; Sharing Information.  Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, so long as they agree to hold such information confidential, (b) to Agent, any Lender or to any prospective Transferees (so long as such prospective Transferees agree to hold such information confidential in accordance with this Section 15.15), and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to terminate its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to any Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by any Loan Party or its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 15.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

15.16                 Publicity.  Subject to the prior review and approval of Borrower, not to be unreasonably withheld, conditioned or delayed, each Loan Party, on behalf of itself and each of its Subsidiaries, authorizes the publication by Agent or any Lender of any press releases, tombstones, advertising or other promotional materials (whether by means of electronic transmission, posting to a website or other internet application, print media or otherwise) relating to the financing transactions contemplated by this Agreement and the Other Documents using a Loan Party’s or its Subsidiary’s name, product photographs, logo, trademark or related information.

15.17                 Certifications From Banks and Participants; US Patriot Act.

(a)                                 Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within ten (10) days after the Restatement Effective Date, and (2) as such other times as are required under the USA Patriot Act.

(b)                                 The USA Patriot Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, Lender may from time to time request, and each Loan Party shall provide to Lender, such Loan Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

15.18                 Anti-Money Laundering/International Trade Law Compliance.  Each Loan Party represents and warrants to Agent, as of the date of this Agreement, the date of any renewal, extension or modification of this Agreement, and at all times until this Agreement has been terminated and all Obligations have been indefeasibly paid in full, that: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law enforced by any Compliance Authority; (b) the Advances will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law enforced by any Compliance Authority; (c) the funds used to repay the Obligations are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any Anti-Terrorism Laws.  Each Loan Party covenants and agrees that it shall immediately notify Agent in writing upon obtaining knowledge of the occurrence of a Reportable Compliance Event.

15.19                 Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the priority of the Liens granted to Agent in the Collateral pursuant to this Agreement and the Other Documents (including, without limitation, Liens previously granted to Agent pursuant to the Existing Credit Agreement and the Existing Other Documents (as defined below), all of which are confirmed and reaffirmed by this Agreement) and the exercise, after the occurrence and during the continuance of an Event of Default, of any right or remedy by Agent or any Lender with respect to certain of the Collateral hereunder or under any Other Document are subject to the provisions of the Intercreditor Agreement.  In the event of any direct and irreconcilable conflict between the terms of the Intercreditor Agreement and this Agreement with respect to (a) the priority of Liens granted to Agent in the Collateral pursuant to this Agreement and the Other Documents (including, without limitation, Liens previously granted to Agent pursuant to the Existing Credit Agreement and the Existing Other Documents (as defined below)) or (b) the rights of Agent or any Lender under this Agreement with respect to certain Collateral after the occurrence and during the continuance of an Event of Default, the terms of the Intercreditor Agreement shall govern and control.  Any reference in this Agreement or any Other Document to “first priority lien” or words of similar effect in describing the Liens created hereunder or under any Other Document (including, without limitation, Liens previously granted to Agent pursuant to the Existing Credit Agreement and the Existing Other Documents (as defined below)) shall be understood to refer to such priority as set forth in the Intercreditor Agreement.  Nothing in this Section 15.19 shall be construed to provide that any Loan Party is a third party beneficiary of the provisions of the Intercreditor Agreement other than as expressly set forth therein and each Loan Party (x) agrees that, except as expressly otherwise provided in the Intercreditor Agreement, nothing in the Intercreditor Agreement is intended or shall impair the obligation of any Loan Party to pay the obligations under this Agreement or any Other Document as and when the same become due and payable in accordance with their respective terms, or to affect the relative rights of the creditors of any Loan Party, other than Agent and the Lenders as between themselves and (y) except to the extent that any exercise of remedies by Agent against Revolving Loan Priority Collateral (as defined in the Intercreditor Agreement) is not permitted under the Intercreditor Agreement and such exercise would cause the Loan Parties to be in breach of the terms of the PNC Credit Agreement requiring the Loan Parties to deliver possession or control of Revolving Loan Priority Collateral to Revolver Agent, if Agent shall enforce its rights or remedies in violation of the terms of the Intercreditor Agreement, agrees that it shall not use such violation as a defense to any enforcement of remedies otherwise made in accordance with the terms of this Agreement and the Other Documents by Agent or any Lender or assert such violation as a counterclaim or basis for set-off or recoupment against Agent or any Lender and agrees to abide by the terms of this Agreement and to keep, observe and perform the several matters and things herein intended to be kept, observed and performed by it.  In furtherance of the foregoing, notwithstanding anything to the contrary set forth herein, prior to the Payment in Full of the Revolver Obligations (each term as defined in the Intercreditor Agreement) to the extent that any Loan Party is required to (i) give physical possession over any Revolving Loan Priority Collateral to Agent under this Agreement or the Other Documents, such requirement to give possession shall be satisfied if such Collateral is delivered to and held by the Revolving Agent pursuant to the Intercreditor Agreement and (ii) take any other action with respect to the Collateral or any proceeds thereof, including delivery of such Collateral or proceeds thereof to Agent, such action shall be deemed satisfied to the extent undertaken with respect to the Revolving Agent.

15.20                 Continued Effectiveness; No Novation.  Notwithstanding anything herein to the contrary, this Agreement is not intended to and shall not serve to effect a novation of the Obligations under the Existing Credit Agreement.  Instead, it is the express intention of the parties hereto to reaffirm the indebtedness and other Obligations (as defined in the Existing Credit Agreement) created under the Existing Credit Agreement which may be evidenced by the notes provided for therein and secured by the Collateral.  Each of the Loan Parties party hereto acknowledges and confirms that it has no defense, set off, claim or counterclaim arising prior to the Restatement Effective Date against the Agent and the Lenders with regard to the indebtedness, liabilities and obligations created under the Existing Credit Agreement and that the term “Obligations” as used in the Existing Credit Agreement and the Other Documents (or any other term used therein to describe or refer to the indebtedness, liabilities and obligations of the Borrower to the Agent and the Lenders) includes, without limitation, the indebtedness, liabilities and obligations of the Borrower and the other Loan Parties under this Agreement, as the same further may be amended, modified, supplemented and/or restated from time to time.  The Other Documents and all agreements, instruments and documents executed or delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Section and Section 15.21 below.  All references in the Existing Credit Agreement and the Other Documents to the “Obligations” of the Loan Parties owing from time to time and at any time to Agent and the Lenders shall be deemed to refer to, without limitation, the “Obligations” of the Loan Parties under, pursuant to and as defined in this Agreement.  All references in the Other Documents to the “Credit Agreement” shall be deemed to refer to this Agreement.  All references in the Other Documents to the “Other Documents” shall be deemed to refer to the “Other Documents” as defined herein.  All references in the Other Documents entered into prior to the Restatement Effective Date to the “Borrower” shall be deemed to refer to the “Borrower” under, pursuant to and as defined in this Agreement.  Cross-references in the Other Documents to particular section numbers in the Existing Credit Agreement shall be deemed to be cross-references to the corresponding sections, as applicable, of this Agreement.

15.21                 Reaffirmation of Existing Other Documents.  Each Loan Party signatory hereto, in the respective capacities, if any, of such Loan Party under the Existing Credit Agreement and each of the other “Other Documents” (as such term is defined in the Existing Credit Agreement, and herein referred to as the “Existing Other Documents”) to which such Loan Party is a party (including the respective capacities of accommodation party, assignor, grantor, guarantor, indemnitor, mortgagor, obligor and pledgor, as applicable, and each other similar capacity, if any, in which such Loan Party granted Liens on all or any part of its properties and assets, or otherwise acted as an accommodation party, guarantor, indemnitor or surety with respect to all or any part of the Obligations (as defined in the Existing Credit Agreement)), hereby (i) agrees that, except as otherwise expressly set forth herein, the terms and provisions hereof shall not affect in any way any payment, performance, observance or other obligations or liabilities of such Loan Party hereunder or under the Existing Credit Agreement or any of the other Existing Other Documents, to the extent such obligations and liabilities are outstanding as of the Restatement Effective Date and as of such date have not been modified by the terms hereof, all of which obligations and liabilities are hereby ratified, confirmed and reaffirmed in all respects, and (ii) to the extent such Loan Party has granted Liens on any of its properties or assets pursuant to the Existing Credit Agreement or any of the Existing Other Documents to secure the payment, performance and/or observance of all or any part of the Obligations (as defined in the Existing Credit Agreement), acknowledges, ratifies, confirms and reaffirms such grant of Liens, and acknowledges and agrees that all of such Liens are intended and shall be deemed and construed to secure to the fullest extent set forth therein all now existing and hereafter arising Obligations under and as defined in this Agreement, as hereafter amended, restated, amended and restated, supplemented and otherwise modified and in effect from time to time.

[Rest of page intentionally left blank; signature page follows]

Each of the parties has signed this Agreement as of the day and year first above written.

BOOT BARN, INC., a Delaware corporation

By:	/s/ Paul J. Iacono
Name:	Paul J. Iacono
Title:	Chief Financial Officer

BOOT BARN HOLDING CORPORATION,
a Delaware corporation

By:	/s/ Christian B. Johnson
Name:	Christian B. Johnson
Title:	Secretary

Solely for purposes of Sections 15.20 and 15.21:

RCC WESTERN STORES, INC., a South Dakota corporation

By:	/s/ Paul J. Iacono
Name:	Paul J. Iacono
Title:	Chief Financial Officer

BASKINS ACQUISITION HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Paul J. Iacono
Name:	Paul J. Iacono
Title:	Chief Financial Officer

Signature Page to Amended and Restated Term Loan and Security Agreement

GOLUB CAPITAL LLC, as Agent

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

Signature Page to Amended and Restated Term Loan and Security Agreement

Golub Capital Finance Funding LLC, as a Lender
By: GC Advisors LLC, its Manager

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

Golub Capital BDC Holdings LLC, as a Lender
By: GC Advisors LLC, its Manager

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

Golub Capital BDC 2010-1 LLC, as a Lender
By: GC Advisors LLC, its Collateral Manager

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

Golub Capital BDC Funding LLC, as a Lender
By: GC Advisors LLC, as agent

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

Golub Capital PEARLS Direct Lending Program, L.P., as a Lender
By: GC Advisors LLC, its Manager

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

Signature Page to Amended and Restated Term Loan and Security Agreement

PEARLS VIII, LLC, as a Lender
By: GC Advisors LLC, its Manager

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

PEARLS IX, LLC, as a Lender
By: GC Advisors LLC, its Manager

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

PEARLS X, L.P., as a Lender
By: GC Advisors LLC, its Manager

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

Golub Capital LLC, as a Lender

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

Signature Page to Amended and Restated Term Loan and Security Agreement

Golub Capital Partners CLO 10, Ltd., as a Lender
By: GC Advisors LLC, its agent

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

Golub Capital Partners CLO 15, Ltd., as a Lender
By: GC Advisors LLC, its agent

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

Golub Capital Partners CLO 16, Ltd., as a Lender
By: GC Advisors LLC, its agent

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

Golub Capital Partners CLO 17, Ltd., as a Lender
By: GC Advisors LLC, its agent

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

Signature Page to Amended and Restated Term Loan and Security Agreement

Golub Capital Partners CLO 18(M), Ltd., as a Lender
By: GC Advisors LLC, its agent

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

GOLUB INTERNATIONAL LOAN LTD. I, as a Lender
By: GOLUB CAPITAL INTERNATIONAL MANAGEMENT LLC, as Collateral Manager

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

GOLUB INTERNATIONAL LOAN LTD. I, as a Lender
By: GOLUB CAPITAL INTERNATIONAL MANAGEMENT LLC, as Collateral Manager

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

GC Advisors LLC as Agent for BCBSM, Inc., as a Lender

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

Signature Page to Amended and Restated Term Loan and Security Agreement

GC Advisors LLC as Agent for HMO Minnesota, as a Lender

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

GC Advisors LLC as Agent for RGA Operating Company, as a Lender

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

Signature Page to Amended and Restated Term Loan and Security Agreement

EXHIBIT 1.2(a)

FORM OF COMPLIANCE CERTIFICATE

TO :                        GOLUB CAPITAL LLC, as Agent

The undersigned [President] [Chief Financial Officer] [Controller] of Boot Barn Holding Corporation, a Delaware corporation (“Parent Holdco”), solely in such capacity and not in any individual capacity, certifies that, under the terms and conditions of the Amended and Restated Term Loan and Security Agreement dated as of April 15, 2014, among Boot Barn, Inc., a Delaware corporation (“Borrower”), Parent Holdco, Agent and the lenders from time to time party thereto (as amended, modified and supplemented from time to time, the “Agreement”), (i) the Loan Parties are in complete compliance for the period ending [                               ] with all of the below-listed covenants set forth in the Agreement, except as may be noted below, (ii) other than as set forth on Schedule B hereto, no other Default or Event of Default exists, and (iii) the most recent financial statements provided to Agent include all adjustments necessary for a fair presentation in all material respects of the consolidated financial position and results of operations of Parent Holdco and its Subsidiaries for the period presented. Attached hereto as Schedule A are covenant calculations with respect to Sections 6.5(a) and 6.5(b) of the Agreement.  Attached hereto as Schedule C is each application for the registration of any Patent, Trademark, or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency made by any Loan Party, either itself or through any agent, employee, licensee, or designee, since the delivery of the last Compliance Certificate.  Attached hereto as Schedule D is each deposit account or investment account opened or maintained by any Loan Party since the delivery of the last Compliance Certificate, which deposit accounts and/or investment accounts shall be deemed added to Schedule 4.15(h)(2) to the Agreement for all purposes under the Agreement and the Other Documents.  Capitalized terms used in this Certificate which are not defined herein shall have the meanings set forth in the Agreement.  Nothing herein limits or modifies any of the terms or provisions of the Agreement.

Compliance status is indicated by circling Yes/No under “Complies” column.

Financial Covenant	Required(1)		Actual	Complies

Section 6.5(a) – Minimum Interest Coverage Ratio	:1.0		:1.0	Yes No
Section 6.5(b) – Total Leverage Ratio	(2):1.0		:1.0	Yes No(3)
Section 7.6 - Capital Expenditures		$(4)	$

(1)         Insert applicable covenant level, in accordance with Section 6.5(a) of the Agreement.

(2)         Insert applicable covenant level, in accordance with Section 6.5(b) of the Agreement.

(3)         Only to be completed if this Certificate is being delivered in connection with quarterly financial statements.

(4)         Insert $10,000,000 plus the carryover amount from the prior year, as applicable, in accordance with Section 7.6 of the Agreement

Negative Covenants	Complies

Section 7.4 - Investments	Yes No
Section 7.5 - Loans	Yes No
Section 7.7 - Restricted Payments	Yes No
Section 7.8 - Indebtedness	Yes No

Affirmative Covenant	Complies

Section 4.14 - Leasehold Obligations	Yes No

Comments Regarding Exceptions:

Sincerely,

BOOT BARN HOLDING CORPORATION

By:
Name:
Title: [President] [Chief Financial Officer] [Controller]

Schedule A to Compliance Certificate

Covenant Calculations

(Include calculations of Capital Expenditures, EBITDA, Interest Expense, and Funded Debt (including each sub-component of each such calculation), as well as each ratio).

Schedule B to Compliance Certificate

Defaults and Events of Default

Schedule C to Compliance Certificate

Intellectual Property Applications

EXHIBIT 2.4

FORM OF TERM NOTE

$[ ]	, 2014

This Term Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Amended and Restated Term Loan and Security Agreement dated as of April 15, 2014 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”) by and among BOOT BARN, INC., a Delaware corporation, with a place of business at 15776 Laguna Canyon Road, Irvine, California 92618 (“Borrower”), BOOT BARN HOLDING CORPORATION, a Delaware corporation, as a Guarantor, GOLUB CAPITAL LLC (“Golub”) as agent (in such capacity, the “Agent”) for the various financial institutions from time to time party thereto as lenders (collectively, “Lenders”) and such Lenders. Capitalized terms not otherwise defined herein shall have the meanings provided in the Credit Agreement.

FOR VALUE RECEIVED, Borrower hereby promises to pay to [                                            ], at the office of Agent located at 150 S. Wacker Drive, Suite 800, Chicago, Illinois 60606 or at such other place as Agent may from time to time designate to Borrower in writing:

(i)                                     the outstanding principal sum of [                                         ] Dollars ($[                              ]), payable in accordance with the provisions of the Credit Agreement, subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or earlier termination of the Credit Agreement pursuant to the terms thereof; and

(ii)                                  interest on the principal amount of this Note from time to time outstanding until such principal amount is paid in full at the Term Interest Rate in accordance with the provisions of the Credit Agreement. In no event, however, shall interest exceed the maximum interest rate permitted by law. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of the Required Lenders, following written notice from Agent to Borrower and provided that such Event of Default is not cured or waived in accordance with the terms of the Credit Agreement, interest shall be payable at the Default Rate.

This Note is one of the Term Notes referred to in the Credit Agreement, is secured, inter alia, by the liens granted pursuant to the Credit Agreement and the Other Documents, is entitled to the benefits of the Credit Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained.

This Note is subject to mandatory prepayment on the terms and conditions set forth in the Credit Agreement and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Credit Agreement.

This Note shall be construed and enforced in accordance with the laws of the State of New York.

Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Credit Agreement.

 [remainder of page intentionally blank]

IN WITNESS WHEREOF, this Note has been executed and delivered as of the date first written above.

BOOT BARN, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT 6.10(a)

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT(5)

THIS [COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT, dated as of                        , 20    , is made by each of the entities listed on the signature pages hereof (each a “Grantor” and, collectively, the “Grantors”), in favor of Golub Capital LLC, as agent (in such capacity, together with its successors and assigns, “Agent”) for the Lenders (as defined in the Credit Agreement referred to below).

W I T N E S S E T H

WHEREAS, pursuant to that certain Amended and Restated Term Loan and Security Agreement, dated as of April 15, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Boot Barn, Inc., Delaware corporation (“Borrower”), Boot Barn Holding Corporation, a Delaware corporation (“Parent Holdco”), the financial institutions which are now or which hereafter become party thereto (the “Lenders”) and Agent, the Lenders have severally agreed to make financial accommodations to the Borrower subject to the conditions set forth therein;

WHEREAS, each Grantor (other than the Borrower) has agreed, pursuant to a Guaranty and Suretyship Agreement, dated May 31, 2013 in favor of the Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), to guarantee the Obligations (as defined in the Credit Agreement) of the Borrower; and

WHEREAS, pursuant to the Credit Agreement, the Guaranty and that certain Pledge and Security Agreement, dated as of May 31, 2013 (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Pledge and Security Agreement”), by and between the Grantors and the Agent, the Grantors are required to execute and deliver this [Copyright] [Patent] [Trademark] Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Agent as follows:

1.                                      Defined Terms.  Capitalized terms used herein without definition are used as defined in the Credit Agreement.

2.                                      Grant of Security Interest in [Copyright] [Trademark] [Patent] Collateral.  Each Grantor, as collateral security for the prompt payment and performance when due

(5)         Separate agreements should be executed relating to each Grantor’s respective Copyrights, Patents, and Trademarks.

(whether at stated maturity, by acceleration or otherwise) of the Guaranteed Obligations of such Grantor, hereby assigns, pledges and grants to the Agent for the benefit of the Lenders, and grants to the Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and a Lien on all of its right, title and interest in, to and under the following Collateral of such Grantor (the “[Copyright] [Patent] [Trademark] Collateral”):

a.                                      [all of its Copyrights, including, without limitation, those referred to on Schedule 1 hereto;

b.                                      all renewals, reversions and extensions of the foregoing; and

c.                                       all income, royalties and proceeds at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

or

a.                                      [all of its Patents, including, without limitation, those referred to on Schedule 1 hereto;

b.                                      all reissues, reexaminations, continuations, continuations-in-part, divisionals, renewals and extensions of the foregoing; and

c.                                       all income, royalties and proceeds at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

or

d.                                      [all of its Trademarks, including, without limitation, those referred to on Schedule 1 hereto;

e.                                       all renewals and extensions of the foregoing;

f.                                        all goodwill of the business connected with the use of, and symbolized by, each such Trademark; and

g.                                       all income, royalties and proceeds at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

3.                                      Credit Agreement and Pledge and Security Agreement.  The security interest granted pursuant to this [Copyright] [Patent] [Trademark] Security Agreement is granted in conjunction with the security interest granted to the Agent pursuant to the Credit Agreement and the Pledge and Security Agreement, and each Grantor hereby acknowledges and agrees that the rights and remedies of the Agent with respect to the security interest in the [Copyright] [Patent] [Trademark] Collateral made and granted hereby are more fully set forth in the Credit Agreement and the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein; provided, however that in no event shall the [Copyright] [Patent] [Trademark] Collateral include any property or asset of Grantor which is excluded from Collateral pursuant to Section 4.1 of the Credit Agreement or the definition of “Collateral” in Section 1 of the Pledge and Security Agreement.

4.                                      Grantor Remains Liable.  Each Grantor hereby agrees that, anything herein to the contrary notwithstanding, such Grantor shall assume full and complete responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in connection with their [Copyrights] [Patents] [Trademarks] and License Agreement subject to a security interest hereunder.

5.                                      Counterparts.  This [Copyright] [Patent] [Trademark] Security Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.

6.                                      Governing Law.  This [Copyright] [Patent] [Trademark] Security Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[signature pages follow]

                                                IN WITNESS WHEREOF, each Grantor has caused this [Copyright] [Patent] [Trademark] Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[GRANTOR],
as Grantor

By:
Name:
Title:

ACCEPTED AND AGREED
as of the date first above written:

GOLUB CAPITAL LLC,
as Agent

By:
Name:
Title:

SIGNATURE PAGE TO [COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT

Schedule I

to

[Copyright] [Patent] [Trademark] Security Agreement

[Copyright] [Patent] [Trademark] Registrations

REGISTERED [COPYRIGHTS] [PATENTS] [TRADEMARKS]

[Include Registration Number and Date]

[COPYRIGHT] [PATENT] [TRADEMARK] APPLICATIONS

[Include Application Number and Date]

[COPYRIGHT] [PATENT] [TRADEMARK] LICENSE AGREEMENT

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EXHIBIT 7.12

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder”) is executed and delivered as of this [    ] day of [            ], 20[    ] by [                                                        ], a [                                        ] (“New Borrower”), BOOT BARN, INC., a Delaware corporation (“Boot Barn”) and BOOT BARN HOLDING CORPORATION, a Delaware corporation (“Parent Holdco”), in favor of GOLUB CAPITAL LLC (“Golub”), as administrative and collateral agent (in such capacity, the “Agent”) for itself and the Lenders under and as defined in the Credit Agreement referred to below.

Reference is hereby made to that certain Amended and Restated Term Loan and Security Agreement dated as of April 15, 2014 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) among Boot Barn, its Subsidiaries from time to time party thereto as Borrower, Parent Holdco, the financial institutions from time to time party thereto (the “Lenders”) and the Agent.

New Borrower hereby agrees to join the Credit Agreement as a Borrower, and hereby agrees that it shall be deemed a party to the Credit Agreement as if New Borrower were originally signatory thereto. New Borrower hereby agrees to be bound by, and a maker and obligor of, all representations, warranties, indemnities, undertakings, covenants, limitations, waivers, exclusions, acknowledgements and agreements under the Credit Agreement relating to, pertaining to, or binding upon, Borrower or made or agreed to by Borrower to or for the benefit of the Agent and/or the Lenders.

Without limiting the foregoing, New Borrower, as security for the payment and performance in full of the Obligations does hereby grant, assign, and pledge to the Agent, for the benefit of the Lenders, a security interest in and Lien on all personal property of the New Borrower including all property of the type described in the Credit Agreement as “Collateral.” The information on the attached Schedules [  ] hereto is hereby added to Schedules [  ] to the Credit Agreement.  This Joinder is a supplement to, and not a novation of, the Credit Agreement, which remains in full force and effect, and the provisions of which are incorporated herein by reference.

New Borrower hereby irrevocably appoints Boot Barn as its borrowing agent and attorney-in-fact for all purposes under the Credit Agreement and the Other Documents which appointment shall remain in full force and effect unless and until the Agent shall have received prior written notice signed by New Borrower that such appointment has been revoked and that another Borrower has been appointed as agent for all Borrowers.  New Borrower hereby irrevocably appoints and authorizes Boot Barn to, notwithstanding anything in the Credit Agreement to the contrary, (i) provide the Agent with all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) take such action as Boot Barn deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of the Credit Agreement and the Other Documents.  It is understood that the handling of the Borrower’s Account and Collateral of Borrowers in a combined fashion is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that neither the Agent nor any Lender shall incur liability to any Borrower as a result thereof.  New Borrower expects to derive benefit, directly or indirectly from the handling of the Borrower’s Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Agent and the Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify the Agent and each Lender and hold the Agent and each Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against the Agent or any Lender by any Borrower or by any third party whosoever arising from or incurred by reason of (a) the handling of the Borrower’s Account and Collateral of Borrowers as herein provided, (b) the Agent and Lenders reliance on any instructions of Boot Barn or (c) any other action taken by the Agent or any Lender hereunder or under the Other Documents except that Borrowers will have no liability to the Agent or the relevant Lender with respect to any liability that has been determined by a court of competent jurisdiction (pursuant to a final judgment which is no longer appealable) to have resulted solely from the gross negligence, bad faith or willful misconduct of the Agent or such Lender, as the case may be.

[signature page follows]

IN WITNESS WHEREOF, New Borrower, Parent Holdco, and Boot Barn have executed and delivered this Joinder as part of the Credit Agreement as of the date and year first set forth above.

[ ],
a

By
Name
Title

BOOT BARN, INC.,
a Delaware corporation, as Borrower

By
Name
Title

BOOT BARN HOLDING CORPORATION,
a Delaware corporation, as Parent Holdco

By
Name
Title

ACCEPTED AND AGREED

GOLUB CAPITAL LLC,

as Agent

By
Name
Title

Exhibit 8.1

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is entered into as of May 31, 2013, by and among PNC BANK, NATIONAL ASSOCIATION, as Revolving Agent (as defined below), and GOLUB CAPITAL LLC, as Term Loan Agent (as defined below).  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in Section 1 hereof.

RECITALS

A.                                    Boot Barn, Inc., a Delaware corporation (“Borrower”), Boot Barn Holding Corporation, a Delaware corporation (“Holdco”), the other “Loan Parties” party thereto from time to time, Term Loan Agent and Term Loan Lenders (as defined below) have entered into a Term Loan and Security Agreement of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder, the “Term Loan Credit Agreement”) pursuant to which, among other things, Term Loan Lenders have agreed, subject to the terms and conditions set forth in the Term Loan Credit Agreement, to make certain loans and financial accommodations to Borrower.  All of the Obligors’ (as defined below) obligations to the Term Loan Agent and Term Loan Lenders under the Term Loan Credit Agreement and the other Term Loan Financing Documents (as defined below) are secured by the Term Loan Collateral (as defined below).

B.                                    Borrower, Holdco, the other “Loan Parties” party thereto from time to time, Revolving Agent and Revolving Loan Lenders (as defined below) have entered into a Second Amended and Restated Revolving Credit and Security Agreement of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder, the “Revolving Loan Credit Agreement”) pursuant to which, among other things, Revolving Loan Lenders have agreed, subject to the terms and conditions set forth in the Revolving Loan Credit Agreement, to make certain revolving loans and financial accommodations available to Borrower.  All of the Obligors’ obligations to the Revolving Agent and Revolving Loan Lenders under the Revolving Loan Credit Agreement and the other Revolving Loan Financing Documents (as defined below) are secured by the Revolving Loan Collateral (as defined below).

C.                                    As an inducement to and as one of the conditions precedent to the agreement of Term Loan Agent and Term Loan Lenders to consummate the transactions contemplated by the Term Loan Credit Agreement, and to the agreement of Revolving Agent and Revolving Loan Lenders to consummate the transactions contemplated by the Revolving Loan Credit Agreement, each of such Persons has required the execution and delivery of this Agreement by the other parties hereto in order to set forth the relative rights and priorities of the Term Loan Creditors and the Revolving Loan Creditors in respect of the Collateral.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.                                      Definitions.

1.1.                            UCC Definitions.  The following terms which are defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of New York are used herein as so defined: Account, Chattel Paper, Commercial Tort Claims, Deposit Account, Documents, General Intangible, Instrument, Inventory, Letter of Credit Rights, Proceeds, Securities Account and Supporting Obligations.

1.2.                            General Terms.  As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and the plural forms of the terms defined:

“Access Period” has the meaning set forth in Section 5(a).

“Access Termination Date” has the meaning set forth in Section 5(a).

“Agent” shall mean either or both of Revolving Agent and Term Loan Agent, as context requires.

“Bankruptcy Code” shall mean the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Borrower” has the meaning set forth in the preamble hereof and includes its successors and assigns, including without limitation, any receiver, trustee or debtor-in-possession on behalf of the Borrower or on behalf of any successor or assign.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which commercial banks in Chicago, Illinois or East Brunswick, New Jersey are authorized by law to close.

“Cash Management Liabilities” shall have the meaning set forth in the Revolving Loan Credit Agreement.

“Collateral” shall mean the Term Loan Collateral and the Revolving Loan Collateral, collectively.

“DIP Financing” shall mean financing provided to any Obligor or Obligors as debtor(s)-in-possession (or a trustee appointed on behalf of such Obligor or Obligors) pursuant to Section 364 of the Bankruptcy Code.

“Distribution” shall mean, with respect to any indebtedness or obligation, (a) any payment or distribution by any Person of cash, securities or other property, by set-off or otherwise, on account of such indebtedness or obligation or (b) any redemption, purchase or other acquisition of such indebtedness or obligation by any Person.

“Documents” shall mean the Term Loan Financing Documents and the Revolving Loan Financing Documents, collectively.

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“Enforcement Action” shall mean, upon the occurrence and during the continuation of an Event of Default, the exercise of remedies by a Secured Creditor consisting of: (i) any action by any Secured Creditor to foreclose on the Lien of such Person in any Collateral, (ii) any action by any Secured Creditor to take possession of, or sell or otherwise realize upon, or to exercise any other rights or remedies with respect to, any Collateral, including, without limitation, a sale or other disposition of any Collateral by an Obligor with the consent of, or at the direction of, a Secured Creditor, including, but not limited to, taking, or directing the disposition of, cash in deposit, securities and other similar accounts, or otherwise exercising control over such accounts, in each case, pursuant to account control agreements, (iii) the taking of any other actions by a Secured Creditor to collect or enforce all or any part of the Obligations payable to such Secured Creditor or any claims in respect thereof against any of any Obligor’s property or assets, including the taking of control or possession of, or the exercise of any right of setoff with respect to, any property or assets of any Obligor or the sale or other disposition of any interest in such property or assets (other than, in each case, as an unsecured creditor of any Obligor), and/or (iv) the commencement by any Secured Creditor of any legal proceedings or actions against or with respect to any of any Obligor’s property or assets or any Collateral to facilitate the actions described in clauses (i), (ii) and (iii) above, including any Insolvency Proceeding and action to have the automatic stay lifted in any Insolvency Proceeding of an Obligor (other than as an unsecured creditor of any Obligor); provided, that none of the following shall be deemed to be an Enforcement Action: (A) the filing of any notice of or voting any claim in any Insolvency Proceeding involving an Obligor as an unsecured creditor thereof or otherwise not initiated or joined in violation of this Agreement, (B) the making of any argument, or the filing of any objection, pleading or motion, by any Secured Creditor to preserve or protect its Lien on the Collateral that is not otherwise in contravention of this Agreement, (C) the establishment of reserves against the Formula Amount (as defined in the Revolving Loan Credit Agreement), excluding assets from the Formula Amount provided for under the Revolving Loan Credit Agreement, or the establishment of other terms or conditions for revolving loans and letters of credit under the Revolving Loan Credit Agreement in accordance with the terms thereof, (D) making a demand for payment or accelerating any indebtedness in accordance with the terms of the applicable Documents, (E) the imposition of a default rate of interest or, subject to the limitations set forth in Section 6.2, increase in “grid” pricing or a late fee, (F) the taking of any action in connection with the verification of Accounts or the attempt to receive, or the receipt of, collections of Accounts by Revolving Agent as contemplated by Section 4.15 of the Revolving Loan Credit Agreement, and (G) the suspension or termination of the commitments to lend under the Revolving Loan Financing Documents, including upon the occurrence of a default or the existence of an overadvance.

“Event of Default” shall mean each “Event of Default” or similar term, as such term is defined in any Term Loan Financing Document or any Revolving Loan Financing Document.

“Hedge Liabilities” shall have the meaning set forth in the Revolving Loan Credit Agreement.

“Insolvency Proceeding” shall mean, as to any Obligor, any of the following:  (i) any case or proceeding with respect to such Person under the Bankruptcy Code or any other

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bankruptcy, insolvency, reorganization or other law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Obligor; (ii) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Obligor or any of its assets; (iii) any proceeding for liquidation, dissolution or other winding up of the business of such Obligor; or (iv) any assignment for the benefit of creditors or any marshaling of assets of such Obligor.

“Junior Agent” shall mean (a) with respect to any Revolving Loan Priority Collateral, the Term Loan Agent and (b) with respect to any Term Loan Priority Collateral, the Revolving Agent.

“Junior Collateral” shall mean with respect to any Junior Creditor, any Collateral on which it has a Junior Lien.

“Junior Creditors” shall mean (a) with respect to the Revolving Loan Priority Collateral, all Term Loan Creditors and (b) with respect to the Term Loan Priority Collateral, all Revolving Loan Creditors.

“Junior Documents” shall mean, collectively, with respect to any Junior Obligations, the Documents relating to, or otherwise evidencing, such Junior Obligations.

“Junior Liens” shall mean (a) with respect to the Revolving Loan Priority Collateral, all Liens held by any Term Loan Creditor securing the Term Loan Obligations and (b) with respect to the Term Loan Priority Collateral, all Liens held by any Revolving Loan Creditor securing the Revolving Loan Obligations.

“Junior Obligations” shall mean (a) with respect to any Revolving Loan Priority Collateral, all Term Loan Obligations and (b) with respect to any Term Loan Priority Collateral, all Revolving Loan Obligations.

“Junior Security Documents” shall mean with respect to any Junior Creditor, the Documents that secure the Junior Obligations.

“Lien” shall mean any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including any conditional sale or title retention arrangement, any capitalized lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Maximum Principal Amount of Revolving Loan Debt” shall mean, as of any date of determination, the sum of (1) the aggregate outstanding principal amount of advances and undrawn face amount of letters of credit made or issued pursuant to the Revolving Loan Financing Documents not exceeding (a) the lesser of (i) 120% of the Formula Amount (as defined in the Revolving Loan Credit Agreement) and (ii) $72,000,000 minus (b) any permanent reductions of the Maximum Revolving Advance Amount (as defined in the Revolving Loan Credit Agreement) (other than any such reduction due to the occurrence of any Insolvency

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Proceeding or due to a refinancing or replacement of the Revolving Loan Credit Agreement), plus (c) protective advances provided for under the Revolving Loan Credit Agreement of up to $2,000,000 in principal amount, plus (d) following the commencement and continuation of any Insolvency Proceeding, 10% of the Maximum Revolving Advance Amount in effect immediately prior to the commencement of such Insolvency Proceeding to the extent such additional amount is used by Revolving Creditors to provide a DIP Financing to the Obligors which is not prohibited by this Agreement plus (2) $2,000,000 in the aggregate with respect to Cash Management Liabilities and Hedge Liabilities.

“Maximum Principal Amount of Term Loan Debt” shall mean, as of any date of determination, the aggregate outstanding principal amount of loans (other than payments made in kind) made pursuant to the Term Loan Financing Documents equal to $120,000,000, reduced by the amount of any principal repayments to the extent that such repayments may not be reborrowed.

“Obligations” shall mean the Term Loan Obligations and the Revolving Loan Obligations, collectively.

“Obligor” shall mean the Borrower, Holdco and each other Person that becomes liable on or in respect of any of the Obligations, and each other Person that has granted a Lien on any Collateral for any Obligations, together with each such Person’s successors and assigns, including a receiver, trustee or debtor-in-possession on behalf of such Person.

“Paid in Full” shall mean, with respect to any Obligations, that:  (a) all of such Obligations (other than contingent indemnification obligations as to which no claim has been made) have been, subject only to Section 8.4 below, paid, performed or discharged in full in cash or cash equivalents acceptable to the Secured Creditor to whom such Obligations are owed, (b) no Person has any further right to obtain any loans, letters of credit, bankers’ acceptances, or other extensions of credit under the Documents relating to such Obligations and (c) with respect to the applicable Revolving Loan Obligations, Revolving Agent has received the Required Cash Collateral.

“Permitted Collateral Sale” shall mean (i) any sale or other disposition of Collateral permitted under both the Term Loan Credit Agreement and the Revolving Loan Credit Agreement, each as in effect on the date hereof, and (ii) any other sales or dispositions of Collateral permitted by the Term Loan Required Lenders and the Revolving Loan Required Lenders, other than any such sale or disposition occurring or effected under any circumstance or condition described in the definition of the term “Release Event.”

“Permitted Reorganization Securities” shall mean any debt or equity securities which are distributed to the Junior Creditors in an Insolvency Proceeding which are subordinated to the Junior Obligations as to Liens and have payment terms no less favorable to the Senior Creditors than the terms of the Junior Obligations related thereto.

“Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association, joint-stock company, trust, unincorporated organization, joint venture, governmental authority or other regulatory body.

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“Pledged Collateral” has the meaning set forth in Section 3.4(a).

“Purchase Notice” has the meaning set forth in Section 6.1.

“Release Documents” has the meaning set forth in Section 6.5.

“Release Event” shall mean (i) the occurrence and continuance of an Event of Default and the taking of any Enforcement Action by the Senior Agent or any Senior Creditor against any Senior Collateral, which such Enforcement Action is conducted in a commercially reasonable manner, or (ii) after the occurrence and during the continuance of an Insolvency Proceeding by or against any Obligor, the entry of an order of the court having jurisdiction over such Insolvency Proceeding authorizing the sale of all or any portion of any Senior Collateral, including, without limitation, any such order entered by a bankruptcy court pursuant to Section 363 or Section 1129 of the Bankruptcy Code authorizing the sale of all or any portion of any Senior Collateral, in each case, which sale has been consented to by the Senior Agent with respect thereto.

“Required Cash Collateral” shall mean, as of any date of determination, either (a) cash collateral in the sum of (i) 105% of the maximum undrawn face amount of all letters of credit then outstanding under the Revolving Loan Credit Agreement plus (ii) the lesser of (A) $2,000,000 and (B) the amount determined by Revolving Agent as the exposure of the applicable Revolving Loan Creditors with respect to Cash Management Liabilities and Hedge Liabilities then outstanding under the Revolving Loan Financing Documents or (b) if consented to by Revolving Agent, a stand-by letter of credit in form, and issued by a bank, satisfactory to Revolving Loan Agent in the face amount of the sum set forth in the foregoing clause (a).

“Revolving Agent” shall mean PNC Bank, National Association, as Agent under the Revolving Loan Credit Agreement and its successors and assigns in such capacity (including one or more other similar agents or similar contractual representatives for one or more lenders that at any time succeeds to or refinances, replaces or substitutes for any or all of the Revolving Loan Obligations at any time and from time to time).

“Revolving Loan Collateral” shall mean all assets and properties of any Obligor or its estate of any kind whatsoever, real or personal, tangible or intangible and wherever located (including any stock, partnership interest, membership interests or other equity securities), whether now owned or hereafter acquired, upon which a Lien is now or hereafter granted or purported to be granted by such Person in favor of any or all of the Revolving Loan Creditors, as security for all or any part of the Revolving Loan Obligations, and the Proceeds (including insurance proceeds) thereof.

“Revolving Loan Credit Agreement” has the meaning set forth in the recitals hereto.

“Revolving Loan Creditors” shall mean the Revolving Agent, the Revolving Loan Lenders and any other Person holding any portion of the Revolving Loan Obligations, collectively.

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“Revolving Loan Default Notice” shall mean with respect to any Event of Default under the Revolving Loan Financing Documents, a written notice from the Revolving Agent to the Term Loan Agent describing such Event of Default in reasonable detail and stating that the Revolving Agent, or any other applicable Revolving Loan Creditors, intend to take Enforcement Actions with respect thereto.

“Revolving Loan Financing Documents” shall mean the Revolving Loan Credit Agreement, all “Other Documents” (as such term is defined in the Revolving Loan Credit Agreement) and all other agreements, documents and instruments at any time executed and/or delivered by any Obligor or any other Person with, to or in favor of the Revolving Loan Creditors in connection therewith or related thereto, including such documents evidencing successive refundings or refinancings of the Revolving Loan Obligations in whole or in part, in each case, as amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.

“Revolving Loan Lender” shall mean all lenders from time to time party to the Revolving Loan Credit Agreement in their capacities as such.

“Revolving Loan Obligations” shall mean all “Obligations” as defined in the Revolving Loan Credit Agreement, and all other obligations, liabilities and indebtedness of every kind, nature and description owing by the Borrower or any other Obligor to the Revolving Loan Creditors evidenced by or arising under one or more of the Revolving Loan Financing Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, and whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Revolving Loan Credit Agreement, whether arising before, during or after the commencement of any Insolvency Proceeding with respect to any Obligor (and including the payment of interest, fees, costs, expenses, charges and other amounts which would accrue and become due but for the commencement of such Insolvency Proceeding, but only to the extent such interest is allowed in whole or in part in any such Insolvency Proceeding).

“Revolving Loan Priority Collateral” shall mean all Revolving Loan Collateral consisting of Accounts, Inventory, related Documents, Instruments, books and records, Deposit Accounts and Securities Accounts (except to the extent established to hold proceeds of Term Loan Priority Collateral), contracts giving rise to Accounts, Supporting Obligations for Accounts, payment intangibles related to any of the foregoing, claims arising from or with respect to any of the foregoing, and all products and Proceeds (in any form, including insurance proceeds) of any of the foregoing (but excluding any of the foregoing to the extent arising from the sale, lease, license, assignment or other disposition of, or constituting the identifiable Proceeds of, Term Loan Priority Collateral).

“Revolving Loan Required Lenders” shall mean “Required Lenders” as such term is defined in the Revolving Loan Credit Agreement except with respect matters requiring the approval of all affected or all Revolving Loan Lenders in accordance with the Revolving Loan Credit Agreement, in which case, Revolving Loan Required Lenders shall mean such affected or all Revolving Loan Lenders.

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“Revolving Loan Termination Date” shall mean the date on which all Revolving Loan Obligations have been Paid in Full.

“Revolving Loan Standstill Period” shall mean each period commencing on the date of the occurrence of an Event of Default under any Revolving Loan Financing Document and ending upon the date which is 120 days after the date the Term Loan Agent has received a Revolving Loan Default Notice with respect to such Event of Default.  For the avoidance of doubt, the term “Revolving Loan Standstill Period” shall have no application with respect to, and shall in no way delay, actions taken solely with respect to the Revolving Loan Priority Collateral or which would otherwise constitute Enforcement Actions or other actions taken by Revolving Loan Creditors as unsecured creditors of the Obligors.

“Secured Creditors” shall mean the Term Loan Creditors and the Revolving Loan Creditors, collectively.

“Senior Agent” shall mean (a) with respect to any Revolving Loan Priority Collateral, the Revolving Agent and (b) with respect to any Term Loan Priority Collateral, the Term Loan Agent.

“Senior Collateral” shall mean with respect to any Senior Creditor, any Collateral on which it has a Senior Lien.

“Senior Creditors” shall mean (a) with respect to the Revolving Loan Priority Collateral, all Revolving Loan Creditors and (b) with respect to the Term Loan Priority Collateral, all Term Loan Creditors.

“Senior Documents” shall mean (a) with respect to Revolving Loan Priority Collateral, all Revolving Loan Financing Documents and (b) with respect to the Term Loan Priority Collateral, the Term Loan Financing Documents.

“Senior Liens” shall mean (a) with respect to the Revolving Loan Priority Collateral, all Liens granted to any Revolving Loan Creditor securing the Revolving Loan Obligations and (b) with respect to the Term Loan Priority Collateral, all Liens granted to any Term Loan Creditor securing the Term Loan Obligations.

“Senior Loan Termination Date” shall mean with respect to any Senior Obligations, the date on which such Obligations have been Paid In Full.

“Senior Obligations” shall mean (a) with respect to any Revolving Loan Priority Collateral, all Revolving Loan Obligations and (b) with respect to any Term Loan Priority Collateral, all Term Loan Obligations.

“Senior Security Documents” shall mean with respect to any Senior Creditor, the Documents that secure the Senior Obligations.

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“Standstill Period” shall mean (a) as to any Enforcement Action to be taken by Revolving Agent with respect to Term Loan Priority Collateral, the Revolving Loan Standstill Period and (b) as to any Enforcement Action to be taken by Term Loan Agent with respect to Revolving Loan Priority Collateral, the Term Loan Standstill Period.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the equity interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Term Loan Agent” shall mean Golub Capital LLC, a Delaware limited liability company, in its capacity as Administrative Agent for the Term Loan Lenders under the Term Loan Financing Documents, and its successors and assigns in such capacity (including one or more other similar agents or similar contractual representatives for one or more lenders that at any time succeeds to or refinances, replaces or provides substitute funding for any or all of the Term Loan Obligations at any time and from time to time).

“Term Loan Collateral” shall mean all assets and properties of any Obligor or its estate of any kind whatsoever, real or personal, tangible or intangible and wherever located (including any stock, partnership interest, membership interests or other equity securities), whether now owned or hereafter acquired, upon which a Lien is now or hereafter granted or purported to be granted by such Person in favor of any or all of the Term Loan Creditors, as security for all or any part of the Term Loan Obligations, and the Proceeds (including insurance proceeds) thereof.

“Term Loan Credit Agreement” has the meaning set forth in the recitals hereof.

“Term Loan Creditors” means the Term Loan Agent and the Term Loan Lenders, collectively.

“Term Loan Default Notice” means with respect to any Event of Default under the Term Loan Financing Documents, a written notice from the Term Loan Agent to the Revolving Agent describing such Event of Default in reasonable detail and stating that the Term Loan Agent, or any other applicable Term Loan Creditors, intend to take Enforcement Actions with respect thereto.

“Term Loan Financing Documents” means the Term Loan Credit Agreement, all “Other Documents” (as such term is defined in the Term Loan Credit Agreement) and all other agreements, documents and instruments at any time executed and/or delivered by any Obligor or any other Person with, to or in favor of the Term Loan Agent or any other Term Loan Creditor in connection therewith or related thereto, including documents evidencing a replacement, substitution, renewal or refinancing of the Term Loan Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.

“Term Loan Lenders” means all lenders from time to time party to the Term Loan Credit Agreement in their capacities as such.

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“Term Loan Obligations” means all obligations, liabilities and indebtedness of every kind, nature and description owing by the Borrower, or any other Obligor to the Term Loan Creditors evidenced by or arising under the Term Loan Financing Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and expenses, however evidenced, and whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Term Loan Credit Agreement whether arising before, during or after the commencement of any Insolvency Proceeding with respect to any Obligor (and including the payment of any principal, interest, fees, cost, expenses, charges and other amounts which would accrue and become due but for the commencement of such Insolvency Proceeding but only to the extent that such amounts are allowed in whole or in part in any such Insolvency Proceeding).

“Term Loan Priority Collateral” means all Term Loan Collateral other than the Revolving Loan Priority Collateral.

“Term Loan Required Lenders” shall mean “Required Lenders” as such term is defined in the Term Loan Credit Agreement except with respect matters requiring the approval of all affected or all Term Loan Lenders in accordance with the Term Loan Credit Agreement, in which case, Term Loan Required Lenders shall mean such affected or all Term Loan Lenders.

“Term Loan Standstill Period” means each period commencing on the date of the occurrence of an Event of Default under any Term Loan Financing Document and ending upon the date which is 120 days after the date the Revolving Agent has received a Term Loan Default Notice with respect to such Event of Default.  For the avoidance of doubt, the term “Term Loan Standstill Period” shall have no application with respect to actions taken solely with respect to the Term Loan Priority Collateral or which would otherwise constitute Enforcement Actions or other actions taken by Term Loan Creditors as unsecured creditors of the Obligors.

“Term Loan Termination Date” means the date on which all Term Loan Obligations have been Paid in Full.

“Trigger Event” has the meaning set forth in Section 6.1.

“UCC” means the UCC as in effect from time to time in the State of New York.

1.3.         Certain Matters of Construction.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and section references are to this Agreement unless otherwise specified.  For purposes of this Agreement, the following additional rules of construction shall apply:  (i) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter; (ii) the term “including” shall not be limiting or exclusive, unless specifically indicated to the contrary; (iii) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and (iv) unless otherwise specified, all references to any instruments or agreements, including

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references to any of this Agreement and the Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof, in each case, to the extent permitted under the terms hereof.

2.             Security Interests; Priorities.

2.1.         Priorities.  The Term Loan Creditors hereby acknowledge that the Revolving Agent has been granted Liens upon the Collateral to secure the Revolving Loan Obligations.  The Revolving Loan Creditors hereby acknowledge that the Term Loan Agent has been granted Liens upon the Collateral to secure the Term Loan Obligations.  Any Senior Lien in respect of any Collateral is and shall be senior and prior to the Junior Lien in respect of such Collateral.  The priorities of the Liens provided in this Section 2.1 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement or refinancing of any of the Obligations, nor by any action or inaction which any of the Secured Creditors or any Obligor may take or fail to take in respect of the Collateral.  The priorities given to the Senior Liens pursuant to this Section 2.1 and the terms of this Agreement shall continue to govern the relative rights and priorities of the Liens of the Secured Creditors in and to the Collateral even if all or any part of such Senior Liens are subordinated, avoided, disallowed, unperfected, set aside or otherwise invalidated, whether pursuant to an Insolvency Proceeding, any other judicial proceeding or otherwise, and this Agreement shall be reinstated if at any time any payment of any of the Obligations is rescinded or must be returned by any holder thereof or any representative of such holder in connection with any such Insolvency Proceeding, any other judicial proceeding or otherwise.

2.2.         No Alteration of Priority.  The priorities set forth in this Agreement are applicable irrespective of the order or time of attachment, or the order, time or manner of grant, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien, if any, in favor of each Secured Creditor in any of the Collateral, or the failure of any Lien granted in any of the Collateral to be perfected, and notwithstanding any conflicting terms or conditions which may be contained in any of the Documents.  Except as to any “Permitted Encumbrance” (as defined in the Senior Documents as in effect on the date hereof) or in connection with any plan in an Insolvency Proceeding which does not conflict with this Agreement and has been duly approved in accordance with the laws governing such Insolvency Proceeding, Senior Agent agrees not to enter into any agreement with another creditor of the Borrower or any Obligor to subordinate the Senior Lien of the Senior Creditors in any Senior Collateral under the Senior Security Documents to the Lien of such other creditor in the Senior Collateral, or to subordinate the right of the Senior Creditors to the payment of the Senior Obligations to the payment of the indebtedness or claim of any other creditor of the Borrower or any Obligor, in each case without the prior written consent of Junior Required Lenders.

2.3.         Perfection.  Except as provided in Section 3.4, each Secured Creditor shall be solely responsible for perfecting and maintaining the perfection of its Lien in and to each item constituting the Collateral in which such Secured Creditor has been granted a Lien.  The provisions of this Agreement are intended solely to govern the respective Lien priorities as among the Secured Creditors and shall not impose on any Secured Creditor any obligations in

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respect of the disposition of proceeds of any Collateral that would conflict with prior perfected claims therein in favor of any other Person other than the Secured Creditors or any order or decree of any court or governmental authority or any applicable law.  Each Secured Creditor agrees that it will not institute, solicit or join in any contest of the validity, perfection, priority or enforceability of the Liens of the other Secured Creditors in the Collateral.

2.4.         Proceeds of Collateral.  All net proceeds of any Senior Collateral (including insurance proceeds) received by the Junior Agent or any other Junior Creditor in connection with or pursuant to an Enforcement Action, or otherwise in a manner not permitted by the terms of this Agreement, shall be forthwith paid over, in the funds and currency received, to the Senior Agent for application to the Senior Obligations.  All net proceeds of any Senior Collateral received by the Senior Agent after the Senior Loan Termination Date shall be forthwith paid over, in the funds and currency received (with any necessary endorsements), to the Junior Creditors for application to the Junior Obligations.

2.5.         Release of Collateral Upon Permitted Collateral Sale.  The Junior Agent shall at any time in connection with any Permitted Collateral Sale:  (i) upon the request of the Senior Agent with respect to the Senior Collateral subject to such Permitted Collateral Sale, release or otherwise terminate its Liens on such Senior Collateral; (ii) deliver such terminations of financing statements, partial lien releases, mortgage satisfactions and discharges, endorsements, guarantee releases, assignments or other instruments of transfer, termination or release (collectively, “Release Documents”) and take such further actions as the Senior Agent shall reasonably require in order to release and/or terminate such Junior Agent’s Liens on the Senior Collateral subject to such Permitted Collateral Sale; provided, that, if the closing of the sale or disposition of the Senior Collateral is not consummated, the Senior Agent shall promptly return all Release Documents to the Junior Agent; and (iii) be deemed to have consented (along with the other Junior Creditors) under the Junior Documents to such Permitted Collateral Sale free and clear of the Junior Agent’s Liens thereon; provided, that, the Junior Creditors shall, subject to the provisions of Section 4 of this Agreement, retain their rights with respect to the proceeds of such Senior Collateral.

2.6.         Release of Collateral Upon Release Event.  The Junior Agent shall at any time in connection with a Release Event with respect to any Senior Collateral:  (i) upon the request of the Senior Agent with respect to the Senior Collateral subject to such Release Event (which request will generally describe the Senior Collateral to be sold, and, if known to the Senior Agent, specify the proposed terms of the sale and the type and amount of consideration expected to be received in connection therewith, unless such information has already been forwarded to the Junior Agent by the applicable Obligor), release or otherwise terminate its Liens on such Senior Collateral, to the extent such Senior Collateral is to be sold or otherwise disposed of either by (A) the Senior Agent or its agents or representatives, or (B) any Obligor with the consent or at the direction of the Senior Creditors; (ii) be deemed to have consented (along with the other Junior Creditors) under the Junior Documents to such Release Event free and clear of the Junior Agent’s Liens (and waived the provisions of the Junior Documents to the extent necessary to permit such transaction); provided, that, the Junior Creditors shall, subject to the provisions of Section 4 of this Agreement, retain their rights with respect to the proceeds of such Senior Collateral and (iii) the Junior Agent shall deliver such Release Documents and take such

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further actions as the Senior Agent may reasonably require in connection therewith; provided, that, no such release and/or authorization documents shall be required to be delivered (1) to any Obligor or (2) more than two (2) Business Days prior to the date of the closing of such Release Event; provided, further, if the closing of the sale or disposition of the Senior Collateral subject to such Release Event is not consummated, the Senior Agent shall promptly return all Release Documents to the Junior Agent.

2.7.         Power of Attorney.  With respect to any Senior Collateral, Junior Agent hereby irrevocably constitutes and appoints the Senior Agent and any officer of the Senior Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Junior Agent and in the name of the Junior Agent or in the Senior Agent’s own name, from time to time in the Senior Agent’s discretion, for the purpose of carrying out the terms of Sections 2.6 and 2.10 hereof, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of such Sections, including any Release Documents and, in addition, to take any and all other appropriate and commercially reasonable action for the purpose of carrying out the terms of such Sections.  The Junior Agent, as applicable, on behalf of itself and each of the other Junior Creditors, hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in this Section 2.7.  No Person to whom this power of attorney is presented, as authority for the Senior Agent to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from the Junior Agent as to the authority of the Senior Agent to take any action described herein, or as to the existence of or fulfillment of any condition to this power of attorney, which is intended to grant to the Senior Agent unconditionally the authority to take and perform the actions contemplated herein.  The Junior Agent, on behalf of itself and each of the other Junior Creditors, irrevocably waives any right to commence any suit or action, in law or equity, against any Person which in good faith acts in reliance upon or acknowledges the authority granted under this power of attorney.

2.8.         Waiver.  Subject to the other terms and conditions of this Agreement, each of the Junior Creditors waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations under the Senior Documents and notice of or proof of reliance by the Senior Creditors upon this Agreement and protest, demand for payment or notice except to the extent otherwise specified herein.  Each of the Junior Creditors acknowledges and agrees the Senior Creditors have relied upon the Lien priority and other provisions hereof in entering into the Senior Documents and in making funds available the Borrower thereunder.  The Senior Agent acknowledges and agrees the Junior Creditors have relied upon the lien priority and other provisions hereof in entering into the Junior Documents and in making funds available to the Borrower thereunder.

2.9.         Notice of Interest In Collateral.  This Agreement is intended, in part, to constitute an authenticated notification of a claim by each Agent to the other Agent of an interest in all or a portion of the Collateral in accordance with the provisions of Sections 9-611 and 9-621 of the UCC.

2.10.       Insurance Matters.  Until the Senior Obligations have been Paid in Full, the Senior Agent shall have the sole and exclusive right, as against the Junior Creditors, to adjust

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settlement of insurance claims in a commercially reasonable manner in the event of any covered loss, theft or destruction of any Senior Collateral.  All proceeds of such insurance shall be applied as set forth in Section 4.  The Junior Creditors shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds to the holders of Senior Obligations (or any representative thereof), including without limitation, providing any necessary endorsements.  In the event the Senior Documents as in effect on the date hereof permits any Obligor to utilize the proceeds of insurance to replace Senior Collateral, the Junior Creditors shall be deemed to have consented to such use of proceeds.

2.11.       Similar Liens and Agreements.  The parties hereto agree, subject to the other provisions of this Agreement:

(a)           upon request by the Term Loan Agent or the Revolving Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Term Loan Financing Documents and the Revolving Loan Financing Documents;

(b)           that the provisions of the documents and agreements creating or evidencing the granting of Liens in Collateral securing the Term Loan Obligations and the Revolving Loan Obligations shall be in all material respects the same form other than with respect to the priority of the Obligations thereunder; and

(c)           notwithstanding this Section 2.11, the parties hereto agree that any failure by any party to comply with this Section 2.11 shall not impair or alter the priorities or rights of the parties hereto with respect to the other terms and conditions of this Agreement.

2.12.       No New Liens.  The parties hereto agree that no additional Liens shall be granted or permitted on any asset of the Borrower or any other Obligor to secure any Obligation unless each Agent shall have been afforded the opportunity to, immediately after giving effect to such grant or concurrently therewith, also receive a Lien on such asset to secure its Obligations (with the priorities set forth in this Agreement and, in any event, subject to all of the terms and provisions of this Agreement).  To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to any Person, the parties hereto hereby agree that (a) the Secured Creditor holding such Lien on such asset shall be deemed to be holding such Lien for the benefit of the other Secured Creditors as a non-fiduciary agent for such other Secured Creditors in order to ensure the creation and perfection of such Lien on such assets as Collateral for the Obligations of such other Secured Creditors and (b) amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.12 shall be subject to Section 4.

3.             Enforcement of Security.

3.1.         Management of Collateral.  Subject to the other terms and conditions of this Agreement, the Senior Creditors shall have the exclusive right, in accordance with applicable

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law, to manage, perform and enforce the terms of the Senior Documents with respect to the Senior Collateral, to exercise and enforce all privileges and rights thereunder according to their discretion and the exercise of their sole business judgment, including the exclusive right to take or retake control or possession of the Senior Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate the Senior Collateral and to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the UCC of any applicable jurisdiction.  In conducting any public or private sale under the UCC, the Senior Agent shall give the Junior Agent such notice of such sale as may be required by the applicable UCC; provided, however, ten (10) days prior written notice shall be deemed to be commercially reasonable notice.  Junior Agent hereby agrees it shall not, directly or indirectly, take any Enforcement Actions with respect to any Senior Collateral during any Standstill Period and Term Loan Agent hereby agrees any Enforcement Action taken by Term Loan Agent or any other Term Loan Creditor with respect to Term Loan Priority Collateral during the Access Period shall be subject to, and shall not materially interfere with, Revolving Agent’s rights under Section 5.  Subject at all times to the provisions of Section 2 and Section 6.4, upon the expiration of the applicable Standstill Period, the Junior Agent may take any Enforcement Action with respect to Senior Collateral; provided, the Junior Agent may not take Enforcement Actions even after the expiration of the Standstill Period so long as either (a) the Senior Agent is pursuing diligently and in good faith an Enforcement Action with respect to any material portion of the Senior Collateral, or diligently attempting in good faith to vacate any stay prohibiting such an Enforcement Action or (b) an Insolvency Proceeding is continuing.  Subject at all times to the provisions of Section 2 and to the preceding sentence, if the Junior Agent commences any Enforcement Action with respect to any Senior Collateral after the Standstill Period and upon not less than ten (10) days prior written notice to Senior Agent of such intended Enforcement Action (which notice may be given during the Standstill Period) against Senior Collateral with respect to all or any material portion of the Senior Collateral, then the Senior Agent shall not take any Enforcement Action of a similar nature with respect to such Senior Collateral so long as (i) the Junior Agent is diligently pursuing in good faith such Enforcement Action and (ii) the cash proceeds from such Enforcement Action are applied in accordance with Section 4 hereof.

3.2.         Notices of Default.  Each Agent shall give to the other Agent (or the agent therefor) concurrently with the giving thereof to any Obligor (i) a copy of any written notice by such Agent of an Event of Default under any of its Documents or a written notice of acceleration of the Obligations and demand for payment thereof by any Obligor, and (ii) a copy of any written notice sent by such Agent to any Obligor stating such Agent’s intention to take any Enforcement Actions with respect to all or any portion of the Collateral; provided, that, except for notices expressly required to be provided by an Agent to another Agent under any other section of this Agreement or applicable law (a) no Agent shall have any obligation to provide any such notice which, in the good faith judgment of such Agent, would result in the breach of any confidentiality provisions binding on such Agent or would be prejudicial or otherwise adverse to the interests of the Secured Creditors it is acting for, (b) no Agent shall have any liability whatsoever for the failure to provide any such notice, and (c) failure to provide such notice shall not affect the validity or effectiveness of any such notice as against any Obligor.  Each Agent will provide such information as it may have to the other as the other Agent may from time to time reasonably request concerning the status of the exercise of any Enforcement Action; provided, that (a) no Agent shall have any obligation to provide any information which, in the good faith

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judgment of such Agent, would result in the breach of any confidentiality provisions binding on such Agent or would be prejudicial or otherwise adverse to the interests of the Secured Creditors it is acting for, (b) no Agent shall have any liability whatsoever for the failure to provide any such information and (c) failure to provide such information shall not affect the validity or effectiveness of any action taken by Agent against any Obligor or Collateral.

3.3.         Permitted Actions.  Nothing in this Agreement shall be construed to limit or impair in any way:  (i) the right of any Secured Creditor to bid for or purchase Collateral at any private or judicial foreclosure upon such Collateral initiated by any Secured Creditor, (ii) the right of any Secured Creditor to join (but not control) any foreclosure or other judicial lien enforcement proceeding with respect to the Senior Collateral initiated by another Secured Creditor for the sole purpose of protecting such Secured Creditor’s Lien on the Senior Collateral, so long as it does not delay or interfere with the exercise by such other Secured Creditor of its rights under this Agreement, the Documents and under applicable law, (iii) any right of the Junior Creditors to receive any remaining proceeds of Senior Collateral after the Senior Obligations have been Paid in Full, (iv) any right the Junior Creditors may have as unsecured creditors against any of the Borrower and other Obligors in accordance with the Junior Documents and applicable law (for purposes hereof, the rights of an unsecured creditor do not include a creditor that holds a judgment lien), or (v) any right the Senior Creditors may have as unsecured creditors against any of the Borrower and other Obligors in accordance with the Senior Documents or applicable law.

3.4.         Collateral In Possession; Deposit and Securities Accounts.

(a)           Each Secured Creditor agrees to hold any Collateral that can be perfected by the possession or control (within the meaning of the UCC) of such Collateral or of any deposit, securities or other similar account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of a Secured Creditor, or of agents or bailees of such Secured Creditor (such Collateral being referred to herein as the “Pledged Collateral”) as bailee and agent for and on behalf of the other Secured Creditors solely for the purpose of perfecting the security interest granted to the other Secured Creditors in such Pledged Collateral  (including, but not limited to, any securities or any deposit accounts or securities accounts, if any) pursuant to the Revolving Loan Financing Documents or Term Loan Financing Documents, as applicable, subject to the terms and conditions of this Agreement.  Prior to the Revolving Loan Termination Date, any Collateral (other than Term Loan Priority Collateral) in the possession or under the control of any Term Loan Creditor shall be forthwith delivered to the Revolving Agent, except as otherwise may be required by applicable law or court order. Prior to the Term Loan Termination Date, any Collateral (other than Revolving Loan Priority Collateral) in the possession or under the control of any Revolving Loan Creditor shall be forthwith delivered to the Term Loan Agent, except as otherwise may be required by applicable law or court order.

(b)           Until the Revolving Loan Termination Date has occurred, the Revolving Loan Creditors shall be entitled to deal with the Pledged Collateral consisting of Revolving Loan Priority Collateral in accordance with the terms of the Revolving Loan

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Financing Documents as if the Liens of the Term Loan Agent did not exist. The rights of the Term Loan Agent under this Section 3.4 shall at all times be subject to the terms of this Agreement and to the Revolving Loan Creditors’ rights under the Revolving Loan Financing Documents.  Until the Term Loan Termination Date has occurred, the Term Loan Creditors shall be entitled to deal with the Pledged Collateral consisting of Term Loan Priority Collateral in accordance with the terms of the Term Loan Financing Documents as if the Liens of the Revolving Agent did not exist. The rights of the Revolving Agent under this Section 3.4 shall at all times be subject to the terms of this Agreement and to the Term Loan Creditors’ rights under the Term Loan Financing Documents.

(c)           Each Secured Creditor shall have no obligation whatsoever to the other Secured Creditors to assure that the Pledged Collateral is genuine or owned by any of the Obligors or to preserve rights or benefits (including perfection of any Lien) of any Person except as expressly set forth in this Section 3.4. The duties or responsibilities of each Secured Creditor under this Section 3.4 shall be limited solely to holding the Pledged Collateral as bailee and agent for and on behalf of the other Secured Creditors for purposes of perfecting the Lien held by such other Secured Creditors.

(d)           Each Secured Creditor shall not have by reason of the Revolving Loan Financing Documents, the Term Loan Financing Documents or this Agreement or any other document a fiduciary relationship in respect of the other Secured Creditors and shall not have any liability to the other Secured Creditors in connection with its holding the Pledged Collateral, other than for its gross negligence or willful misconduct as determined by a final, non-appealable order of a court of competent jurisdiction.

(e)           Revolving Agent agrees that (i) in connection with any Pledged Collateral consisting of Deposit Accounts, Securities Accounts or similar Collateral for which perfection is obtained by control (within the meaning of the UCC) which is under Revolving Agent’s control, upon Revolving Agent’s receipt of a Term Loan Default Notice, Revolving Agent shall, at the request of Term Loan Agent, instruct the depository bank, securities intermediary or other financial institution where such account is maintained to remit funds or other Pledged Collateral in such accounts consisting of identifiable Term Loan Priority Collateral (or Proceeds thereof) to Term Loan Agent to be applied in accordance with Section 4.

(f)            Term Loan Agent agrees that in connection with any Pledged Collateral consisting of Deposit Accounts, Securities Accounts or similar Collateral for which perfection is obtained by control (within the meaning of the UCC) which is under Term Loan Agent’s control, upon Term Loan Agent’s receipt of a Revolving Loan Default Notice, Term Loan Agent shall, at the request of Revolving Agent, instruct the depository bank, securities intermediary or other financial institution where such account is maintained to remit funds or other Pledged Collateral in such accounts consisting of identifiable Revolving Loan Priority Collateral (or Proceeds thereof) to Revolving Agent to be applied in accordance with Section 4.

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(g)           Upon the Revolving Loan Termination Date, to the extent permitted under applicable law, upon the request of the Term Loan Agent, the Revolving Agent shall, without recourse or warranty, transfer the possession and control of the Pledged Collateral, if any, then in its possession or control to Term Loan Agent, except in the event and to the extent (i) the Revolving Loan Creditors have retained or otherwise acquired such Collateral in full or partial satisfaction of any of the Revolving Loan Obligations and otherwise not in contravention of this Agreement, (ii) such Collateral is sold or otherwise disposed of free of Term Loan Agent’s Liens thereon by Revolving Loan Creditors or by an Obligor as provided herein or (iii) they are required to do otherwise by any order of any court or other governmental authority or applicable law.  The foregoing provision shall not impose on Revolving Loan Creditors any obligations which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or other governmental authority or any applicable law.  In connection with any transfer described herein to Term Loan Agent, Revolving Agent agrees to take reasonable actions in its power (with all reasonable costs and expenses in connection therewith to be for the account of the Term Loan Creditors and to be paid by Borrower) as shall be reasonably requested by the Term Loan Agent to permit the Term Loan Agent to obtain, for its benefit and the benefit of the Term Loan Creditors, a first priority perfected security interest in such Pledged Collateral.

(h)           Upon the Term Loan Termination Date, to the extent permitted under applicable law, upon the request of Revolving Agent, the Term Loan Agent shall, without recourse or warranty, transfer the possession and control of the Pledged Collateral, if any, then in its possession or control to Revolving Agent, except in the event and to the extent (i) the Term Loan Creditors have retained or otherwise acquired such Collateral in full or partial satisfaction of any of the Term Loan Obligations and otherwise not in contravention of this Agreement, (ii) such Collateral is sold or otherwise disposed of free of Revolving Agent’s Liens by Term Loan Creditors or by an Obligor as provided herein or (iii) they are required to do otherwise by any order of any court or other governmental authority or applicable law.  The foregoing provision shall not impose on Term Loan Creditors any obligations which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or other governmental authority or any applicable law.  In connection with any transfer described herein to Revolving Agent, Term Loan Agent agrees to take reasonable actions in its power (with all reasonable costs and expenses in connection therewith to be for the account of the Revolving Loan Creditors, to be due and payable by Borrower and constitute Revolving Loan Obligations) as shall be reasonably requested by the Revolving Agent to permit the Revolving Agent to obtain a first priority security interest in such Pledged Collateral.

3.5.         Waiver of Marshaling and Similar Rights.  Each Secured Creditor, to the fullest extent permitted by applicable law, waives as to each other Secured Creditor any requirement regarding, and agrees not to demand, request, plead or otherwise claim the benefit of, any marshaling, appraisement, valuation or other similar right that may otherwise be available under applicable law.

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3.6.         Effect of Default Waiver.  In the event that any Term Loan Default shall have occurred solely as a result of a Revolving Default, and if such Revolving Default shall have been cured by any Borrower or any Obligor or waived by the Revolving Agent or the Revolving Lender (as applicable), then (i) such Term Loan Default shall be deemed to be automatically cured by the Borrowers or such Obligor or waived by the Term Loan Agent and the Term Loan Lenders, as the case may be, and (ii) any period under Section 2.7 commenced solely on the basis of such Revolving Default and then in existence shall terminate (unless at such time the Term Loan Agent and the Term Loan Lenders shall be entitled to commence such a period on the basis of any other Term Loan Default) for all purposes hereunder and the Term Loan Agent and the Term Loan Lenders shall cease any remedial actions commenced and then continuing in connection with such Term Loan Default.  In the event that any Revolving Default shall have occurred solely as a result of a Term Loan Default, and if such Term Loan Default shall have been cured by any Borrower or any Obligor or waived by the Term Loan Agent or the Term Loan Lenders (as applicable), then (i) such Revolving Default shall be deemed to be automatically cured by the Borrowers or such Obligor or waived by the Revolving Agent and the Revolving Lenders, as the case may be, and (ii) any period under Section 2.7 commenced solely on the basis of such Term Loan Default and then in existence shall terminate (unless at such time the Revolving Lender shall be entitled to commence such a period on the basis of any other Revolving Default) for all purposes hereunder and the Revolving Lender shall cease any remedial actions commenced and then continuing in connection with such Revolving Default.

4.             Application of Proceeds of Senior Collateral.  The Senior Agent and Junior Agent hereby agree that, as between the Senior Creditors, on the one hand, and the Junior Creditors, on the other hand, all Senior Collateral, and all Proceeds thereof, received by any of them in connection with any Enforcement Action, Release Event, Permitted Collateral Sale, Insolvency Proceeding or any other collection, sale or disposition of any Senior Collateral made by or at the direction of any Secured Creditor shall be applied as follows (and the Senior Agent agrees to remit promptly to the Junior Agent any Senior Collateral and Proceeds necessary to effect such application):

(i)            first, to the payment of costs and expenses (including reasonable attorneys fees and expenses and court costs) of the Senior Agent in connection with such Enforcement Action, Release Event, Permitted Collateral Sale or Insolvency Proceeding,

(ii)           second, to the permanent repayment of the Senior Obligations in accordance with (and to the extent at such time required by) the Senior Documents until the Senior Loan Termination Date; provided that, (A) with respect to the Revolving Loan Obligations, (w) amounts shall be applied thereto in the order of priority set forth in Section 11.5 of the Revolving Loan Credit Agreement as in effect on the date hereof or as may from time to time thereafter be modified in a manner that is not adverse to the Term Loan Creditors, (x) amounts applied to the principal balance of revolving advances shall be accompanied by a permanent reduction to the Maximum Revolving Advance Amount and related commitments of the Revolving Loan Lenders under the Revolving Loan Credit Agreement, (y) cash collateral shall not exceed the

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Required Cash Collateral Amount and (z) any (1) principal balance of the Revolving Loan Obligations in excess of the applicable components of the Maximum Principal Amount of Revolving Loan Debt and (2) any other Revolving Loan Obligations remaining outstanding after giving effect to the entirety of this proviso, shall not be deemed to constitute Senior Obligations for purposes of this clause (ii) and instead shall be paid pursuant to clause (iv) below and (B) any principal balance of the Term Loan Obligations in excess of the Maximum Principal Amount of Term Loan Debt shall not be deemed to constitute Senior Obligations for purposes of this clause (ii) and instead shall be paid pursuant to clause (iv) below,

(iii)          third, to the payment of the Junior Obligations in accordance with (and to the extent at such time required by) the Junior Documents, and

(iv)          fourth, the balance, if any, to the Obligors or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

5.             Access Rights.

(a)           As between the Revolving Agent and the Term Loan Agent, the Revolving Agent may enter upon any real property of an Obligor, whether leased or owned, and without obligation to pay rent or compensation to the Term Loan Creditors, may use (at Revolving Agent’s sole expense) any of the Term Loan Priority Collateral to collect Accounts and remove, sell or otherwise dispose of any of the Revolving Loan Priority Collateral until the date (as such date may be extended pursuant to the last sentence of this Section 5(a), the “Access Termination Date”) that is 120 days after the earlier to occur of (i) the date of receipt by the Revolving Agent of a Term Loan Default Notice and (ii) the date Revolving Agent is first entitled to exercise remedies with respect to the Revolving Loan Priority Collateral (such 120-day period, as same may be extended pursuant to the last sentence of this Section 5(a), the “Access Period”); provided that (v) in connection with such use of Term Loan Priority Collateral, the Term Loan Creditors shall have no responsibility for payment of any, and the Revolving Agent shall pay all, utilities, taxes, insurance and other operating costs of such usage of (1) any leased or owned real property of an Obligor subject to a mortgage in favor of the Term Loan Agent and (2) any other real property, to the extent the landlord thereof may require such payments during Revolving Agent’s access and use of such real property and failure by Revolving Agent to make such payments would be prejudicial to the Term Loan Agent’s interest in the Term Loan Collateral or it’s rights to also access such real property, (w) to the extent the Term Loan Creditors shall not have been indemnified by the Obligors, Revolving Agent shall indemnify (it being understood that any amounts expended are for the account of the Borrower and shall constitute Revolving Loan Obligations) the Term Loan Creditors against third party claims resulting from such usage, including, but not limited to, claims that such Term Loan Priority Collateral was used or otherwise dealt with by Revolving Agent in violation of applicable law, (x) the Revolving Agent shall, to the extent not provided by the Obligors, provide the Term Loan Agent with evidence of

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the continued effectiveness of the Obligors’ casualty and liability insurance as to the Term Loan Priority Collateral used by Reveling Agent which consists of leased or owned real property of an Obligor subject to a mortgage in favor of the Term Loan Agent, which such insurance shall satisfy the applicable requirements therefor set forth in the Term Loan Credit Agreement, (y) Revolving Agent shall reimburse (it being understood that any amounts expended are for the account of the Borrower and shall constitute Revolving Loan Obligations) Term Loan Agent, on demand, for the cost and expense to repair any physical damage to the Term Loan Priority Collateral (ordinary wear and tear excepted) to the extent directly caused by the Revolving Agent or its agents or designees and to the extent insurance proceeds are not otherwise available to reimburse Term Loan Agent for such damage and (z) no Term Loan Priority Collateral may be removed from the premises at which such Term Loan Priority Collateral was theretofore located without the prior written consent of the Term Loan Agent.  In the event that Revolving Agent is unable to exercise its rights as a secured creditor as a result of any stay in any Insolvency Proceeding or of any temporary restraining order or preliminary injunction with respect to any Obligor, any Revolving Loan Collateral or Revolving Agent, such Access Period shall be extended by the number of days that the Revolving Agent’s or its designees’ access to the Revolving Loan Collateral has been prevented.

(b)           In the event that Revolving Agent shall, in the exercise of its rights under the Revolving Loan Financing Documents, as the case may be, or otherwise, receive and retain possession or control of any books and records of any Obligor which contain information identifying or pertaining to the Term Loan Priority Collateral, Revolving Agent shall, upon request from the Term Loan Agent (at the Term Loan Agent’s expense) and as promptly as practicable thereafter, either make available to the Term Loan Agent such books and records for inspection and duplication or provide copies thereof.  In the event that Term Loan Agent shall, in the exercise of its rights under the Term Loan Financing Documents, as the case may be, or otherwise, receive and retain possession or control of any books and records of any Obligor which contain information identifying or pertaining to the Revolving Loan Priority Collateral, Term Loan Agent shall, upon request from the Revolving Agent (at the Revolving Agent’s expense) and as promptly as practicable thereafter, either make available to the Revolving Agent such books and records for inspection and duplication or provide copies thereof.

(c)           The Term Loan Agent, for itself and each of the Term Loan Creditors, hereby grants in favor of the Revolving Agent, a nonexclusive right to use, license and/or sublicense any now existing or hereafter acquired Term Loan Priority Collateral consisting of intellectual property, including trademarks and trade names, during the Access Period for the purpose of enabling the Revolving Agent to assemble, prepare for sale, advertise, market and dispose of any and all Revolving Loan Priority Collateral, wherever such Revolving Loan Priority Collateral may be located, including the license and right to access all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.  The license and right herein shall continue in full force and effect as a burden on the Term Loan Priority Collateral until the earlier to occur of (i) expiration of the Access Period and (ii) the date all Revolving Loan Priority Collateral has been sold, transferred

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or otherwise disposed of (at which time such license and right contemplated hereon shall immediately terminate without any further action required of any party hereto) notwithstanding (x) any exercise of remedies by the Term Loan Creditors with respect to any Term Loan Priority Collateral or (y) any voluntary or involuntary transfer or assignment of any of such Term Loan Priority Collateral consisting of intellectual property or any rights therein (whether by any Obligor, by any Term Loan Creditor or otherwise).  This license right shall inure to the benefit of the Revolving Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise.  Such license right is granted free of charge, without requirement that any monetary payment whatsoever including, without limitation, any royalty or license fee, be made to the applicable Term Loan Creditors or any other Person by the Revolving Agent or any other Person.  The Term Loan Agent, for itself and each of the Term Loan Creditors, agrees not to interfere, hinder, restrict or delay the exercise by the Revolving Agent of any such license and right granted herein during the effectiveness thereof and agrees to execute such documentation and complete such other acts as may reasonably be required by the Revolving Agent to provide Revolving Agent with the license and right contemplated herein.

(d)           The rights and remedies of the Revolving Agent in this Section 5 are in addition to and not in limitation of the rights and remedies under the Revolving Loan Financing Documents or applicable law.  The provisions of this Section 5 are agreed to solely as among Term Loan Agent and Revolving Agent and shall not be deemed to limit, expand or otherwise modify any rights granted by any Obligor to any Revolving Loan Creditor or Term Loan Creditor under any of the Documents, as applicable.

6.             Covenants.

6.1.         Amendment of Term Loan Financing Documents.  Term Loan Creditors may at any time and from time to time and without consent of or notice to any Revolving Loan Creditor, without incurring any liability to any Revolving Loan Creditor and without impairing or releasing any rights or obligations hereunder or otherwise, amend, restate, supplement or otherwise modify any or all of the Term Loan Financing Documents; provided, however, without the consent of Revolving Loan Required Lenders or the Revolving Agent (with the consent of Revolving Loan Required Lenders), the Term Loan Creditors shall not amend, restate, supplement or otherwise modify any or all of the Term Loan Financing Documents to (i) increase any interest rate margins (or, as applicable, any interest rate floors) in respect of Term Loan Obligations by more than 2.50% per annum above the interest rate margins (or, as applicable, interest rate floors) set forth in the Term Loan Credit Agreement as in effect on the date hereof (excluding fluctuations in underlying rate indices and the imposition of a 2.0% per annum default rate), (ii) shorten the final scheduled maturity of the Term Loan Obligations or otherwise modify the amortization schedule with respect to the repayment of the principal balance of the Term Loan Obligations or the calculation or other requirements in connection with the excess cash flow sweep and related mandatory prepayment required pursuant to the Term Loan Financing Documents, in each case, in a manner adverse to Borrower, (iii) modify or add any covenant, condition or event of default under the Term Loan Financing Documents which

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directly restricts one or more Obligors from making payments under the Revolving Loan Financing Documents which would otherwise be permitted under the Term Loan Financing Documents as in effect on the date hereof, (iv) increase the principal amount of the loans constituting Term Loan Obligations to an amount in excess of the Maximum Principal Amount of Term Loan Debt or (v) modify or add any covenant, condition or event of default under the Term Loan Financing Documents in a manner adverse to any Obligor except to the extent the Revolving Creditors shall be afforded the opportunity to make a confirming modification or addition to the applicable Revolving Loan Financing Document.

6.2.         Amendments to Revolving Loan Financing Documents.  Revolving Loan Creditors may at any time and from time to time and without consent of or notice to any Term Loan Creditor, without incurring any liability to any Term Loan Creditor and without impairing or releasing any rights or obligations hereunder or otherwise, amend, restate, supplement or otherwise modify any or all of the Revolving Loan Financing Documents; provided, however, without the consent of the Term Loan Required Lenders, the Revolving Loan Creditors shall not amend, restate, supplement or otherwise modify any or all of the Revolving Loan Financing Documents to (i) increase the interest rate margins (or, as applicable, any interest rate floors) in respect of Revolving Loan Obligations by more than 2.50% per annum above the interest rate margins (or, as applicable, interest rate floors) set forth in the Revolving Loan Credit Agreement as in effect on the date hereof (excluding fluctuations in underlying rate indices, fluctuations based on the pricing grid set forth in the Revolving Loan Credit Agreement and the imposition of a 2.0% per annum default rate), (ii) shorten the final scheduled maturity of the Revolving Loan Obligations, (iii) alter the definition of Formula Amount in a manner that increases the stated advance rates against Eligible Accounts or Eligible Inventory (as such terms are defined in the Revolving Loan Credit Agreement) as set forth therein on the date hereof, (iv) increase the commitments to lend under the Revolving Loan Credit Agreement in excess of, or otherwise cause the aggregate outstanding principal balance of the Revolving Loan Obligations to exceed the applicable components of the definition of Maximum Principal Amount of Revolving Loan Debt, (v) modify or add any covenant, condition or event of default under the Revolving Loan Financing Documents which directly restricts one or more Obligors from making payments under the Term Loan Financing Documents which would otherwise be permitted under the Revolving Loan Financing Documents as in effect on the date hereof or (vi) modify or add any covenant, condition or event of default under the Revolving Loan Financing Documents in a manner adverse to any Obligor except to the extent the Term Loan Creditors shall be afforded the opportunity to make a confirming modification or addition to the applicable Term Loan Financing Document.

6.3.         [Reserved].

6.4.         Enforcement Actions by the Junior Creditors.  Junior Agent shall give the Senior Agent (i) at least ten (10) days written notice prior to taking any Enforcement Action with respect to the Senior Collateral, which notice may be given during the pendency of any Standstill Period, and (ii) prior written notice of any action or commencement of proceedings which constitute “Enforcement Actions” in all respects.

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6.5.         Turnover.

(a)           Any prepayments of principal or payments of interest on the Junior Obligations not permitted to be accepted by any Junior Creditor under this Agreement but so received shall be forthwith paid over, in the funds and currency received, if any, by each such Junior Creditor to the Senior Agent for application against the Senior Obligations.

(b)           So long as the Revolving Loan Termination Date has not occurred, whether or not any Insolvency Proceeding has been commenced by or against any Obligor, Term Loan Agent agrees, for itself and on behalf of the other Term Loan Creditors, that any Revolving Loan Priority Collateral or Proceeds thereof or payment with respect thereto received by a Term Loan Creditor as a result of an Enforcement Action (including any right of set-off) with respect to such Collateral, and including in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) with respect to Revolving Loan Priority Collateral, shall be promptly transferred or paid over to the Revolving Agent for the benefit of the Revolving Loan Creditors in the same form as received, with any necessary endorsements or assignments or as a court of competent jurisdiction may otherwise direct, for application to the Revolving Loan Obligations and Term Loan Obligations in accordance with Section 4.  Revolving Agent is hereby authorized to make any such endorsements or assignments as agent for the Term Loan Creditors.  This authorization is coupled with an interest and is irrevocable.

(c)           So long as the Term Loan Termination Date has not occurred, whether or not any Insolvency Proceeding has been commenced by or against any Obligor, the Revolving Agent agrees that any Term Loan Priority Collateral or Proceeds thereof or payment with respect thereto received by such a Revolving Loan Creditor as a result of an Enforcement Action (including any right of set-off) with respect to such Collateral, and including in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) with respect to Term Loan Priority Collateral, shall be promptly transferred or paid over to the Term Loan Agent for the benefit of the Term Loan Creditors in the same form as received, with any necessary endorsements or assignments or as a court of competent jurisdiction may otherwise direct, for application to the Term Loan Obligations and Revolving Loan Obligations in accordance with Section 4.  Term Loan Agent is hereby authorized to make any such endorsements or assignments as agent for the Revolving Loan Creditors.  This authorization is coupled with an interest and is irrevocable.

(d)           Nothing in this Agreement shall prohibit the receipt by any Secured Creditor of the payments of interest and payments of principal required under the Documents (as in effect as of the date hereof or modified in accordance with the terms of this Agreement) so long as such receipt is not the direct or indirect result of an Enforcement Action against Collateral in contravention of this Agreement; provided, however, that Revolving Agent, on behalf of itself and the other Revolving Loan Creditors, hereby acknowledge and agree that (i) Revolving Loan Creditors shall not accept or retain a voluntary prepayment of the Revolving Loan Obligations that is made with the proceeds of Term Loan Priority Collateral that are required to be used to make a

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mandatory prepayment of the Term Loan Obligations in accordance with the terms of the Term Loan Credit Agreement (and Revolving Loan Creditors shall promptly remit such proceeds to the Term Loan Agent for application to the Term Loan Obligations) and (ii) Term Loan Creditors shall not accept or retain a voluntary prepayment of the Term Loan Obligations that is made with the proceeds of Revolving Loan Priority Collateral that are required to be used to make a mandatory prepayment (including payments required under Section 4.15(h) of the Revolving Loan Credit Agreement) of the Revolving Loan Obligations in accordance with the terms of the Revolving Loan Credit Agreement (and Term Loan Creditors shall promptly remit such proceeds to the Revolving Agent for application to the Revolving Loan Obligations), except to the extent the Revolving Loan Creditors shall have waived such mandatory prepayment in writing.

7.                                      Term Loan Lenders Purchase Option.

7.1.         Purchase Notice.  Within ten (10) Business Days after (i) each date, if any, that the Revolving Agent delivers a notice to the Term Loan Agent stating that an Event of Default has occurred and is continuing under the Revolving Loan Credit Agreement due to the Borrower’s failure to timely pay principal or interest thereunder or that any of the Revolving Loan Creditors intend to (x) commence an Enforcement Action (it being agreed to and understood that Revolving Loan Creditors shall be obligated to deliver to Term Loan Agent a notice that they intend to commence an Enforcement Action with respect to all or any portion of the Revolving Loan Collateral) no less than five (5) days prior to the actual commencement of such Enforcement Action, which notice shall be deemed timely given if given in accordance with Section 3.1(b) or any other provision of this Agreement or applicable law requiring notice of such action by Revolving Agent), (y) accelerate all or a substantial portion of the Revolving Loan Obligations as a result of a then existing Event of Default under the Revolving Loan Credit Agreement or (z) terminate the commitment to lend under the Revolving Loan Credit Agreement, (ii) the commencement of any Insolvency Proceeding, (iii) the occurrence and continuance of an Event of Default under the Term Loan Credit Agreement due to the Borrower’s failure to timely pay principal or interest thereunder, or (iv) the Revolving Lenders shall have ceased providing revolving loans and/or letters of credit that the Borrower is otherwise entitled to under the Revolving Loan Credit Agreement for a period of five (5) consecutive Business Days following Borrower’s initial and unfulfilled request therefor (the occurrence of any such event described in clauses (i) — (iv) is referred to herein as a “Trigger Event”), one or more Term Loan Lenders (and/or, at the election of the applicable Term Loan Lenders, their respective affiliates and approved investment funds) (all such Term Loan Lenders, affiliates and approved funds being referred to herein individually as a “Term Loan Purchaser” and collectively as the “Term Loan Purchasers”) shall have an option to purchase from the Revolving Loan Creditors all, but not less than all, of the Revolving Loan Obligations owing to them at par and provide the Required Cash Collateral by giving a written notice (the “Purchase Notice”) to the Revolving Agent prior to the expiration of such ten (10) Business Day period.  The Purchase Notice from the applicable Term Loan Lenders, on behalf of the Term Loan Purchasers, to the Revolving Agent shall be irrevocable.  If no such Purchase Notice is received from a Term Loan Lender, with respect to any Trigger Event, within such ten (10) Business Day period, the option granted pursuant to this Section 6 with respect to such Trigger Event to such Term Loan Lender to purchase such Revolving Loan Obligations shall irrevocably expire and such Term Loan Lender shall have no further rights under this Section 6 with respect to such Trigger Event.

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7.2.         Purchase Option Closing.  On the date specified by the applicable Term Loan Lenders in the Purchase Notice (which shall not be less than three (3) Business Days nor more than fifteen (15) calendar days, after the receipt by the Revolving Agent of the Purchase Notice), each Revolving Loan Lender shall sell to the applicable Term Loan Purchasers, and the applicable Term Loan Purchasers shall purchase from each Revolving Loan Lender, all, but not less than all, of the Revolving Loan Obligations (excluding all such obligations for which Required Cash Collateral is to be provided) owing to such Revolving Loan Lender at par and provide the Required Cash Collateral, and during such period, subject to Section 7.5, the Revolving Loan Creditors shall not take any Enforcement Action and shall not accelerate (if the Revolving Obligations have not already been accelerated) all or any part of the Revolving Loan Obligations without the consent of the Term Loan Required Lenders.

7.3.         Purchase Price.  Such purchase and sale shall be made by execution and delivery by the applicable Secured Creditors of a Commitment Transfer Supplement in the form attached to the Revolving Loan Credit Agreement (provided, the Term Loan Purchasers shall not be required to take promissory notes evidencing their respective interests in the Revolving Loan Obligations).  Upon the date of such purchase and sale (or date thereafter, as applicable), the applicable Term Loan Purchasers shall:

(a)           pay or provide to the Revolving Agent for the benefit of the Revolving Loan Lenders as the purchase price therefor the sum of (i) the full amount of all of the Revolving Loan Obligations then outstanding and unpaid (including principal, accrued and unpaid interest, unpaid fees, and expenses, including reasonable attorneys’ fees and expenses, in each case in accordance with the Revolving Loan Financing Documents) but excluding (y) all such obligations for which Required Cash Collateral is to be provided and (z) except as otherwise provided below, any early termination fee or prepayment fee payable pursuant to the Revolving Loan Credit Agreement, plus (ii) the Required Cash Collateral plus (iv) solely to the extent actually collected by Term Loan Agent or such Term Loan Purchasers within forty five (45) calendar days following the consummation of the purchase and sale described in this Section 7, the early termination fee provided for in Section 13.1 of the Revolving Loan Credit Agreement (it being understood and agreed that payment of such early termination fee shall not be a condition to the purchase and sale described herein and the Term Loan Purchasers sole obligation with respect to such fee shall be to deliver such fee to the Revolving Agent to the extent actually received from the Borrower or any other Obligor, as required by the foregoing clause (iv));

(b)           be deemed to have agreed not to amend, modify or waive the provisions of (i) Section 13.1 of the Revolving Loan Credit Agreement so as to waive or reduce the early termination fee set forth therein or (ii) Sections 2.9 through 2.18 thereof unless and until the earlier to occur of (1) all letters of credit issued under the Revolving Loan Credit Agreement having terminated or expired or been cancelled and (2) the Borrower and the applicable Revolving Loan Creditors shall have entered into separate, independent letter of credit facility agreements (“Independent LC Agreements”) reflecting, in all material respects, the terms of Sections 2.9 through 2.18 of the Revolving Loan Credit Agreement; and

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(c)           be deemed to have agreed to reimburse (or if required by any Revolving Loan Creditor, backed by stand-by letters of credit or cash collateral in an amount and in a manner reasonably satisfactory to the Revolving Agent) the Revolving Loan Creditors in respect of indemnification obligations of Obligors under the Revolving Loan Financing Documents owed to a Revolving Loan Creditor as to matters or circumstances for which a claim has been asserted in good faith by the Revolving Agent or another Revolving Loan Creditor in writing on or before the date of such purchase and sale; provided, in no event will Term Loan Lenders or any Term Loan Purchaser have any liability for such amounts in excess of proceeds of Term Loan Collateral received by Term Loan Lenders or any other Term Loan Purchaser.

Such purchase price and cash collateral shall be remitted by wire transfer of immediately available funds to such bank account of the Revolving Agent as the Revolving Agent may designate in writing to the applicable Term Loan Purchasers for such purpose.  Interest and fees shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the applicable Term Loan Purchasers to the bank account designated by the Revolving Agent are received in such bank account prior to 1:00 p.m. New York, New York time and interest shall be calculated to and including such Business Day if the amounts so paid by the applicable Term Loan Purchasers to the bank account designated by the Revolving Agent are received in such bank account later than 1:00 p.m. New York, New York time.

7.4.         Nature of Sale.  Such purchase and sale shall be expressly made without representation or warranty of any kind by the Revolving Loan Creditors as to the Revolving Loan Obligations or otherwise and without recourse to the Revolving Loan Creditors, except for several (not joint) representations and warranties as to the following:  (i) the notional amount of the Revolving Loan Obligations being purchased (including as to the principal of and accrued and unpaid interest on such Revolving Loan Obligations, fees and expenses thereof, and other amounts set forth in Section 7.3), (ii) that the Revolving Loan Lenders own the Revolving Loan Obligations free and clear of any Liens, and (iii) each Revolving Loan Lender has the full right and power to assign its Revolving Loan Obligations and such assignment has been duly authorized by all necessary corporate action by such Revolving Loan Lender.  Upon the consummation of such purchase and sale, all letters of credit, Cash Management Liabilities and Hedge Liabilities originally issued under or secured by the Revolving Loan Financing Documents, including all such obligations in respect of which Required Cash Collateral shall have been provided, shall, in each case, no longer be secured by or under the Revolving Loan Financing Documents or constitute Revolving Loan Obligations under the Revolving Loan Financing Documents and the applicable Revolving Loan Creditors and the Borrower shall enter into Independent LC Agreements for all outstanding letters of credit promptly following the consummation of such purchase and sale.  Notwithstanding anything to the contrary set forth herein, from and after the date of such purchase and sale, the claims of the Revolving Loan Creditors for contingent indemnification obligations of the Obligors, if any, that survive the termination of the Revolving Loan Credit Agreement which have not been paid as set forth in

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Section 7.3 above will continue in full force and effect to the same extent available to any Person that was at any time party to the Revolving Loan Financing Documents as a Revolving Loan Creditor.

7.5.         Notice of Intended Action.  The Revolving Agent shall not be required to refrain from taking Enforcement Actions or accelerating all or any portion of the Revolving Loan Obligations during the pendency of a Purchase Option transaction, if in the good faith determination of Revolving Agent, (i) a fraud has been committed by any Obligor in connection with the Revolving Loan Obligations, or (ii) delay of the Enforcement Actions or acceleration, as the case may be, by Revolving Agent would have a reasonable likelihood of (A) causing a diminution in value of the Revolving Loan Collateral (or, after receipt by the Revolving Agent of the irrevocable Purchase Notice from the applicable Term Loan Lenders pursuant to Section 7.1 above, a material diminution in value of the Revolving Loan Collateral taken as a whole), or (B) jeopardizing the Revolving Loan Creditors’ ability to realize on the Revolving Loan Collateral (or, after receipt by the Revolving Agent of the irrevocable Purchase Notice from the applicable Term Loan Lenders pursuant to Section 7.1 above, their ability to realize on a material portion of the Revolving Loan Collateral).

7.6.         Release and Resignation.  Upon the consummation of any purchase and sale provided for in this Section 7, the Revolving Loan Creditors shall be released from and discharged of their respective duties, responsibilities and obligations under or in connection with the Revolving Loan Financing Documents, and, notwithstanding any notice, consent or other requirements to the contrary in the Revolving Loan Credit Agreement, concurrently with the closing of such purchase and sale, the Revolving Agent shall be deemed to have resigned as “Agent” under the Revolving Loan Credit Agreement and the Term Loan Agent or any designee of the Term Loan Creditors shall be deemed to have succeeded to the role of “Agent” under the Revolving Loan Credit Agreement.

8.             Bankruptcy Matters.

8.1.         Bankruptcy.  This Agreement shall be applicable both before and after the filing of any petition by or against any Obligor under the Bankruptcy Code or any other Insolvency Proceeding and all converted or succeeding cases in respect thereof, and all references herein to any Obligor shall be deemed to apply to the trustee for such Obligor and such Obligor as a debtor-in-possession.  This Agreement shall constitute a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code.  The relative rights of the Term Loan Creditors and the Revolving Loan Creditors in or to any Distributions from or in respect of any Collateral or proceeds of Collateral shall continue after the filing of such petition on the same basis as prior to the date of such filing, subject to any court order approving the financing of, or use of cash collateral by, any Obligor as debtor-in-possession in accordance with the terms hereof.

8.2.         Post Petition Financing.

(a)           If any Obligor or Obligors shall become subject to a case under the Bankruptcy Code and such Obligor or Obligors as debtor(s)-in-possession (or a trustee appointed on behalf of such Obligor or Obligors) shall move for approval of DIP

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Financing to be provided by one or more of the Term Loan Lenders or one of their affiliates with the consent of the Term Loan Agent, each Revolving Loan Creditor agrees that no Revolving Loan Creditor shall contest or oppose in any manner such DIP Financing (except to the extent expressly permitted pursuant to this Section 8.2(c)) or such use of cash collateral and shall be deemed to have waived any objections to such financing or such use of cash collateral as long as (i) to the extent such DIP Financing is secured by Liens on the Revolving Loan Priority Collateral, unless the Revolving Loan Agent provides prior written consent to the contrary, such DIP Financing is secured by Liens that are subordinate to the Liens of the Revolving Loan Agent on the Revolving Loan Priority Collateral in a manner consistent with the terms and provisions of this Agreement, (ii) the Revolving Loan Creditors retain a Lien on the Revolving Loan Collateral (including proceeds thereof arising after the commencement of such Insolvency Proceeding) with the same relative priority as provided for under this Agreement, (iii) the Revolving Loan Creditors are permitted to seek (without objection from the Term Loan Creditors) additional or replacement Liens on post-petition assets consisting of Revolving Loan Collateral, with the same relative priority as provided for under this Agreement and adequate protection in the form of cash payments of interest, fees and expenses (provided that the inability of the Revolving Loan Creditors to receive such a Lien or adequate protection shall not affect the agreements and waivers set forth in this Section 8.2(a)), (iv) the aggregate principal amount of such DIP Financing (including letters of credit issued or arranged under such facility), assuming the full funding of loans and commitments for such DIP Financing, together with the then-outstanding principal amount of the Term Loan Obligations does not exceed the Maximum Principal Amount of Term Loan Debt, unless the Revolving Loan Agent provides prior written consent to the contrary, and (v) such DIP Financing or use of such cash collateral is subject to the terms of this Agreement.  Each Revolving Loan Creditor hereby agrees it shall not, directly or through an affiliate, seek to provide DIP Financing secured by Liens on Term Loan Priority Collateral equal or senior to the Liens of the Term Loan Creditors thereon unless the Term Loan Agent shall have consented to such DIP Financing.  To the extent any DIP Financing proposed by one or more Term Loan Creditors does not comply with this Section 8.2(a), the Revolving Loan Creditors may object to such non-compliant terms on any grounds available, including on grounds available to a secured creditor and to an unsecured creditor.

(b)           In any Insolvency Proceeding, (i) no Revolving Loan Creditor will oppose the Term Loan Creditors’ motions to receive adequate protection payments, or post-petition interest, or additional collateral in connection with any use of cash collateral or DIP Financing meeting the requirements of Section 8.2(a) or otherwise in connection with the Term Loan Collateral and (ii) until the Term Loan Termination Date, any adequate protection payments received by Revolving Loan Creditors from the proceeds of any Term Loan Priority Collateral shall, absent the consent or direction of Term Loan Agent, be applied as set forth in Section 4 hereof.

(c)           If any Obligor or Obligors shall become subject to a case under the Bankruptcy Code and such Obligor or Obligors as debtor(s)-in-possession (or a trustee appointed on behalf of such Obligor or Obligors) shall move for approval of DIP

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Financing to be provided by one or more of the Revolving Loan Lenders or one of their affiliates with the consent of the Revolving Loan Agent, each Term Loan Creditor agrees that no Term Loan Creditor shall contest or oppose in any manner such DIP Financing (except to the extent expressly permitted pursuant to this Section 8.2(c)) or such use of cash collateral and shall be deemed to have waived any objections to such financing or such use of cash collateral as long as (i) to the extent such DIP Financing is secured by Liens on the Term Loan Priority Collateral, unless the Term Loan Agent provides prior written consent to the contrary, such DIP Financing is secured by Liens that are subordinate to the Liens of the Term Loan Agent on the Term Loan Priority Collateral in a manner consistent with the terms and provisions of this Agreement, (ii) the Term Loan Creditors retain a Lien on the Term Loan Collateral (including proceeds thereof arising after the commencement of such Insolvency Proceeding) with the same relative priority as provided for under this Agreement, (iii) the Term Loan Creditors are permitted to seek (without objection from the Revolving Loan Creditors) additional or replacement Liens on post-petition assets consisting of Term Loan Collateral, with the same relative priority as provided for under this Agreement and adequate protection in the form of cash payments of interest, fees and expenses (provided that the inability of the Term Loan Creditors to receive such a Lien or adequate protection shall not affect the agreements and waivers set forth in this Section 8.2(a)), (iv) the aggregate principal amount of such DIP Financing (including letters of credit issued or arranged under such facility), assuming the full funding of loans and commitments for such DIP Financing, together with the then-outstanding principal amount of the Revolving Loan Obligations does not exceed the applicable components of the Maximum Principal Amount of Revolving Loan Debt, unless the Term Loan Agent provides prior written consent to the contrary, and (v) such DIP Financing or use of such cash collateral is subject to the terms of this Agreement.  Each Term Loan Creditor hereby agrees it shall not, directly or through an affiliate, seek to provide DIP Financing secured by Liens on Revolving Loan Priority Collateral equal or senior to the Liens of the Revolving Loan Creditors thereon unless the Revolving Loan Agent shall have consented to such DIP Financing.  To the extent any DIP Financing proposed by one or more Revolving Loan Creditors does not comply with this Section 8.2(c), the Term Loan Creditors may object to such non-compliant terms on any grounds available, including on grounds available to a secured creditor and to an unsecured creditor.

(d)           In any Insolvency Proceeding, (i) no Term Loan Creditor will oppose the Revolving Loan Creditors’ motions to receive adequate protection payments, or post-petition interest, or additional collateral in connection with any use of cash collateral or DIP Financing meeting the requirements of Section 8.2(c) or otherwise in connection with the Revolving Loan Collateral and (ii) until the Revolving Loan Termination Date, any adequate protection payments received by Term Loan Creditors from the proceeds of any Revolving Loan Priority Collateral shall, absent the consent or direction of Revolving Agent, be applied as set forth in Section 4 hereof.

8.3.         Sale of Collateral; Waivers.  Each Revolving Loan Creditor agrees it will consent to and otherwise will not object to or oppose a sale or other disposition of any Term Loan Priority Collateral securing the Obligations under the Term Loan Financing Documents (or

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any portion thereof) free and clear of Liens or other claims under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Term Loan Agent has consented to such sale or disposition of such assets, it being understood that the Revolving Loan Creditors shall be entitled to a second priority Lien with respect to the net proceeds of such sale subject to the terms and conditions of this Agreement.  Each Term Loan Creditor agrees it will consent to and otherwise will not object to or oppose a sale or other disposition of any Revolving Loan Priority Collateral securing the Obligations under the Revolving Loan Financing Documents (or any portion thereof) free and clear of Liens or other claims under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Revolving Agent has consented to such sale or disposition of such assets, it being understood that the Term Loan Creditors shall be entitled to a second priority Lien with respect to the net proceeds of such sale subject to the terms and conditions of this Agreement.  Each Revolving Loan Creditor waives any claim any such Revolving Loan Creditor may now or hereafter have arising out of the Term Loan Creditors’ election in any proceeding instituted under Chapter 11 of the Bankruptcy Code of the application of Section 1111(b)(2) of the Bankruptcy Code.  Each Term Loan Creditor waives any claim any such Term Loan Creditor may now or hereafter have arising out of the Revolving Loan Creditors’ election in any proceeding instituted under Chapter 11 of the Bankruptcy Code of the application of Section 1111(b)(2) of the Bankruptcy Code.  Each Revolving Loan Creditor agrees, following commencement of an Insolvency Proceeding, not to initiate or prosecute or join with any other Person to initiate or prosecute any claim, action or other proceeding (i) challenging the validity or enforceability of the Term Loan Creditors’ claim as a fully secured claim with respect to all or part of the Term Loan Obligations, or opposing any action by the Term Loan Creditors to enforce their rights or remedies under, or relating to, the Term Loan Financing Documents (except to the extent restricted or prohibited under this Agreement with respect to Revolving Loan Priority Collateral), (ii) challenging the enforceability, validity, priority or perfected status of any or all of the Term Loan Obligations or any Liens of the Term Loan Creditors on the Term Loan Collateral, (iii) asserting any claims which the Obligors may hold with respect to the Term Loan Creditors, (iv) seeking to lift any automatic stay relating to the Term Loan Priority Collateral, or (v) opposing a motion by the Term Loan Creditors to lift any automatic stay relating exclusively to the Term Loan Priority Collateral.  Each Term Loan Creditor agrees, following commencement of an Insolvency Proceeding, not to initiate or prosecute or join with any other Person to initiate or prosecute any claim, action or other proceeding (i) challenging the validity or enforceability of the Revolving Loan Creditors’ claim as a fully secured claim with respect to all or part of the Revolving Loan Obligations, or opposing any action by the Revolving Loan Creditors to enforce their rights or remedies under, or relating to, the Revolving Loan Financing Documents (except to the extent restricted or prohibited under this Agreement with respect to Term Loan Priority Collateral), (ii) challenging the enforceability, validity, priority or perfected status of any or all of the Revolving Loan Obligations or any Liens of the Revolving Loan Creditors on the Revolving Loan Collateral, (iii) asserting any claims which the Obligors may hold with respect to the Revolving Loan Creditors, (iv) seeking to lift any automatic stay relating to the Revolving Loan Priority Collateral, or (v) opposing a motion by the Revolving Loan Creditors to lift any automatic stay relating exclusively to the Revolving Loan Priority Collateral.

8.4.         Invalidated Payments.  To the extent any Term Loan Creditor receives payments on, or proceeds of, Term Loan Collateral for the Term Loan Obligations which are

31

subsequently invalidated, avoided as or declared to be fraudulent or preferential transfers, otherwise set aside, and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then (a) to the extent of such payment or proceeds received, such Term Loan Obligations, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by such Term Loan Creditor and (b) the Term Loan Termination Date shall not be deemed to have occurred and this Agreement shall continue in full force and effect.  To the extent any Revolving Loan Creditor has received proceeds of Term Loan Priority Collateral or a Distribution from Term Loan Priority Collateral to which such Revolving Loan Creditor would not have been entitled under this Agreement had such reinstatement occurred prior to receipt of such proceeds or such Distribution, such Revolving Loan Creditor shall turn over such proceeds or such Distributions to the Term Loan Agent for reapplication to the Term Loan Obligations in accordance with this Agreement.  To the extent any Revolving Loan Creditor receives payments on, or proceeds of, Revolving Loan Collateral for the Revolving Loan Obligations which are subsequently invalidated, avoided as or declared to be fraudulent or preferential transfers, otherwise set aside, and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then (x) to the extent of such payment or proceeds received, such Revolving Loan Obligations, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by such Revolving Loan Creditor and (y) the Revolving Loan Termination Date shall not be deemed to have occurred and this Agreement shall continue in full force and effect.  To the extent any Term Loan Creditor has received proceeds of Revolving Loan Priority Collateral or a Distribution from Revolving Loan Priority Collateral to which such Term Loan Creditor would not have been entitled under this Agreement had such reinstatement occurred prior to receipt of such proceeds or such Distribution, such Term Loan Creditor shall turn over such proceeds or such Distributions to the Revolving Agent for reapplication to the Revolving Loan Obligations in accordance with this Agreement.

8.5.         Payments.  In the event of any Insolvency Proceeding:

(a)           Subject to Section 2.4, (1) (x) all net proceeds of Term Loan Priority Collateral (other than Permitted Reorganization Securities) shall be applied pursuant to Section 4 hereof to permanently reduce the Term Loan Obligations until all Term Loan Obligations are Paid in Full before any Distribution with the proceeds thereof, whether in cash, securities or other property, shall be made to one or more Revolving Loan Creditors on account of any Revolving Loan Obligations, and (y) any Distribution from Term Loan Priority Collateral, whether in cash, securities or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Revolving Loan Obligations (other than Permitted Reorganization Securities) shall be paid or delivered directly to the Term Loan Agent to be applied pursuant to Section 4 hereof until all Term Loan Obligations are Paid In Full and (2) (x) all net proceeds of Revolving Loan Priority Collateral (other than Permitted Reorganization Securities) shall be applied pursuant to Section 4 hereof to permanently reduce the Revolving Loan Obligations until all Revolving Loan Obligations are Paid in Full before any Distribution with the proceeds thereof, whether in cash, securities or other property, shall be made to one or more Term Loan Creditors on account of any Term Loan Obligations, and (y) any Distribution from

32

Revolving Loan Priority Collateral, whether in cash, securities or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Term Loan Obligations (other than Permitted Reorganization Securities) shall be paid or delivered directly to the Revolving Agent to be applied pursuant to Section 4 hereof until all Revolving Loan Obligations are Paid In Full.

(b)           Each Revolving Loan Creditor irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such Distributions described in Section 8.5(a) from Term Loan Priority Collateral to the Term Loan Agent.  Each of the Revolving Loan Creditors also irrevocably authorizes and empowers the Term Loan Agent, in the name of such Revolving Loan Creditor, to demand, sue for, collect and receive any and all such Distributions from Term Priority Loan Collateral.  Each Term Loan Creditor irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such Distributions described in Section 8.5(a) from Revolving Loan Priority Collateral to the Revolving Agent.  Each of the Term Loan Creditors also irrevocably authorizes and empowers the Revolving Agent, in the name of such Term Loan Creditor, to demand, sue for, collect and receive any and all such Distributions from Revolving Loan Priority Collateral.

8.6.         Notice of Claims.  The parties acknowledge and agree that (i) the claims and interests of the Term Loan Creditors under the Term Loan Financing Documents are substantially different from the claims and interests of the Revolving Loan Creditors under the Revolving Loan Financing Documents and (ii) such claims and interests should be treated as separate classes for purposes of Section 1122 of the Bankruptcy Code and, in any Insolvency Proceeding, no Term Loan Creditor and no Revolving Loan Creditor shall, in any case, object to such treatment of such claims and interests or make any assertion to the contrary.

8.7.         Rights as Unsecured Creditors.  Except as otherwise provided herein, in any Insolvency Proceeding, the Revolving Loan Creditors may exercise rights and remedies as unsecured creditors against any of the Borrower and other Obligors in accordance with the Revolving Loan Financing Documents and applicable law.  Except as otherwise provided herein, in any Insolvency Proceeding, the Term Loan Creditors may exercise rights and remedies as unsecured creditors against any of the Borrower and other Obligors in accordance with the Term  Loan Financing Documents and applicable law.

9.             Miscellaneous.

9.1.         Termination.  Subject to Section 8.4, this Agreement shall terminate and be of no further force and effect upon either (a) the Term Loan Termination Date, or (b) the Revolving Loan Termination Date; provided, the provisions of Section 2.7 shall survive the termination of this Agreement.

9.2.         Successors and Assigns.  This Agreement shall be binding upon each Secured Creditor and its respective successors and assigns and shall inure to the benefit of each Secured Creditor and its respective successors, participants and assigns.  In connection with any

33

participation or other transfer or assignment of the Revolving Loan Obligations or the Term Loan Obligations, the applicable Secured Creditor shall disclose to such participant or other transferee or assignee the existence and terms and conditions of this Agreement.  In the case of any participation or other transfer or assignment the participant, assignee or transferee acquiring any interest in the Term Loan Obligations or the Revolving Loan Obligations, as the case may be, shall execute and deliver to the Revolving Agent or Term Loan Agent, respectively, a written acknowledgment of receipt of a copy of this Agreement and the written agreement by such Person to be bound by the terms of this Agreement (unless the Revolving Loan Credit Agreement or Term Loan Credit Agreement, as applicable, contains express provisions providing that such Person agrees to be bound by the terms of this Agreement upon become a party thereto).  The Revolving Loan Credit Agreement and Term Loan Credit Agreement shall provide that at all times the respective Agent has the power and authority to bind the respective Secured Creditors for which it acts as agent to the terms of this Agreement and to act as agent for the applicable Secured Creditors in respect of receiving all notices to be delivered to a Secured Creditor hereunder.

9.3.         Notices.  All notices and other communications provided for hereunder shall be in writing and shall be mailed, sent by overnight courier, facsimile, or delivered, as follows:

If to any Term Loan Creditor, to it at the following address:

Golub Capital LLC, as Term Loan Agent
666 Fifth Avenue
New York, NY 10103
Attention:	Nicholas Chan
Facsimile:	(212) 750-3756
and

Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Attention: Derek Ladgenski, Esq.
Facsimile:	(312) 902-1061

If to any Revolving Loan Creditor, to it at the following address
PNC Bank, National Association
c/o PNC Business Credit
2 North Lake Avenue, Suite 440
Pasadena, California 91101
Attention:	Kevin J. Gimber
Facsimile:	(626) 432-4589

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with a copy to:
PNC Bank, National Association
PNC Agency Services PNC
Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
Attention:	Lisa Pierce
Facsimile:	(412) 762-8672
and to
Blank Rome, LLP

1925 Century Park East, Suite 1900
Los Angeles, California 90067
Attention:	Danielle V. Garcia
Facsimile:	(424) 239-3394

The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attention:	Lawrence F. Flick II
Facsimile:	(215) 832-5556

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 9.3.  All such notices and other communications shall be effective (i) if sent by registered mail, return receipt requested, when received or three (3) Business Days after mailing, whichever first occurs, (ii) if sent by facsimile, when transmitted and a confirmation of successful delivery (including such a confirmation generated by the sender’s facsimile machine) is received, provided the same is accomplished prior to 5:00 PM, New York, New York time, on a Business Day and, if not, then such notice so delivered will be effective on the next Business Day, or (iii) if delivered by messenger or nationally recognized overnight courier with instructions to deliver the next Business Day, upon delivery, provided the same is on a Business Day and, if not, then such notice so delivered will be effective on the next Business Day.

9.4.         Counterparts.  This Agreement may be executed by the parties hereto in several counterparts, and each such counterpart shall be deemed to be an original and all of which shall constitute together but one and the same agreement.  Signatures delivered by facsimile, email or other electronic transmission shall have the same force and effect as original signatures.

9.5.         GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE.  THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW THAT WOULD RESULT IN THE IMPOSITION OF THE LAWS OF ANY OTHER STATE), AND ANY APPLICABLE LAWS OF THE UNITED STATES OF

35

AMERICA (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES).  EACH OF THE PARTIES HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES AMONG THE PARTIES HERETO PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS; PROVIDED, NOTWITHSTANDING THE FOREGOING, IT IS HEREBY ACKNOWLEDGED AND AGREED THAT INSOLVENCY PROCEEDINGS MAY BE INITIATED IN JURISDICTIONS OTHER THAN THE FOREGOING AND MATTERS RELATING TO THIS AGREEMENT MAY BE LITIGATED IN THE BANKRUPTCY COURT HEARING SUCH INSOLVENCY PROCEEDING.  EACH OF THE PARTIES HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.

9.6.         MUTUAL WAIVER OF JURY TRIAL.  THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO.

9.7.         Amendments.  No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Person from the terms hereof, shall in any event be effective unless it is in writing and signed by the Term Loan Agent (with the consent of the Term Loan Required Lenders under the terms of the Term Loan Credit Agreement) and the Revolving Agent (with the consent of the Revolving Loan Required Lenders under the terms of the Revolving Loan Credit Agreement).  In no event shall the consent of any Obligor be required in connection with any amendment or other modification of this Agreement.

9.8.         No Waiver.  No failure or delay on the part of any Secured Creditor in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.

9.9.         Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

9.10.       Further Assurances.  Each of the Agents agrees to cooperate fully with each other party hereto to effectuate the intent and provisions of this Agreement and, from time

36

to time, to execute and deliver any and all other agreements, documents or instruments, and to take such other actions, as may be reasonably necessary or desirable to effectuate the intent and provisions of this Agreement.

9.11.       Headings.  The section headings contained in this Agreement are and shall be without meaning or content whatsoever and are not part of this Agreement.

9.12.       Lien Priority Provisions.  This Agreement and the rights and benefits hereunder shall inure solely to the benefit of the Term Loan Creditors and the Revolving Loan Creditors and their respective successors and permitted assigns and no other Person (including the Obligors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert rights or benefits hereunder.  Nothing contained in this Agreement is intended to or shall impair the obligation of any Obligor to pay the Obligations as and when the same shall become due and payable in accordance with their respective terms, or to affect the relative rights of the creditors of any Obligor, other than the Term Loan Creditors and the Revolving Loan Creditors as between themselves.

9.13.       Credit Analysis.  The Secured Creditors shall each be responsible for keeping themselves informed of (i) the financial condition of the Obligors and all other endorsers, obligors and/or guarantors of the Obligations and (ii) all other circumstances bearing upon the risk of nonpayment of the Obligations.  No Secured Creditor shall have any duty to advise any other Secured Creditor of information known to it regarding such condition or any such other circumstances or otherwise.  No Secured Creditor assumes any liability to any other Secured Creditor or to any other Person with respect to:  (a) the financial or other condition of Obligors under any instruments of guarantee with respect to the Obligations, (b) the enforceability, validity, value or collectibility of the Obligations, any Collateral therefor, or any guarantee or security which may have been granted in connection with any of the Obligations or (c) any Obligor’s title or right to transfer any Collateral or security.

9.14.       Waiver of Claims.  To the maximum extent permitted by law, each party hereto waives any claim it might have against any Secured Creditor with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight other than such which constitutes gross negligence whatsoever on the part of the any party hereto or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Documents or any transaction relating to the Collateral.  None of the Secured Creditors, nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or, except as specifically provided herein, shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Obligor or any Secured Creditor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

9.15.       Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of the Documents, the provisions of this Agreement shall govern.

9.16.       Representations and Warranties.  The Revolving Agent, on the one hand, and the Term Loan Agent, on the other hand, each hereby represents and warrants to the other that:  (i) the execution, delivery and performance of this Agreement by such Person is

37

within the powers of such Person, have been duly authorized by such Person, and do not contravene any law, any provision of any of the Documents to which such Person is a party or any other agreement to which such Person is a party or by which it is bound, and (ii) this Agreement constitutes the legal, valid and binding obligations of such Person, enforceable in accordance with its terms and shall be binding on it (except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles).

9.17.       Roles of Secured Creditors.  The parties hereto agree that any limitations, restrictions or prohibitions imposed on any Secured Creditor in its capacity as Junior Agent or a Junior Creditor hereunder shall not apply to any such Secured Creditor in its capacity as a holder of debt or equity under documentation not subject to this Agreement.

- Remainder of Page Intentionally Blank; Signature Pages Follow —

38

IN WITNESS WHEREOF, the Revolving Agent and Term Loan Agent have caused this Agreement to be executed as of the date first above written.

TERM LOAN AGENT:

GOLUB CAPITAL LLC

By:
Name: Marc C. Robinson
Title: Managing Director

Intercreditor Agreement

IN WITNESS WHEREOF, the Revolving Agent and Term Loan Agent have caused this Agreement to be executed as of the date first above written.

REVOLVING AGENT:

PNC BANK, NATIONAL ASSOCIATION

By:
Name:	Kevin J. Gimber
Title:	Assistant Vice President

Intercreditor Agreement

ACKNOWLEDGMENT

Dated May 31, 2013

Each of the undersigned hereby acknowledges and agrees to the terms and provisions of the foregoing Intercreditor Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time pursuant to the terms hereof and thereof, the “Intercreditor Agreement”) by and among PNC Bank, National Association, as Revolving Agent, and Golub Capital LLC, as Term Loan Agent, including, without limitation, Sections 3.1 and  7.6.  Capitalized terms used in this Acknowledgment and not otherwise defined herein shall have the meanings ascribed to such terms in the Intercreditor Agreement.

Each of the undersigned further acknowledges and agrees that:  (i) although it may sign this Acknowledgment it is not a party to the Intercreditor Agreement and does not and will not receive any right, benefit, priority or interest under or because of the existence of the foregoing Intercreditor Agreement other than as set forth in this Acknowledgement; (ii) it will execute and deliver such additional documents and take such additional action as may be necessary or desirable in the reasonable opinion of any of the Secured Creditors to effectuate the provisions and purposes of the foregoing Intercreditor Agreement, in each case, to the extent required by the terms of the applicable Documents; and (iii) each Secured Creditor may provide any information regarding the Obligors, the Documents or the Collateral to the other Secured Creditors and may take all actions described in the Intercreditor Agreement (subject to the terms of the Documents where applicable).  Notwithstanding any provision of this Acknowledgment or the Intercreditor Agreement to the contrary, no amendment, waiver, supplement or other modification of the Intercreditor Agreement shall (a) increase the obligations of the Obligors, (b) impair the rights granted to the Obligors under the Documents, or (c) amend, or have the effect of amending, in a manner adverse to the Obligors, (i) the definitions of “Maximum Principal Amount of Revolving Loan Debt,” “Maximum Principal Amount of Term Loan Debt,” “Revolving Loan Obligations,” “Term Loan Obligations” or “Obligations” or (ii) Section 6.1 or Section 6.2 hereof,  without the prior written consent of the Borrower.

- Remainder of Page Intentionally Blank; Signature Pages Follow —

Intercreditor Agreement

BOOT BARN, INC., a Delaware corporation

By:
Name:
Title:

BOOT BARN HOLDING CORPORATION,
a Delaware corporation

By:
Name:
Title:

RCC WESTERN STORES, INC.,
a South Dakota corporation

By:
Name:
Title:

BASKINS ACQUISITION HOLDINGS, LLC,
a Delaware limited liability company

By:
Name:
Title:

Intercreditor Agreement

EXHIBIT 9.3

ENVIRONMENTAL COMPLIANCE CERTIFICATE

[Parent Holdco’s Letterhead]

Golub Capital LLC, as Agent

666 Fifth Avenue

New York, New York 10103

Gentlemen:

I hereby certify in my individual capacity as the [President] [Chief Financial Officer]  of Boot Barn Holding Corporation, a Delaware corporation (“Parent Holdco”) and not in any individual capacity that, except as listed on Schedule A attached hereto, to the best of my knowledge Boot Barn, Inc., a Delaware corporation (“Borrower”), Parent Holdco, and the other Loan Parties are in compliance in all material respects with all federal, state and local Environmental Laws.  Capitalized terms used but not defined herein shall have the meanings set forth in the Amended and Restated Term Loan and Security Agreement dated as of April 15, 2014, among Borrower, Parent Holdco, the lenders from time to time party thereto, and Golub Capital LLC, as agent.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of this            day of                           , 20      .

BOOT BARN HOLDING CORPORATION,
a Delaware corporation

By
Name
Title:	[President] or [Chief Financial Officer]

Schedule A to Environmental Compliance Certificate

Noncompliance with Environmental Laws and Proposed Actions to Achieve Compliance

EXHIBIT 15.3

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](6)]

3.	Borrower:	BOOT BARN, INC., a Delaware corporation

4.	Agent:	GOLUB CAPITAL LLC

5.

Credit Agreement: Amended and Restated Term Loan and Security Agreement dated as of April 15, 2014, among BOOT BARN, INC., a Delaware corporation, the other Loan Parties party thereto, the Lenders party thereto and GOLUB CAPITAL LLC, as Agent (as

(6)                                 Select as applicable.

amended, restated, supplemented or otherwise modified)

6.	Assigned Interest:

Facility Assigned(7)	Aggregate Amount of Loans for all Lenders(3)	Aggregate Amount of each Facility Outstanding	Amount of Loans Assigned(8)	Percentage Assigned of Loans(9)
	$		$		%
	$		$		%
	$		$		%

[7.	Trade Date:	](10)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

(7)                                 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Existing Term Loan”, “Restatement Effective Date Term Loan”)

(8)                                 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(9)                                 Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

(10)                          To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

3

Effective Date:                                    , 20       [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](11) Accepted:

[GOLUB CAPITAL LLC],
as Agent

By:
Title:
[Consented to:](12)

[BOOT BARN, INC.]

By:

(11)                          To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

(12)                          To be added only if the consent of the Borrower is required by the terms of the Credit Agreement (add additional Borrowers as necessary).

4

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

AMENDED AND RESTATED TERM LOAN AND SECURITY AGREEMENT DATED, DATED AS OF APRIL 15, 2014, AMONG BOOT BARN, INC., A DELAWARE CORPORATION, THE OTHER LOAN PARTIES PARTY THERETO, THE LENDERS PARTY THERETO AND GOLUB CAPITAL LLC, AS AGENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1.             Representations and Warranties.

1.1          Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any Other Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Other Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or any Other Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any Other Document.

1.2.         Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 5.5 or delivered pursuant to Sections 9.7, 9.8, 9.9 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a foreign lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Other Documents, (ii) such Assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Other Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto and (iii) it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement and  Other Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy, facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.